                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                      EXXON MOBIL CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                         Notice of 2001 Annual Meeting
                              and Proxy Statement
                                   including
                              Financial Statements

                             YOUR VOTE IS IMPORTANT
                        PLEASE VOTE YOUR SHARES PROMPTLY

NOTICE OF ANNUAL MEETING

MAY 30, 2001

AND PROXY STATEMENT

                                                                          [LOGO]

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 30, 2001, in Dallas, Texas. The meeting will begin promptly at 9:30 a.m. At the meeting, you will hear a report on our business and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting, the proxy statement and financial statements. The proxy statement tells you more about the agenda, procedures and rules of conduct for the meeting. It also describes how the board operates and gives personal information about our director candidates.

This year, for the first time, financial statements are included with this proxy statement as Appendix B rather than with the annual report. The summary annual report includes summary financial statements.

Even if you only own a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card. If you vote this year's proxy via the Internet, you can elect to access future proxy statements and summary annual reports on our Web site. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audiocast of the meeting on the Internet. Instructions for listening to this audiocast will be available at our Web site, www.exxonmobil.com, approximately one week prior to the event. A report on the meeting will be included in the June issue of EXXONMOBIL PERSPECTIVES, which will also be available on our Web site.

Sincerely yours,

/s/ Lee R. Raymond

Lee R. Raymond
Chairman of the Board

April 18, 2001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON MOBIL CORPORATION

              TIME:
                                    Doors open:     8:00 a.m., central time
                                    Meeting begins: 9:30 A.M., central time

              DATE:
                                    Wednesday, May 30, 2001

              PLACE:
                                    Morton H. Meyerson Symphony Center
                                    2301 Flora Street
                                    Dallas, Texas 75201

              PURPOSE:
                                    - Elect directors
                                    - Ratify appointment of independent auditors
                                    - Vote on eight shareholder proposals
                                    - Conduct other business if properly raised

                                    Only shareholders of record on April 6, 2001, may vote at the meeting. Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting.

                                    YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. TO
                                    VOTE YOUR SHARES, CALL THE TOLL-FREE TELEPHONE NUMBER OR USE THE
                                    INTERNET AS DESCRIBED IN THE INSTRUCTIONS ON YOUR PROXY CARD, OR
                                    COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD.

                                    [/S/ T. P. TOWNSEND]

                                    T. P. Townsend
                                    Secretary

                                    April 18, 2001

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

                     TABLE OF CONTENTS                       PAGE
---------------------------------------------------------------------

General Information........................................      1

ELECTION OF DIRECTORS......................................      3

Director Compensation......................................     10

Board Committees...........................................     10

Director and Executive Officer Stock Ownership.............     13

BCC Report on Executive Compensation.......................     14

Executive Compensation Tables..............................     18

Stock Performance Graphs...................................     24

Board Audit Committee Report...............................     25

BOARD OF DIRECTORS PROPOSAL:

  Ratification of Independent Auditors.....................     26

SHAREHOLDER PROPOSALS......................................     26

Additional Information.....................................     43

Appendix A: Board Audit Committee Charter..................     A1

Appendix B: Financial Section..............................     B1

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

GENERAL INFORMATION

WHO MAY VOTE

Shareholders of ExxonMobil, as recorded in our stock register on April 6, 2001, may vote at the meeting.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

    - BY TELEPHONE: Call toll-free 1-877-779-8683 and follow the instructions. You will need to give the 14-digit Control Number contained on your proxy card.

    - VIA INTERNET: Go to www.eproxyvote.com/xom and follow the instructions. You will need to give the 14-digit Control Number contained on your proxy card. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

    - IN WRITING: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy covers all shares registered in your name and shares held in your Shareholder Investment Program (SIP) account.

If you give us your proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the management proposal to ratify the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you may get material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers telephone or Internet voting.

VOTING SHARES IN THE EXXONMOBIL SAVINGS PLAN

If you own shares in the ExxonMobil Savings Plan, you will receive a separate voting instruction card for those shares. The Savings Plan trustee will vote plan shares as participants direct. To the extent participants do not give instructions, the trustee, or other plan fiduciary, will vote shares as it thinks best.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

REVOKING A PROXY

You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date, including a proxy given by telephone or via the Internet;

    - notifying ExxonMobil's Secretary in writing before the meeting; or

    - voting in person at the meeting.

CONFIDENTIAL VOTING

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

VOTES NEEDED

The director candidates who receive the most votes will be elected to fill the seats on the board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders, their proxy holders, and ExxonMobil's guests may attend the meeting. For safety and security reasons, cameras will not be allowed in the meeting and will need to be checked at the admissions desk.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on April 6, 2001, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under "Contact information" on page 44.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admissions counter.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The board has nominated the director candidates named below. Personal information on each of our nominees is also given below. All of our nominees currently serve as ExxonMobil directors.

The Board of Directors performs a number of services for ExxonMobil and its shareholders, including:

    - overseeing the management of the company on your behalf;

    - reviewing ExxonMobil's long-term strategic plans;

    - exercising direct decision-making authority in key areas, such as declaring dividends;

    - choosing the CEO, setting the scope of his authority to manage the company's business day to day, and evaluating his performance; and

    - reviewing development and succession plans for ExxonMobil's top executives.

Most ExxonMobil directors--including 11 of our 15 nominees--are not ExxonMobil employees. Only nonemployee directors serve on ExxonMobil's Board Audit, Board Compensation, Public Issues, Board Affairs, and Board Advisory on Contributions committees.

All ExxonMobil directors are elected for one-year terms. Nonemployee directors cannot stand for election after they have reached age 70. Thus, Jess Hay and J. Richard Munro, who were elected last year, are not standing for reelection at the forthcoming 2001 annual meeting. Mr. Lucio A. Noto elected to retire as Vice Chairman and director, effective January 31, 2001, so he is also not standing for reelection.

The board met nine times in 2000. All of ExxonMobil's directors, on average, attended approximately 96% of board and committee meetings during the year 2000.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the board names one.

THE BOARD RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CANDIDATES:

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

BIOGRAPHIES OF OUR BOARD NOMINEES

----------------------------------------------------------------------------------------------------------

MICHAEL J. BOSKIN                             T. M. Friedman Professor of Economics, and Senior Fellow,
                                              Hoover Institution, Stanford University. Holds bachelor's,
[PHOTO]                                       master's, and Ph.D. degrees in economics. Joined Stanford
                                              University in 1970. Adjunct Scholar, American Enterprise
AGE 55                                        Institute; Research Associate, National Bureau of Economic
Director since 1996                           Research. Director, First Health Group Corporation; Oracle
                                              Corporation; Vodafone Group PLC; Western Multiplex
                                              Corporation. Chairman, Congressional Advisory Commission on
                                              the Consumer Price Index 1995-96; Council of Economic
                                              Advisors, 1989-93. Member, Advisory Committee of the Joint
                                              Committee on Taxation of the U.S. Congress; Panel of
                                              Advisors to the Congressional Budget Office. Dr. Boskin is
                                              the recipient of numerous professional awards.
----------------------------------------------------------------------------------------------------------

RENE DAHAN                                    Senior Vice President. Principal responsibilities include
                                              the corporation's worldwide chemicals and coal and minerals
[PHOTO]                                       activities; ExxonMobil Global Services Company; facility
                                              services; controller's; corporate planning; public affairs;
                                              and safety, health and environment. Since joining the Exxon
AGE 59                                        organization in 1963, Mr. Dahan has held a variety of
Director since 1998                           management positions in domestic and foreign operations,
                                              including President and Chief Executive Officer of our
                                              Benelux affiliate; President, Exxon Company, International.
                                              Elected Senior Vice President of the corporation in 1995 and
                                              Director in 1998. Member, International Advisory Board of
                                              Instituto de Empresa; Board of Directors, Junior Achievement
                                              International.
----------------------------------------------------------------------------------------------------------

WILLIAM T. ESREY                              Chairman and Chief Executive Officer, Sprint Corporation.
                                              Holds bachelor's degree in economics and master of business
[PHOTO]                                       administration degree. Joined Sprint, a global
                                              communications company integrating long distance, local, and
AGE 61                                        wireless communications services and one of the world's
Director since 1998                           largest carriers of Internet traffic, in 1980. Held a
                                              variety of management positions. Elected Chief Executive
                                              Officer in 1985 and Chairman in 1990. Prior to joining
                                              Sprint, Mr. Esrey held management positions with Dillon,
                                              Read and Company; AT&T; New York Telephone Company; and
                                              Empire City Subway Co., Ltd. Director, Duke Energy
                                              Corporation; General Mills, Inc. Member, The Business
                                              Council; The Business Roundtable.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

----------------------------------------------------------------------------------------------------------

DONALD V. FITES                               Former Chairman and Chief Executive Officer, Caterpillar
                                              Inc. Holds bachelor's degree in civil engineering and
[PHOTO]                                       master's degree in management. Joined Caterpillar, a
                                              manufacturer of heavy machinery, in 1956. Held a variety of
AGE 67                                        management positions. Became Vice President in 1981,
Director since 1999                           Executive Vice President in 1985, Director in 1986, Presi-
                                              dent and Chief Operating Officer in 1989, and Chairman and
                                              Chief Executive Officer in 1990. Retired in 1999. Director
                                              of Mobil from 1990 to 1999. Director, AK Steel Corporation;
                                              AT&T Corporation; Georgia-Pacific Corporation; Oshkosh Truck
                                              Corporation; Wolverine World Wide, Inc.; Valparaiso
                                              University. Member, The Business Council. Chairman, The
                                              Salvation Army National Advisory Board; the World Methodist
                                              Council Financial Development Committee. Trustee, Knox
                                              College. Mr. Fites is the recipient of numerous awards,
                                              including two honorary doctorate of law degrees.
----------------------------------------------------------------------------------------------------------

CHARLES A. HEIMBOLD, JR.                      Chairman of the Board and Chief Executive Officer, Bristol-
                                              Myers Squibb Company. Holds bachelor of arts and law
[PHOTO]                                       degrees. Joined Bristol-Myers, a manufacturer of consumer
                                              products and pharmaceuticals, in 1963. Elected Executive
AGE 67                                        Vice President and Director in 1989, President in 1992,
Director since 1999                           Chief Executive Officer in 1994, and Chairman in 1995.
                                              Director of Mobil from 1995 to 1999. Director, Pharma-
                                              ceutical Research and Manufacturers of America. Chairman of the Board of Directors, Phoenix House. Deputy Chairman of
                                              the Board of Directors, Federal Reserve Bank of New York.
                                              Chairman, Board of Overseers of the Law School and Trustee,
                                              University of Pennsylvania. Trustee, American Museum of
                                              Natural History. Member, The Business Council; The Business
                                              Roundtable; Council on Foreign Relations.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

----------------------------------------------------------------------------------------------------------

JAMES R. HOUGHTON                             Chairman of the Board Emeritus, Corning Incorporated. Holds
                                              bachelor of arts and master of business administration
[PHOTO]                                       degrees. Joined Corning, a communications, advanced
                                              materials, and display products company, in 1962. Held a
AGE 65                                        variety of management positions. Elected Chairman of the
Director since 1994                           Board and Chief Executive Officer of Corning in 1983.
                                              Retired in 1996. Director, Corning Incorporated; Metropol-
                                              itan Life Insurance Company. Trustee, Corning Museum of
                                              Glass; The Metropolitan Museum of Art; The Pierpont Morgan
                                              Library. Member, The Business Council; Council on Foreign
                                              Relations; Harvard Corporation.
----------------------------------------------------------------------------------------------------------

WILLIAM R. HOWELL                             Chairman Emeritus, J.C. Penney Company, Inc. Holds bachelor of business administration degree. Joined J.C. Penney, a
[PHOTO]                                       department store and catalog chain, in 1958. Held a variety of management positions. Elected Chairman of the Board and
AGE 65                                        Chief Executive Officer in 1983. Retired as Chairman of the
Director since 1982                           Board in 1997. Director, Bankers Trust New York Corporation
                                              and Bankers Trust Company; American Electric Power;
                                              Halliburton Co.; Pfizer, Inc.; Williams.
----------------------------------------------------------------------------------------------------------

HELENE L. KAPLAN                              Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a
                                              law firm that performed services for Mobil. Holds bachelor
[PHOTO]                                       of arts degree and juris doctor. Director of Mobil 1989
                                              through 1999. Director, J.P. Morgan Chase & Co.; May
AGE 67                                        Department Stores Company; Metropolitan Life Insurance
Director since 1999                           Company; Verizon Communications. Trustee and Vice Chair,
                                              American Museum of Natural History; Carnegie Corporation of
                                              New York; Commonwealth Fund; J. Paul Getty Trust; Institute
                                              for Advanced Study. Chairman, Mount Sinai School of
                                              Medicine. Trustee, Mount Sinai/ NYU Health. Member, American
                                              Academy of Arts and Sciences; Council on Foreign Relations.
                                              Fellow, American Philosophical Society. Mrs. Kaplan is the
                                              recipient of numerous awards, including an honorary
                                              doctorate of law.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

----------------------------------------------------------------------------------------------------------

REATHA CLARK KING                             President and Executive Director, General Mills Founda-
                                              tion; Vice President, General Mills, Inc., a manufacturer
[PHOTO]                                       and marketer of consumer food products. Holds bachelor of
                                              science degree in chemistry and mathematics, master of
AGE 63                                        science degree in chemistry, master of business administra-
Director since 1997                           tion degree in finance management, and Ph.D. degree in
                                              thermochemistry. Prior to joining the General Mills Foun-
                                              dation in 1988, Dr. King held a variety of scientific and
                                              educational positions, including Research Chemist, National
                                              Bureau of Standards; Chemistry Professor, Associate Dean for
                                              Division of Natural Science & Mathematics, and Associate
                                              Dean for Academic Affairs, York College, City University of
                                              New York; President, Metropolitan State University.
                                              Director, H.B. Fuller Company; Minnesota Mutual Compa-
                                              nies, Inc.; Wells Fargo and Company. Trustee, Clark Atlanta
                                              University; H.B. Fuller Foundation. Life Trustee, University
                                              of Chicago. Dr. King is the recipient of numerous awards,
                                              including 13 honorary doctorate degrees.
----------------------------------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT                          Chairman of the Board, Campbell Soup Company, a global
                                              manufacturer and marketer of high quality, branded conve-
[PHOTO]                                       nience food products, since 1999. Retired Chairman and Chief
                                              Executive Officer, Scott Paper Company. Holds bachelor of
AGE 65                                        arts and master of business administration degrees in food
Director since 1986                           distribution. Joined Scott Paper, a company involved in
                                              sanitary paper, printing and publishing papers, and forestry operations, in 1959. Held a variety of management positions.
                                              Elected Chief Executive Officer in 1982 and Chairman in
                                              1983. Retired in 1994. Director, Campbell Soup Company.
                                              Chairman of the Board and Director, Fox Chase Cancer Center.
                                              Trustee, The Penn Mutual Life Insurance Company. Member, The
                                              Business Council.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

----------------------------------------------------------------------------------------------------------

HARRY J. LONGWELL                             Senior Vice President. Holds bachelor's degree in petroleum engineering. Principal responsibilities include the corpora-
[PHOTO]                                       tion's worldwide upstream oil and gas activities;
                                              ExxonMobil Upstream Research Company; Imperial Oil Limited;
AGE 59                                        aviation; and human resources. Since joining the Exxon
Director since 1995                           organization in 1963, Mr. Longwell has held a variety of
                                              management positions in domestic and foreign operations,
                                              including Vice President-Production and President, Exxon
                                              Company, U.S.A.; Vice President, Esso Europe Inc.; Senior
                                              Vice President-Upstream and Executive Vice President, Exxon
                                              Company, International. Elected Senior Vice President and
                                              Director of Exxon in 1995. Director, U.S.-China Business
                                              Council; National Action Council for Minorities in
                                              Engineering; United Way of Dallas. Member, Board of
                                              Visitors, University of Texas, M.D. Anderson Cancer Center;
                                              Advisory Board, Dallas Area Habitat for Humanity.
----------------------------------------------------------------------------------------------------------

MARILYN CARLSON NELSON                        Chairman and Chief Executive Officer, Carlson Compa-
                                              nies, Inc. Co-Chair, Carlson Holdings, Inc. Co-Chair, Carl-
[PHOTO]                                       son Wagonlit Travel, Inc. Holds bachelor's degree in inter-
                                              national economics. Since joining Carlson Companies, a
AGE 61                                        travel, hotel, restaurant, and marketing services company,
Director since 1991                           in 1989, Mrs. Nelson has held a number of management
                                              positions, including Director, Senior Vice President, and
                                              Vice Chair. Board of Directors, Carlson Companies, Inc;
                                              Qwest Communications, Inc. Member, Council of the World
                                              Economic Forum; World Travel and Tourism Council. Chair,
                                              Travel Industry Association of America. Advisory Board
                                              Member, Curtis L. Carlson School of Management, University
                                              of Minnesota. Mrs. Nelson is the recipient of numerous
                                              awards, including three honorary doctorate degrees.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

----------------------------------------------------------------------------------------------------------

LEE R. RAYMOND                                Chairman of the Board and Chief Executive Officer. Holds
                                              bachelor's and Ph.D. degrees in chemical engineering. Since
[PHOTO]                                       joining the Exxon organization in 1963, Mr. Raymond held a variety of management positions in domestic and foreign
AGE 62                                        operations, including Exxon Company, U.S.A.; Creole Petro-
Director since 1984                           leum Corporation; Exxon Company, International; Exxon
                                              Enterprises; Esso Inter-America, Inc. Elected Senior Vice
                                              President and Director of Exxon in 1984, President in 1987,
                                              Chairman and Chief Executive Officer in 1993, and added
                                              title of President in 1996. Director, J.P. Morgan Chase &
                                              Co.; American Petroleum Institute; United Negro College
                                              Fund. Trustee, Wisconsin Alumni Research Foundation. Member,
                                              The Business Council; The Business Roundtable; Council on
                                              Foreign Relations; Emergency Committee for American Trade;
                                              National Petroleum Council; Singapore-U.S. Business Council;
                                              Trilateral Commission; University of Wisconsin Foundation.
----------------------------------------------------------------------------------------------------------

EUGENE A. RENNA                               Senior Vice President. Holds bachelor's and master's degrees in business administration. Principal responsibilities
[PHOTO]                                       include fuels marketing; lubricants and petroleum special-
                                              ties; refining and supply activities; ExxonMobil Research
AGE 56                                        and Engineering Company. Prior to the merger of Exxon and
Director since 1999                           Mobil, Mr. Renna held a variety of management positions in
                                              Mobil and was named President and Chief Operating Officer in
                                              1998. Director of Mobil from 1986 to 1999. Director, Fortune
                                              Brands, Inc. Member, American Petroleum Institute; Advisory
                                              Council of Samuel Curtis Johnson Graduate School of
                                              Management, Cornell University.
----------------------------------------------------------------------------------------------------------

WALTER V. SHIPLEY                             Retired Chairman of the Board, The Chase Manhattan Cor-
                                              poration and The Chase Manhattan Bank, a banking and finance
[PHOTO]                                       company. Holds bachelor of science degree. Joined Chase Bank in 1956. Held a variety of management positions. Director,
AGE 65                                        Verizon Communications; Lincoln Center for the Performing
Director since 1998                           Arts, Inc.; American Home Products Corporation; Chairman and
                                              Director, Goodwill Industries of Greater New York, Inc.
                                              Member, The Business Council. Board of Trustees, American
                                              Museum of Natural History.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

DIRECTOR COMPENSATION

ExxonMobil employees receive no extra pay for serving as directors. Effective October 1, 2000, we restructured the compensation we pay to nonemployee directors. We eliminated the $1,500 per meeting fee for each board and committee meeting attended and increased the annual membership fee. We now pay a base fee to all nonemployee directors of $75,000 a year. We also pay members of the Audit and Compensation Committees a fee of $15,000 per year, and an additional fee of $10,000 per year to the chairs of those committees. For other committees, nonemployee directors receive $8,000 per year for each committee on which they serve, and the chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Nonemployee directors are reimbursed for actual expenses to attend meetings.

Nonemployee directors may elect to defer all or part of these fees either into ExxonMobil stock equivalents with dividends or into a deferred account that earns interest at prime rate. Deferred fees are payable after the director leaves the board in one to five annual installments.

We also pay a portion of director compensation in stock. Each nonemployee director receives 4,000 shares of restricted stock when first elected to the board and, if the director remains in office, an additional 1,200 restricted shares (increased from 600 shares effective October 1, 2000) each following year. At the time they joined the ExxonMobil Board, the four former nonemployee Mobil-nominated directors received a restricted stock grant of 4,000 shares. The former Exxon nonemployee directors received a similar restricted stock grant of 4,000 shares on October 1, 2000. While on the board, each nonemployee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the board early.

BOARD COMMITTEES

The board appoints committees to help carry out its duties. In particular, board committees work on key issues in greater detail than would be possible at full board meetings. Each committee reviews the results of its meetings with the full board.

BOARD AUDIT COMMITTEE

    Mr. Houghton (Chairman)

    Mr. Esrey

    Mr. Howell

    Mrs. Kaplan

    Dr. King

    Mr. Munro

    Mrs. Nelson

The Board Audit Committee met four times during 2000. The committee oversees accounting and internal control matters. The committee also recommends to the board the independent auditors to audit ExxonMobil's financial statements, subject to shareholder approval. The responsibilities of the Board Audit Committee are included in its charter which is provided in

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

Appendix A. The committee's report on its activities for the fiscal year 2000 is on page 25. Fees paid to the independent auditors are provided on page 26.

BOARD ADVISORY COMMITTEE ON CONTRIBUTIONS

    Mr. Hay (Chairman)

    Mr. Esrey

    Mrs. Kaplan

    Dr. King

    Mr. Lippincott

    Mr. Munro

    Mrs. Nelson

The Board Advisory Committee on Contributions met two times during 2000. The committee reviews the level of ExxonMobil's support for education and other public service programs, including the company's contributions to the ExxonMobil Foundation. The foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The foundation also supports the company's other cultural and public service giving.

BOARD AFFAIRS COMMITTEE

    Mrs. Nelson (Chairman)

    Mr. Fites

    Mr. Hay

    Mr. Howell

    Mrs. Kaplan

    Mr. Lippincott

    Mr. Shipley

The Board Affairs Committee met two times during 2000. The committee recommends director candidates; reviews nonemployee director compensation; and reviews other corporate governance practices. The committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to ExxonMobil's Secretary at the address under "Contact information" on page 44. On request, the Secretary will also provide a description of the qualifications we look for in director candidates.

BOARD COMPENSATION COMMITTEE

    Mr. Howell (Chairman)

    Dr. Boskin

    Mr. Fites

    Mr. Hay

    Mr. Heimbold

    Mr. Shipley

The Board Compensation Committee, which we also call the BCC, met seven times and acted by written consent three times during 2000. The committee oversees compensation for ExxonMobil's senior executives, including salary, bonus, and incentive awards. The committee

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

also reviews succession plans for key executive positions. The committee's report on executive compensation starts on page 14.

FINANCE COMMITTEE

    Mr. Raymond (Chairman)

    Dr. Boskin

    Mr. Esrey

    Mr. Fites

    Mr. Heimbold

    Mr. Houghton

    Mr. Shipley

The Finance Committee met three times and acted by written consent one time during 2000. The committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the board.

PUBLIC ISSUES COMMITTEE

    Mr. Lippincott (Chairman)

    Dr. Boskin

    Mr. Heimbold

    Mr. Houghton

    Dr. King

    Mr. Munro

The Public Issues Committee met two times during 2000. The committee reviews ExxonMobil's policies and practices on relevant public issues, including their effects on safety, health and the environment. The committee hears reports from operating units on safety and environmental activities. The committee also visits operating sites to observe and comment on current practices, including spill and hazard prevention.

EXECUTIVE COMMITTEE

    Mr. Raymond (Chairman)

    Mr. Hay

    Mr. Howell

    Mr. Lippincott

    Mrs. Nelson

Other directors serve as alternate members on a rotational basis.

The Executive Committee met once during 2000. The committee has broad power to act on behalf of the board. In practice, the committee meets only when it is impractical to call a meeting of the full board.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show how much ExxonMobil common stock each executive named in the Summary Compensation Table on page 18 and each nonemployee director and nominee owned on February 28, 2001. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.12 percent of the outstanding shares.

                                                                                Shares
                                                                                Covered
                                                                                  by
                                                                Shares         Exercisable
  Named Executive Officer                                        Owned         Options*
  --------------------------------------------------------------------------------------
  Lee R. Raymond..............................................  665,227(1)     3,288,428
  Lou A. Noto.................................................  217,432(2)     1,766,876
  Rene Dahan..................................................  123,427(3)       992,335
  Harry J. Longwell...........................................  191,187(4)     1,380,000
  Eugene A. Renna.............................................  183,467          712,868

 ----------

 (1) Includes 150 shares owned by spouse.

 (2) Includes 4,146 shares owned by spouse; 5,565 shares held jointly with spouse; and 680 shares owned by dependent.

 (3) Includes 55,013 shares held jointly with spouse.

 (4) Includes 50 shares owned by spouse and 19,046 shares held jointly with spouse.

 *Includes options that will become exercisable within 60 days.

                                                                 Shares
  Nonemployee Director/Nominee                                   Owned*
  ------------------------------------------------------------------------
  Michael J. Boskin...........................................    11,750
  William T. Esrey............................................    11,070(1)
  Donald V. Fites.............................................    11,185
  Jess Hay....................................................    20,150
  Charles A. Heimbold, Jr.....................................     8,590
  James R. Houghton...........................................    16,050(2)
  William R. Howell...........................................    14,950(3)
  Helene L. Kaplan............................................    18,811
  Reatha Clark King...........................................    11,802
  Philip E. Lippincott........................................    16,550
  J. Richard Munro............................................     8,590
  Marilyn Carlson Nelson......................................    26,470(4)
  Walter V. Shipley...........................................    11,870

 ----------

 (1) Includes 520 shares held jointly with spouse.

 (2) Includes 2,500 shares owned by spouse.

 (3) Includes 2,700 restricted shares held as constructive trustee for former spouse.

 (4) Includes 12,720 shares held as co-trustee of family trusts.

 *The nonemployee directors are not granted ExxonMobil stock options.

On February 28, 2001, ExxonMobil's directors and executive officers (32 people) together owned 2,751,491 shares of ExxonMobil stock and 13,122,498 shares covered by exercisable options, representing about 0.46 percent of the outstanding shares.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

BCC REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

ExxonMobil's success depends on developing, motivating and retaining executives who have the skills and expertise required to lead a global organization. To that end, our executive compensation program is designed to motivate, reward and retain the management talent our company needs to achieve its business goals and maintain its leadership. We do this with:

    - competitive base salaries in keeping with a philosophy of career continuity;

    - rewards for exceptional performance and accomplishments; and

    - incentives to meet short-term and long-term objectives.

The nature of the petroleum business requires long-term, capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results. Under our program, a substantial portion of senior executives' potential compensation depends on increases in shareholder value.

ExxonMobil pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. Individual performance includes the ability to put ExxonMobil's business plans into effect and to react to unanticipated events. We base compensation decisions for all executives, including the Chief Executive Officer (CEO) and the other executives named in the Summary Compensation Table on page 18 on these criteria.

The three major components of ExxonMobil's compensation program are base salary, short term incentive awards, and long term incentive awards.

BASE SALARY

In keeping with the long-term and highly technical nature of ExxonMobil's business, we take a long-term approach to management development. This career-oriented philosophy requires a competitive base salary. Each year, we adjust ExxonMobil's salary structure based on competitive positioning (comparing ExxonMobil's salary structure with salaries paid by other companies), ExxonMobil's own business performance, and general economic factors. Specific weights are not given to these factors, but competitive positioning is the most important factor.

We use a number of surveys to determine ExxonMobil's competitive salary position. We compare our salary structure with the U.S.-based oil companies in the industry group used for comparing stock performance on page 24. We do not consider salary data from the foreign-based oil companies in that group. Their executive compensation structures are not considered comparable.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

ExxonMobil's business, and the competition for executives, extend beyond the oil industry. Therefore, we also compare our salary structure with other major U.S.-based corporations. ExxonMobil is significantly larger and more diverse than the other surveyed companies. Therefore, ExxonMobil targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. The BCC recommends the CEO's and Vice Chairman's salaries to the Board of Directors, sets the salaries for ExxonMobil's other elected officers, and reviews the salaries of other senior executives.

SHORT TERM INCENTIVE AWARDS

Short term incentive awards consist of cash bonuses and Earnings Bonus Units
(EBUs). See page 21 for a description of the terms of EBUs. We grant short term awards to executives to reward their contributions to the business during the past year. We also grant EBUs as incentives for strong, mid-term corporate performance. EBUs help stress that decisions and contributions in any one year affect future years. In 2000, approximately one half of executive bonuses were in the form of EBUs. The cumulative earnings required for maximum payout of each EBU granted this year was increased from those granted in 1999.

Each year, the BCC establishes a ceiling for cash bonuses and EBUs. The ceiling for 2000 was $144 million. Almost all of that amount was granted in awards to approximately 1,800 employees. The ceiling is based on ExxonMobil's business performance, progress towards long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the BCC include net income, earnings per share, return on capital employed, return on equity, dividends, and operational excellence. The BCC does not give specific weights to these measures. The 2000 ceiling was increased from the 1999 ceiling in recognition of ExxonMobil's record earnings, the significant progress made in realizing synergies resulting from the merger, and the increased size of the company and number of executives resulting from the merger.

The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess relative performance based on factors including initiative, business judgment, technical expertise, and management skills.

LONG TERM INCENTIVE AWARDS

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Stock options were the primary long term incentive granted to executive officers and over 5,700 other key employees in 2000. The BCC believes that a significant portion of senior executives' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the executives' interests directly to the shareholders' interests. See page 19 for a description of the terms of options.

The number of options granted to executive officers is based on individual performance and level of responsibility. For this purpose, the committee measures performance the same way as

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

described above for short term awards. Option grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options held by an executive is not a factor in determining subsequent grants. Granting options on that basis could create an incentive for executives to exercise options and sell their shares.

The company does not have required levels for equity holdings by senior management, but long term awards are designed to encourage share ownership. The five officers named in the Summary Compensation Table on page 18 have, on average, equity holdings of approximately 16 times salary as of year-end 2000. In addition, other elected officers have holdings that exceed typical ownership guidelines used by some companies in industry.

Last year, the BCC granted Career Shares to a limited number of senior executives. Career Shares are shares of ExxonMobil common stock that normally may not be sold until after an executive reaches normal retirement age. The shares may be forfeited if an executive leaves before that time. Given the size, complexity, and global scope of ExxonMobil's business, it is essential to retain an experienced senior management team. Career Shares help ExxonMobil retain key strategic and operating executives for the long term. These awards also provide an additional incentive for superior long-term corporate performance and align their total compensation with senior executives in the group of industry and other major U.S. corporations used in our compensation survey. The number of Career Shares granted to senior executives also reflects the increased responsibility and complexity of senior positions.

The committee bases individual Career Share grants on the executive's personal contribution and level of responsibility. The number of shares held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

U.S. INCOME TAX LIMITS ON DEDUCTIBILITY

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets IRS requirements is not subject to this limit. The short term awards and stock option grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved broad performance measures for short term awards to the top executives. The shareholders also set limits on short term awards to these executives (0.2% of operating net income) and on individual option grants (0.2% of outstanding shares at year-end 1996, adjusted for stock splits). These are not targets, only maximums established for deductibility purposes. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

CEO COMPENSATION

Within the framework described above, the BCC determines the CEO's compensation by judging his individual contributions to ExxonMobil's business, level of responsibility, and career

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

experience. The BCC does not think narrow quantitative measures or formulas are sufficient for determining Mr. Raymond's compensation. The committee does not give specific weights to the factors considered, but the primary factor is the CEO's individual contributions to the business.

The combination of Mr. Raymond's base salary, short term incentive awards, and Career Share award recognizes his outstanding contributions to ExxonMobil's business performance, continued strengthening of the corporation's worldwide competitive position, and its progress toward long range strategic goals. The BCC believes this compensation will retain his leadership, and is appropriate compared to CEOs of ExxonMobil's competitors and other large, complex, global organizations. Mr. Raymond's long term equity based incentive awards recognize the long-term nature of ExxonMobil's business and the desirability of linking a significant portion of his potential compensation to shareholder value creation.

In determining Mr. Raymond's total compensation, the BCC considered
Mr. Raymond's level of responsibility, his leadership, and his overall contribution as CEO. The BCC believes his package is appropriately positioned relative to the CEOs of U.S.-based oil companies and other major U.S.-based corporations.

SUMMARY

The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The BCC approves or endorses all the programs that involve compensation paid or awarded to senior executives.

The BCC is responsible for ensuring that ExxonMobil's compensation program serves the best interest of its shareholders. To help meet this responsibility, the BCC is guided by an independent analysis prepared by an outside consultant. This analysis, based on a survey of comparable positions at 17 other major corporations both within and outside the oil industry, focuses on the competitiveness of total compensation for the CEO and other senior executives. The BCC also considers the results of the salary surveys described above.

In the opinion of the committee, ExxonMobil has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

William R. Howell, Chairman  Donald V. Fites           Jess Hay
Michael J. Boskin            Charles A. Heimbold, Jr.  Walter V. Shipley

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman, Vice Chairman, and the three other most highly paid executives. See the Board Compensation Committee (BCC) report beginning on page 14 for an explanation of our compensation philosophy.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                          Annual Compensation                 Long Term Compensation
                                  -------------------------------------------------------------------------
                                                                               Awards
                                                                        --------------------       Payouts
                                                            Other       Restricted                ---------     All
                                                           Annual         Stock                     LTIP       Other
Name and                           Salary       Bonus      Compensation Award(s)($) Options        Payouts    Compensation
Principal Position      Year         ($)        ($)(b)       ($)           (f)        (#)          ($)(h)     ($)(i)
----------------------------------------------------------------------------------------------------------------------
L. R. Raymond            2000     2,500,000    2,700,000    91,643(c)   9,043,750   525,000       2,817,630   227,925
CHAIRMAN AND CEO         1999     2,100,417   13,900,000   222,571      8,356,250   425,000               0   128,547
                         1998     1,900,000    1,400,000    55,849      7,162,500   425,000       1,275,000   114,000
 ......................................................................................................................
L. A. Noto (a)           2000     1,500,000    1,075,000   178,344(d)           0   375,000       1,603,872   180,366
VICE CHAIRMAN            1999     1,048,334    8,598,300         0      2,089,063   564,029(g)    2,111,007   137,833
(RETIRED 1/31/01)        1998       955,000    1,537,700         0              0   264,029       2,985,052   102,016
 ......................................................................................................................
R. Dahan                 2000     1,100,000      863,000     5,485        904,375   250,000         893,520    99,689
SENIOR VICE PRESIDENT    1999       953,333    2,640,000     5,484        835,625   200,000               0    75,136
 AND DIRECTOR            1998       860,000      440,000   244,935        716,250   200,000         382,500    65,686
 ......................................................................................................................
H. J. Longwell           2000     1,100,000      863,000     5,485        904,375   250,000         893,520    99,689
SENIOR VICE PRESIDENT    1999       953,333    2,640,000     5,484        835,625   200,000               0    75,136
 AND DIRECTOR            1998       860,000      440,000     5,660        716,250   200,000         382,500    65,686
 ......................................................................................................................
E. A. Renna (a)          2000     1,100,000      863,000   458,101(e)     904,375   250,000         878,111   105,420
SENIOR VICE PRESIDENT    1999       828,750    2,880,500         0        835,625   351,816(g)    1,172,501   102,095
 AND DIRECTOR            1998       754,167      874,500         0              0   151,816       1,657,785    80,396

    (a) Mr. Noto and Mr. Renna became executives of ExxonMobil when the merger closed in November 1999. In order to provide more complete and comparable information, we have included in this table compensation paid by Mobil before the merger.
    (b)  1999 bonus includes regular annual bonus (Mr. Raymond: $1,400,000;
         Mr. Noto $1,098,300; Mr. Dahan: $440,000; Mr. Longwell: $440,000;
         Mr. Renna $680,500) plus special merger bonus. One-half of the merger bonus was paid in cash in 1999 and the other half was paid in cash in 2000.
    (c) Represents certain perquisites, including membership fees of $41,824, and tax assistance of $36,069.
    (d) Represents certain perquisites, including relocation expenses of $88,398, and tax assistance of $62,994.
    (e) Represents certain perquisites, including relocation expenses of $248,660, and tax assistance of $162,499.
    (f) The value shown is the number of restricted shares times the market price of ExxonMobil stock on the day of grant. As of December 31, 2000, the total number and value of restricted shares held by these executives was: Mr. Raymond: 480,000 shares ($41,730,000); Mr. Noto:
         25,000 ($2,173,438); Mr. Dahan: 66,000 ($5,737,875); Mr. Longwell:
         66,000 ($5,737,875); and Mr. Renna: 20,000 ($1,738,750). The values given do not reflect the fact that the shares are restricted. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. See page 16 for more details on these shares, which we call Career Shares.
    (g) Includes 1999 ExxonMobil grant plus Mobil grants of 264,029 shares to Mr. Noto and 151,816 shares to Mr. Renna.
    (h)  Settlements of Earnings Bonus Units. See page 21 for more details.
    (i) 2000 values represent company credits and other allocations under defined contribution plans (Mr. Raymond: $148,725; Mr. Noto: $136,025; Mr. Dahan: $66,425; Mr. Longwell: $66,425; and Mr. Renna: $101,675); and
       costs of executive life insurance (Mr. Raymond: $79,200; Mr. Noto:
       $44,341; Mr. Dahan: $33,264; Mr. Longwell: $33,264; and Mr. Renna:
       $3,745).

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                   Individual Grants (a)               Potential Realizable Value
                                                                         at Assumed Annual Rates
                                                                       of Stock Price Appreciation
                                                                           for Option Term (b)
                         --------------------------------------------------------------------------
                                     % of
                                    Total
                         Number     Options
                           of       Granted
                         Securities   to       Exercise
                         Underlying  Employees   or                     If Stock        If Stock
                         Options    in          Base                   At $147.31      At $234.57
                         Granted    Fiscal     Price      Expiration       5%              10%
Name                       (#)       Year      ($/Sh)       Date           ($)             ($)
---------------------------------------------------------------------------------------------------
All Shareholders'          N/A       N/A        N/A         N/A       196.6 billion   498.2 billion
  Stock Appreciation
 ...................................................................................................
L. R. Raymond            525,000       2.9%     90.44     11/29/10       29,859,720      75,670,394
 ...................................................................................................
L. A. Noto               375,000       2.1%     90.44     11/29/10       21,328,372      54,050,281
 ...................................................................................................
R. Dahan                 250,000       1.4%     90.44     11/29/10       14,218,914      36,033,521
 ...................................................................................................
H. J. Longwell           250,000       1.4%     90.44     11/29/10       14,218,914      36,033,521
 ...................................................................................................
E. A. Renna              250,000       1.4%     90.44     11/29/10       14,218,914      36,033,521

    (a) The exercise price is the market price of ExxonMobil stock on the grant date. Options granted to senior executives become exercisable after one year or on death. The maximum option term is 10 years after grant or five years after death, if earlier. Options may be forfeited in cases of detrimental activity or early termination of employment. We did not grant any stock appreciation rights to senior executives.

    (b) These columns show the gains option holders and all shareholders could realize if ExxonMobil stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the SEC, not ExxonMobil's predictions.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------

                       Number                  Number of Securities
                         of                         Underlying         Value of Unexercised,
                       Shares                      Unexercised              In-the-Money
                       Underlying                Options/SARs at            Options/SARs
                       Options/SARs   Value         FY-End (#)             at FY-End ($)*
                       Exercised   Realized    --------------------   ------------------------
Name                     (#)         ($)       Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------
L. R. Raymond          410,552    24,315,334   3,288,428   525,000    120,496,931            0
 ..............................................................................................
L. A. Noto              81,271     5,035,983   1,241,841   903,058     45,724,806   13,639,960
 ..............................................................................................
R. Dahan               118,235     6,037,889     992,335   250,000     25,775,074            0
 ..............................................................................................
H. J. Longwell          83,980     5,032,513   1,380,000   250,000     47,449,063            0
 ..............................................................................................
E. A. Renna             41,307     2,471,682     563,346   553,632     18,252,562    7,723,700

  * The difference between the option exercise price and the market price of ExxonMobil stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

--------------------------------------------------------------

                                             Estimated Future
               Number of   Performance or      Payouts Under
               Shares,      Other Period         Non-Stock
               Units or         Until        Price-Based Plans
                Other       Maturation or    -----------------
Name            Rights         Payout         Maximum ($)
--------------------------------------------------------------
L. R. Raymond   490,910    5 years maximum       2,700,005
 ..............................................................
L. A. Noto      195,460    5 years maximum       1,075,030
 ..............................................................
R. Dahan        156,730    5 years maximum         862,015
 ..............................................................
H. J.
  Longwell      156,730    5 years maximum         862,015
 ..............................................................
E. A. Renna     156,730    5 years maximum         862,015

  The awards shown above are Earnings Bonus Units or EBUs. Each EBU entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of the grant or when the maximum settlement value of $5.50 per unit is reached, if earlier. SEC rules classify EBUs as long term incentives, but because of the nature of ExxonMobil's business we view EBUs as short term awards. See page 15 for more details.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                Years of Accredited Service
                       ---------------------------------------------
    Remuneration*         30          35          40          45
--------------------------------------------------------------------
2,500,000              1,200,000   1,400,000   1,600,000   1,800,000
 ....................................................................
3,000,000              1,440,000   1,680,000   1,920,000   2,160,000
 ....................................................................
3,500,000              1,680,000   1,960,000   2,240,000   2,520,000
 ....................................................................
4,000,000              1,920,000   2,240,000   2,560,000   2,880,000
 ....................................................................
4,500,000              2,160,000   2,520,000   2,880,000   3,240,000
 ....................................................................
5,000,000              2,400,000   2,800,000   3,200,000   3,600,000
 ....................................................................
5,500,000              2,640,000   3,080,000   3,520,000   3,960,000
 ....................................................................
6,000,000              2,880,000   3,360,000   3,840,000   4,320,000
 ....................................................................
6,500,000              3,120,000   3,640,000   4,160,000   4,680,000
 ....................................................................
7,000,000              3,360,000   3,920,000   4,480,000   5,040,000
 ....................................................................
7,500,000              3,600,000   4,200,000   4,800,000   5,400,000
 ....................................................................

* For plan purposes, this means: (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment; plus, (2) the average of the three highest cash bonus and EBU awards during the employee's last five years of employment.

Employees who meet the age, service, and other requirements of ExxonMobil's pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the top compensation and period of service categories. The table reflects a five-year certain and life annuity form of payment. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. The actual benefit would be reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the "Salary" column of the Summary Compensation Table; the regular bonus shown in the "Bonus" column of that table; and the EBU award shown in the Long Term Incentive Plans table. At February 28, 2001, the covered compensation and years of service were $5,928,801 (38 years) for Mr. Raymond; $2,178,961 (39 years) for Mr. Dahan; $2,178,961 (38 years) for Mr. Longwell; and $2,019,870 (32 years) for Mr. Renna. At his retirement on January 31, 2001, Mr. Noto's annual pension entitlement was $1,817,897. The

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

benefit payable to Messrs. Noto and Renna under the ExxonMobil formula is calculated on the basis of combined compensation and years of service with Mobil and ExxonMobil.

MOBIL EMPLOYEE SEVERANCE PLAN; NONCOMPETE AGREEMENT

Mobil adopted an employee severance plan in September 1998. The plan provides for cash severance benefits to Mobil employees in case of a qualifying termination of employment during the two years after a change in control of Mobil. For former Mobil executives, the severance benefit is based on a multiple of the sum of the employee's salary at the time of severance plus bonus and company savings plan contributions before the change in control.

The merger was a change in control for purposes of the Mobil plan. Until November 30, 2001, the second anniversary of the merger closing, a Mobil employee who accepted a job with ExxonMobil can claim the severance benefit if the employee is terminated other than for "cause" as defined in the plan. This severance benefit would be $6,610,625 for Mr. Renna.

Effective upon his retirement on January 31, 2001, Mr. Noto entered into a noncompete agreement with ExxonMobil. Under that agreement, Mr. Noto agreed, among other things, that for at least two years he would not become associated with any other major energy company or engage in other specified activities that might be competitive with ExxonMobil. Mr. Noto also agreed to waive any potential benefit under the Mobil severance plan, which prior to his retirement would have been approximately $10 million. In exchange, Mr. Noto will receive
$8 million, payable in installments over approximately the next 11 years together with interest at 6.73%.

Both the severance plan and Mr. Noto's noncompete agreement provide for additional payments to offset special excise taxes, but we estimate that these additional payments will not be required.

RETIREMENT LIFE INSURANCE

In connection with Mobil's former executive life insurance plan, Mr. Noto is entitled to cash payments after retirement. The payments begin at age 65 and continue for 15 years. The payments equal the amount necessary to pay for a life insurance policy with a death benefit equal to twice the sum of Mr. Noto's final base salary and regular bonus. The payments can be used to buy a policy or taken in cash.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the Securities and Exchange Commission and New York Stock Exchange. S.D. Pryor, an ExxonMobil Vice President, inadvertently underreported the number of ExxonMobil shares he acquired in exchange for Mobil shares on closing of the merger in 1999.
Mr. Pryor also reported shares as directly held that should have been reported in his wife's account. Both errors were corrected in his Form 5 for 2000. Also, D.S. Sanders, an ExxonMobil Vice President, was late in reporting a purchase of four shares by his spouse as a gift.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were 10% in 2000, 13% in 1999, and 22% in 1998 and have averaged 20% over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry peer group over the last five- and 10-year periods. The peer group consists of five other international integrated oil companies: BP, Chevron, Royal Dutch, Shell Transport and Trading, and Texaco.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    VALUE OF $100 INVESTED AT YEAR-END 1995

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                1995  1996  1997  1998  1999  2000
ExxonMobil       100   126   162   198   223   246
S&P              100   123   164   211   255   232
Industry Group   100   131   164   164   210   201

Fiscal Years Ended December 31

                       TEN-YEAR CUMULATIVE TOTAL RETURNS
                    VALUE OF $100 INVESTED AT YEAR-END 1990

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                1990  1991  1992  1993  1994  1995  1996  1997  1998  1999  2000
ExxonMobil       100   123   130   140   141   195   246   316   386   435   479
S&P              100   130   140   155   157   215   265   353   454   550   500
Industry Group   100   105   100   133   146   193   254   317   317   406   388

Fiscal Years Ended December 31

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

BOARD AUDIT COMMITTEE REPORT

The primary function of our committee is oversight of the corporation's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The Board, in its business judgment, has determined that our members are "independent", as required by the New York Stock Exchange. Our committee acts under a charter attached to this proxy statement. Our members are not professionally engaged in the practice of accounting or auditing and are not experts in either of those fields or in auditor independence.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the corporation's financial statements, the financial reporting process and internal controls. The independent auditors are responsible for auditing the corporation's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statements' conformity with generally accepted accounting principles.

In performance of our oversight function, we have reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP
(PwC), the independent auditors. Management and PwC told us that the corporation's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed with PwC matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have also discussed with PwC their independence from the corporation and management, including the matters in Independence Standards Board Standard
No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered whether the information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by PwC to the corporation are compatible with maintaining the auditors' independence.

We discussed with the corporation's internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of the corporation's internal controls, and the overall quality of the corporation's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role, we recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the corporation's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

We have also recommended to the Board, and the Board has appointed, PwC to audit the corporation's financial statements for 2001, subject to shareholder ratification of that appointment.

James R. Houghton, Chairman
William T. Esrey                           William R. Howell                           Helene L. Kaplan
Reatha Clark King                          J. Richard Munro                            Marilyn Carlson Nelson

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF INDEPENDENT AUDITORS
(ITEM 2 ON THE PROXY CARD)

Based on the recommendations of the Board Audit Committee, the board has appointed PricewaterhouseCoopers LLP (PwC) to audit our financial statements for 2001. We are asking you to ratify that appointment.

AUDIT FEES

The aggregate fees paid to PwC for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, are estimated to be $18.3 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The aggregate fees billed by PwC for professional services rendered for financial information systems design and implementation for the fiscal year ended December 31, 2000 were $46.8 million.

ALL OTHER FEES

The aggregate fees billed by PwC for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2000 were $18.5 million.

PwC has been ExxonMobil's independent auditing firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

THE BOARD RECOMMENDS YOU VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS
(ITEMS 3 THROUGH 10 ON THE PROXY CARD)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address given under "Contact information" on page 44, we will provide the names of co-sponsors and information about the sponsors' shareholdings.

THE BOARD RECOMMENDS YOU VOTE AGAINST THESE PROPOSALS FOR THE REASONS WE GIVE AFTER EACH ONE.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

SHAREHOLDER PROPOSAL: GOVERNMENT SERVICE
(ITEM 3 ON THE PROXY CARD)

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

"RESOLVED: That the stockholders of Exxon Mobil Corporation assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

REASONS: Full disclosure on these matters is essential at Exxon Mobil Corporation because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

If you AGREE, please mark your proxy FOR this resolution."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponent submitted a similar proposal for the Exxon annual meeting in 1976 and more than 98% of the votes cast by shareholders were AGAINST.

As in 1976, this proposal would serve no useful purpose and would entail significant burdens in trying to interpret and then implement its vague requirements.

The board interprets this resolution as implying that individuals now associated with ExxonMobil who were once affiliated with federal, state or municipal governments might use their past associations in an inappropriate manner. While there may be very rare occasions when ExxonMobil's employment requirements are met by someone who also happens to have had prior government experience, to list such persons solely because of past government associations seems to imply that this is the reason for employment and that he or she might behave in an unethical manner. We believe such inference is incorrect in practice and assumes behavior that is inconsistent with the corporation's long standing STANDARDS OF BUSINESS CONDUCT. Qualified employees who volunteer to serve in the public interest do so openly and no useful purpose would be served by publishing a list as proposed in this resolution.

Further, the listing of outside consultants, investment bankers and legal counsel with previous government service, as required by this resolution, would present the practical problem of trying to ascertain information about past activities of all individuals in those outside firms who could fall under the vaguely defined requirements of this proposal. As a result, this proposal might make it difficult for the corporation to obtain the most qualified outside advisors.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

SHAREHOLDER PROPOSAL: TWO DIRECTOR NOMINEES
(ITEM 4 ON THE PROXY CARD)

This proposal was submitted by Mr. Bart Naylor, 1255 N. Buchanan, Arlington, Virginia 22205.

"RESOLVED: The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company's proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company's current practice with the single candidates it now proposes for each position."

SUPPORTING STATEMENT

"Although our company's board appreciates the importance of qualified people overseeing management, we believe that the process for electing directors can be improved.

Our company currently nominates for election only one candidate for each board seat, thus leaving shareholders no practical choice in most director elections. Shareholders who oppose a candidate have no easy way to do so unless they are willing to undertake the considerable expense of running an independent candidate for the board. The only other way to register dissent about a given candidate is to withhold support for that nominee, but that process rarely affects the outcome of director elections. The current system thus provides no readily effective way for shareholders to oppose a candidate that has failed to attend board meetings; or serves on so many boards as to be unable to supervise our company management diligently; or who serves as a consultant to the company that could compromise independence; or poses other problems. As a result, while directors legally serve as the shareholder agent in overseeing management, the election of directors at the annual meeting is largely perfunctory. Even directors of near bankrupt companies enjoy re-election with 90%+ pluralities. The 'real' selection comes through the nominating committee, a process too often influenced, if not controlled, by the very management the board is expected to scrutinize critically.

Our company should offer a rational choice when shareholders elect directors. Such a process could abate the problem of a chair 'choosing' his own board, that is, selecting those directors he expects will reflexively support his initiatives, and shedding those who may sometimes dissent. Such a process could create healthy and more rigorous shareholder evaluation about which specific nominees are best qualified.

Would such a process lead to board discontinuity? Perhaps, but only with shareholder approval. Presumably an incumbent would be defeated only because shareholders considered the alternative a superior choice. Would such a procedure discourage some candidates? Surely our board should not be made of those intolerant of competition. Would such a procedure be 'awkward' for management when it recruits candidates? Hopefully so. (Management could print a nominee's name advanced by an independent shareholder to limit such embarrassment.) The point is to remove the 'final' decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

We urge you to vote FOR this proposal."
28

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The board believes our current process for selecting nominees for election as directors serves shareholders well.

The proposal in our view would not improve the process and could very well deprive the corporation of the services of highly qualified director nominees. Under current procedures, the Board Affairs Committee, which consists solely of non-employee directors, is responsible for annually identifying the best candidates for election to the board. These duties include evaluating the performance of the current Board of Directors as well as identifying potential new members. In selecting a slate of candidates each year, the committee and the board carefully consider the performance and qualifications not just of each individual but of the group as a whole, and nominates the persons whom they believe both individually and as a group will together best serve the shareholders.

The board believes that if it followed the procedure set forth in the proposal and nominated twice as many candidates to the board as there are seats, it would fail in its duty to ExxonMobil's shareholders to identify and recommend the best candidates. Since the board is responsible for advising shareholders in making voting decisions, it has an obligation to inform shareholders which candidates it favors. Further, the proposal could well deprive the corporation and its shareholders of the services of a number of highly qualified individuals as nominees for election to the board. These individuals typically have numerous opportunities to serve on other boards and the corporation could be at a competitive disadvantage in attracting new directors if this proposal were adopted.

The proposal implies that shareholders currently have no way in which to voice their concerns about directors under our present voting procedures. In fact, shareholders, if they are so inclined, may withhold their votes for all or specific individual director nominees. Yet, typically every year each ExxonMobil director nominee receives over 98% of the votes cast by shareholders. Shareholders also have the alternative, if they are dissatisfied with our individual director nominees, to conduct a proxy contest to challenge the board's proposed nominees.

The board notes that the proponent describes a number of situations where the proposed procedure might be of benefit, such as a circumstance involving a candidate who has failed to attend board meetings, or who serves on so many boards as to be unable to supervise our company management diligently, or who poses other problems. Those situations have not arisen in connection with ExxonMobil in the past and there is no reason to believe that they will do so in the future.

The Board Affairs Committee will continue to consider the recommendation of any shareholder of a candidate for the board, if the name and biographical information are submitted in writing to ExxonMobil's Secretary at the address provided under "Contact information" on page 44. On request, the Secretary will also provide a description of the qualifications the committee looks for in director candidates.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

SHAREHOLDER PROPOSAL: POLICY ON BOARD DIVERSITY
(ITEM 5 ON THE PROXY CARD)

This proposal was submitted by Mr. Tom Gniewek, 123 Norwood Circle, Camden, Tennessee 38320.

"WHEREAS shareholders believe that our board of directors needs to be more representative of shareholders and reflect a diverse workforce and population so our company can remain competitive and,

Recently the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within Fortune 500 companies.

If we are to successfully compete in the increasingly diverse global marketplace of the future, we must select the best people regardless of race, gender, religion, or physical challenge.

We believe a more diverse board with its wider range of perspectives would improve the quality of corporate decision-making. We request our corporation to enlarge its search for qualified board members including minorities and women.

The recent proxy of W. R. Grace states their Board... 'recognizes that its composition should reflect the global nature of the company's operation and the diversity of its workforce. The Board also recognizes that it is in a unique position to 'set the tone at the top' and to demonstrate its belief that diversity makes good business sense.'

Though ExxonMobil has three women, one of whom is African American on its board, we do believe this is inadequate to provide the necessary diversity for ExxonMobil to effectively compete in the future.

We request that the Board promptly take steps to include additional minorities and women candidates for nominations to the Board starting in 2001 and thereafter.

THEREFORE, BE IT RESOLVED that the shareholders request:

    The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

    The Board make available an annual report starting in 2001 summarizing efforts to encourage and increase the diversification of:

       - our Board of Directors

       - our Board search firms

       - all Board of Directors committees.

NOTES: Last year 92.1% of votes were cast against this proxy and 7.9% in favor. This is indicative of stockholder support which this proxy commands. Please vote."

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponent submitted an essentially identical proposal for the ExxonMobil annual meeting in 2000 and more than 92% of the votes cast by shareholders were AGAINST. In the past, the proponent did not support his own proposal. At the 2000 meeting, and again in a letter to the Chairman, the proponent stated he had voted AGAINST his own proposal. Further, in 1999, the proponent submitted a proposal directly contrary to his 2000 and 2001 proposals.

The proposal essentially asks the board to do what it is already doing. The board has reviewed and approved "Guidelines for Selection of Nonemployee Directors," which states that the corporation "seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the corporation, such as management, finance, marketing, technology, law, international business, or public service." The guidelines also state that the corporation "recognizes the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors..." The Board Affairs Committee and the full board periodically review these guidelines.

Clearly, the board is always searching for the most qualified candidates, regardless of race, sex, ethnicity, religion, or any other classification, with the background, experience, knowledge, and skills to oversee the operations of a corporation as large and complex as ExxonMobil. The Board Affairs Committee, which consists entirely of nonemployee directors, reviews the qualifications of, and recommends to the board, candidates to fill board vacancies.

The board believes, in view of its stated and obvious commitment to the diversity of its membership, that developing and issuing another policy addressing board diversity and preparation of a related annual report would replicate current policy and practice and create an unnecessary expense.

SHAREHOLDER PROPOSAL: AMENDMENT OF EEO POLICY
(ITEM 6 ON THE PROXY CARD)

This proposal was submitted by the New York City Employees' Retirement System, 1 Centre Street, New York, New York, 10007 and eight co-proponents.

"WHEREAS: ExxonMobil claims to bar all forms of employment discrimination but its post-merger written policies do not explicitly prohibit discrimination based on sexual orientation;

Prior to the merger Mobil explicitly prohibited discrimination based on sexual orientation in its equal employment opportunity policy;

Our competitors Chevron, Sunoco, Atlantic Richfield, BP Amoco and Texaco explicitly prohibit discrimination based on sexual orientation;

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

The hundreds of corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

Our company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage to its reputation as an equal opportunity employer;

San Francisco, Atlanta, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

Our company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Task Force study has found that 16%-44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;

RESOLVED: The Shareholders request the Board of Directors to amend ExxonMobil's written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

STATEMENT: By implementing a written policy prohibiting discrimination based on sexual orientation, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Similar proposals were submitted for the Exxon annual meeting in 1999 and the ExxonMobil annual meeting in 2000 and more than 91% of the votes cast by shareholders were AGAINST on both occasions.

The board believes that current policies and practices achieve the objectives of this proposal and it is unnecessary and undesirable to make changes to the written EEO policy.

The board shares the proponent's interest in preventing discrimination and harassment in the workplace. We agree that employment discrimination and harassment diminish employee morale and productivity. Therefore, we are committed to keeping our workplaces free of all forms of discrimination and harassment. Our business success depends on creating a positive, supportive work environment where all employees are treated with dignity and respect.

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

ExxonMobil has written policies, communication and training programs, as well as investigative and stewardship procedures to ensure that ANY AND ALL FORMS of discrimination or harassment, including that based on sexual orientation, are prohibited in any of our workplaces in the nearly 200 countries in which we operate around the world.

ExxonMobil prefers an all-inclusive global policy, so that there can be no doubt among employees, supervisors, or contractors worldwide that discrimination and harassment for ANY reason is prohibited. The corporation maintains one consistent global policy, which makes management's expectations clear. However, laws in some countries, such as the United States, obligate us to supplement the global policy for application in that country. In the United States, for example, we are required to specifically reference nondiscrimination based on "RACE, COLOR, SEX, RELIGION, NATIONAL ORIGIN, CITIZENSHIP STATUS, AGE, PHYSICAL OR MENTAL DISABILITY, VETERAN OR OTHER LEGALLY PROTECTED STATUS." These additions do not change our overall global policy.

Not only have ExxonMobil's written policies been in place for a number of years, but communication, training and monitoring programs are continuously upgraded. For example, in 2000, extensive training sessions were held for all employees worldwide to reemphasize our expected business practices, including a discussion using specific case examples on nondiscrimination based on sexual orientation. All employees were required to attend this training and to provide written acknowledgement that they understood the policies and are in compliance with these expected practices. Thorough investigative and stewardship procedures have been established throughout our worldwide organization to ensure continued compliance.

ExxonMobil's global policies prohibit ANY form of discrimination or harassment in ANY company workplace, ANYWHERE in the world. Period. In our opinion, adding additional special categories to the U.S. policy would only erode the policy and divert attention from the basic objective of providing for nondiscrimination and a harassment-free work environment. Therefore, the board believes there is no need to amend the EEO policy.

SHAREHOLDER PROPOSAL: EXECUTIVE PAY AND DOWNSIZING
(ITEM 7 ON THE PROXY CARD)

This proposal was submitted by Mr. John R. Weber, Sr., 4910 Valley Crest Drive, St. Louis, Missouri 63128 and two co-proponents.

"WHEREAS despite record profitability in the last decade, U.S. corporations, including ExxonMobil, have also laid off record numbers of workers, arguing that cost-cutting is one key to long-term competitiveness and increased profitability;

WHEREAS a 1992 study by the Haas School of Business at the University of California at Berkeley found that firms with the widest pay gaps experienced lower quality products and services. A study published in the JOURNAL OF ORGANIZATIONAL BEHAVIOR found that high levels of executive compensation generated cynicism among white collar employees;

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

WHEREAS firms with large pay gaps between CEOs and other executives experience executive turnover at twice the rate of firms with a more equal distribution of pay among executives according to a 2000 study by Notre Dame University (Source:
WALL STREET JOURNAL, April 6, 2000);

WHEREAS in the week before Christmas 1999, ExxonMobil's CEO Lee Raymond announced the elimination of 16,000 jobs, representing 15% of the company's workforce.

WHEREAS Mr. Raymond's total compensation, exceeded the combined compensation of the CEOs of Amerada Hess, Chevron, Conoco, Sunoco and Texaco by 55% in 1999;

WHEREAS we believe that asking employees to sacrifice, while at the same time rewarding executives, sends a mixed message to employees, suppliers and shareholders. We believe that business success over the long term is enhanced when business is viewed as a shared enterprise in which both the rewards and sacrifices are fairly shared among all employees;

RESOLVED: Shareholders request that the Board adopt an executive compensation policy that freezes the pay of corporate officers during periods of significant downsizing (layoffs involving the lesser of 5% of the company's workforce or 2,000 workers). This pay freeze shall continue for a period of one year following the layoffs."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board Compensation Committee (BCC) and the board believe the executive compensation constraints suggested by this proposal and in Item 8 below--Executive Compensation Factors--would be detrimental to the interests of the shareholders. The executive compensation program should continue to reflect overall business performance and the competitive dynamics of the marketplace. The board believes that freezing or using formulas to determine executive compensation would severely restrict our ability to maintain the overall competitiveness of the corporation and its compensation structure.

Responsibility for determining the executive compensation structure and compensation for senior executives (including salary, bonus, and incentive awards) belongs to the BCC. The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The basic tenet of the executive compensation program is to develop, motivate and retain executives with the skills and expertise to manage the operations of a corporation as large and complex as ExxonMobil and guide the corporation to achieving its goals and maintaining its leadership position. The compensation structure is based primarily on competitive positioning with significant consideration given to business performance and general economic factors.

The BCC and the board believe that the executive compensation program is appropriately designed with its focus on competitive salaries and incentives. Executive compensation should not be fixed by arbitrary or pre-determined formulas and constraints.

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                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

SHAREHOLDER PROPOSAL: EXECUTIVE COMPENSATION FACTORS
(ITEM 8 ON THE PROXY CARD)

This proposal was submitted by Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, New Jersey 07860 and two co-proponents.

"WHEREAS:

    - We believe that executive compensation should reflect not only the financial performance of a company, but also the total performance, including social and environmental criteria;

    - During the period 1990-1999, corporate profits rose 117.4%, the S&P 500 rose 297%, and CEO pay rose 535%. During the same period, average worker pay rose 32%;

    - The average large company CEO made 475 times more than the average production worker in 1999 (BUSINESS WEEK). If the pay of the average manufacturing worker had increased as fast as CEO pay between 1990-1999, it would be $114,035/year, not $23,753/year. If minimum wage rose as fast as CEO pay it would be $24.13/hour, not $5.15/hour;

    - Business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps and call for limits on executive pay;

    - ExxonMobil's CEO was awarded $24,717,785 in overall compensation in 1999 (2000 proxy statement);

    - A Price Waterhouse survey of securities' issuers in 1992 found that as many as 62% of responding companies had known of environmental liability exposures that were not yet recorded in financial statements;

    - ExxonMobil has been sued for up to $4.7 million for nearly 200 violations of the Clean Air Act and has been sued with a partner company for $4.8 million for toxic discharges into San Francisco Bay (THE HERALD, Glasgow). Federal and State agencies have initiated numerous actions against the company. Our liabilities for the Valdez spill have yet to be settled.

RESOLVED: Shareholders request that the Board Compensation Committee should consider non-financial factors, including social and environmental concerns, in determining compensation for top executives. We recommend the Committee consider setting executive performance goals that take into account disparities between increases in top executives' compensation and that of the lowest paid workers, as well as to environmental liability and progress."

                                                                              35
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EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

STATEMENT OF SUPPORT

We believe that ExxonMobil has misinformed shareholders about global warming with inaccurate statements and unreliable information. In addition, we believe CEO Lee Raymond made inaccurate statements and used unreliable information when discussing global warming at the May 2000 Annual Meeting.

Links between executive compensation and environmental performance do not impose arbitrary limits. Instead, they address issues of

    - The lost profitability represented by waste by-products released into the environment instead of being utilized in production processes.

    - The increasing detrimental and unstable environmental impacts of operating waste and output.

By joining executive compensation with social and environmental liability and progress, our company can establish social and environmental accountability as an integral business goal that positively impacts the bottom line and helps to reverse global trends of waste and degradation."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponent submitted essentially the same proposal for the ExxonMobil annual meeting in 2000 and more than 92% of the votes cast by shareholders were AGAINST.

For the reasons explained in response to Item 7--Executive Pay and Downsizing--as well as those reasons discussed here, the directors believe the approach to determining executive compensation suggested by this proposal also would negatively impact the company's competitiveness and its ability to retain senior executives and would not be in the best interests of the shareholders.

The proponent appears to be seeking support for this proposal by implying that the company and the Chairman have made misleading and inaccurate statements concerning global climate change. We categorically reject these allegations. We believe the proponent is referring to two temperature charts shown at the 2000 annual meeting. With the first chart, the Chairman referenced temperature data relating to a 3000 year period and the Sargasso Sea that was culled from published peer-reviewed scientific articles to highlight the unsettled nature of the scientific data on trends in temperature levels. In reviewing a second chart illustrating global average temperature change over the past twenty years as measured from satellites, the Chairman stated: "If you eyeball this, you could make a case statistically that, in fact, the temperature is going down. I'm not asserting that. Similarly, I reject the assertion that the temperature is going up. We need to understand what is going on and then take steps to deal with what we find."

The corporation believes the issue of global climate change is important. That is why ExxonMobil continues to be one of the leading corporate supporters of public research in this area. And although the issues around climate science are not settled, we are not standing idle. We believe that it is possible to take responsible actions now, even under the existing

36
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                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

uncertainty. However, these actions should be market-based, scientifically and economically justified, global, and they should capitalize on advances in technology. The Chairman stated this view in the foreword to the corporation's publication, GLOBAL CLIMATE CHANGE:

    A BETTER PATH FORWARD

    "...The company is committed to a course of action on this issue [global climate change] consistent with sound science, solid economics and high ethical standards. ...We agree that the potential for climate change caused by increases in atmospheric gases, carbon dioxide and other greenhouse gases may pose a legitimate long-term risk. ...This does not mean we favor doing nothing. ...We believe that there is a better path forward--one that will allow us both to protect our environment and to sustain economic prosperity. ...Climate change is an important issue. We have an obligation to ourselves and to future generations to make sure it's handled properly."

This publication and others are available to all shareholders in hard copy and on ExxonMobil's Web site at www.exxonmobil.com.

SHAREHOLDER PROPOSAL: ADDITIONAL REPORT ON ANWR DRILLING
(ITEM 9 ON THE PROXY CARD)

This proposal was submitted by Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111 and three co-proponents.

"WHEREAS the Arctic National Wildlife Refuge is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large populations of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

Interior Secretary Bruce Babbitt has likened drilling in the Refuge to damming up the Grand Canyon;

the Refuge coastal plain, is the only section of Alaska's entire North Slope not open for oil and gas leasing, exploration and production; and

RESOLVED: The Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company drilling for oil and gas in the coastal plain of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return."

SUPPORTING STATEMENT

"Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness

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EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

that make up the rest of this invaluable part of our American heritage."--President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world's largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska's North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of oxides of nitrogen, which contribute to smog and acid rain.

The coastal plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrates each spring to give birth. The Department of Interior has concluded that development in the coastal plain would result in major adverse impacts on the caribou population. According to biologists from the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The coastal plain is also the most important onshore denning area for the entire South Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for at least 180 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil in the coastal plain. In fact, the most recent federal estimate predicted that only 3.4 billion barrels would be economically recoverable in the coastal plain--less than 6 months worth of oil for the United States.

Vote YES for this proposal, which will improve our Company's reputation as a leader in environmentally responsible energy recovery."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponents are requesting a report to shareholders on potential environmental damage that would result from the company drilling for oil and gas in the Coastal Plain of the Arctic National Wildlife Refuge (ANWR) and speculating on likely costs and returns of such activities. This proposal is essentially identical to a proposal submitted for the ExxonMobil annual meeting in 2000 and more than 94% of the votes cast by shareholders were AGAINST. Little has changed in the intervening year, and the board again recommends voting against this proposal. Provided the existing regulatory landscape remains essentially unchanged, the board also expressly designates this response to be its report on the topic should proponents seek an additional report in the future.

ANWR is an area of approximately 19 million acres in Alaska. The Coastal Plain (also known as Area 1002 of ANWR) is an area of about 1.5 million acres within ANWR in which oil and gas exploration and development are generally prohibited by federal government regulation. The corporation has absolutely no property interests, or rights to acquire any property interest, or drilling rights in the Coastal Plain. Given the many uncertainties about the possible timing

                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

of changes, if any, in the restrictions on exploration in ANWR and the conditions that could prevail when such exploration might be undertaken, the preparation of a report beyond that offered here would provide little useful information for shareholders and would be an inappropriate use of corporate resources.

In the supporting statement, the proponent speculates about the possible adverse impacts of Coastal Plain development on wildlife. Alaska Governor Tony Knowles has commented that,

"... not withstanding oil and gas development on the North Slope, air quality is good, drilling wastes have been well managed, and wildlife and their habitat have been minimally impacted. Most notably, the Central Arctic Caribou Herd, which occupies the Prudhoe Bay area throughout the year, has grown steadily from a population of 6,000 in 1978, the year after North Slope oil production began, to over 22,000 by 1994." An environmental impact report issued by the U.S. Department of Interior (DOI) in 1987 on the Coastal Plain area concluded that potential impacts from exploration and drilling activities would be minor or negligible on the wildlife resources, and that production activities would affect less than one percent of the Coastal Plain area. Governor Knowles further stated,

"... the Eskimos who reside on the North Slope and who are dependent on the resources of the region are among the strongest supporters for the development of ANWR." In addition, over 70% of Alaskans polled in April of 2000 supported exploration in ANWR.

The proponent also mentions the small potential for economically recoverable oil in the Coastal Plain. The (DOI) estimates the Coastal Plain could contain between 9 to 16 billion barrels of recoverable oil. In fact, discovery of
3.4 billion barrels of recoverable oil would represent a giant oil field, development of which would significantly contribute to domestic oil production and to a reduction of U.S. dependence on foreign oil for many years.

The board supports environmentally responsible development within the Coastal Plain of ANWR. More than 30 years of oil and gas industry experience on Alaska's North Slope provides strong evidence that development would pose little threat to the ecology of the Coastal Plain. That experience, along with technological advancements, means that the amount of land needed for oil field facilities would be vastly reduced, as would the potential for spills or other environmental hazards.

SHAREHOLDER PROPOSAL: RENEWABLE ENERGY SOURCES
(ITEM 10 ON THE PROXY CARD)

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233 and thirty-four co-proponents.

"WHEREAS increasing evidence points to global warming caused, in part, by fossil fuel burning. At the same time, an increasing number of voices are calling for the development of

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

alternative energy sources to reduce our nation's over-dependence on fossil fuels for its energy supply;

    - An Executive Order was made (August, 1999) encouraging the development of renewable energy sources. On May 29, 2000 energy ministers of the European Union committed themselves to double the average share of renewables for the EU's total energy consumption by 2010.

    - Committed to combat pollution from fossil fuels, two of our main international competitors, Royal Dutch/Shell Group and BP, have increased significantly development of renewables. The Royal Dutch/Shell Group has launched a 5-year $500 million renewal energy investment program with worldwide projects which are targeted to attain internal profitability goals. In July, BP announced its goal of being 'a new company able to offer global energy solutions' through gasoline and diesel producing lower emissions and becoming 'the world's leading producer of solar power.'

    - Meanwhile we believe ExxonMobil continues to resist efforts urging management to wean itself from pollution-causing fuels and begin similar demonstrable efforts to expand 'beyond petroleum.' In its January 20, 2000, filing of legal arguments to disallow this resolution, management stated: 'Renewable energy sources currently compose only an extremely insignificant percentage of the company's business.'

    - Dr. Robert Dorsch, Director of Biotechnology Development at Dupont, a potential beneficiary of expanded renewable energy sources stated
      (August 13, 1999): 'Essentially all of society in the last 100 years has been built on petroleum as the energy and raw material. We need to go from black gold to green gold.' Indeed, BP has agreed by indicating its name connotes 'Beyond Petroleum.'

    - ExxonMobil has made some efforts to develop renewable sources of energy; however, by its concentration on cheap fossil fuels, it has been left 'out of the loop' in the renewable energy business segment. At the same time, we believe its ongoing denial of climatic effects from fossil fuel burning is increasingly isolating it from the innovative policies and strategies of our main international competitors (such as Shell and BP).

RESOLVED: That shareholders request the Board to adopt a company policy to promote renewable energy sources consistent with the Cabinet-level council newly-created to enhance renewable energy sources and to develop strategic plans to help bring bioenergy and other renewable energy sources into ExxonMobil's energy mix. Shareholders request they be kept advised regularly as to the ways our Company is moving from its self-stated 'insignificant percentage of the company's business' in renewable energy resources to the promotion and marketing of renewables."

SUPPORTING STATEMENT

"Support for this resolution will indicate shareholder desire to de-emphasize the production of fossil fuels and the development of more non-polluting, environmentally-friendly approaches to renewable energy sources. Please vote 'yes' for this resolution."

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
                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Proponents request the company pursue renewable energy sources without offering convincing economic, scientific, technical or environmental data on which to evaluate such action. The proponent submitted a similar proposal for the ExxonMobil annual meeting in 2000 and over 93% of the votes cast by shareholders were AGAINST.

ExxonMobil has substantial experience in renewable energy. The corporation has participated in past commercial ventures with renewable energy, particularly solar energy, involving expenditures in excess of $500 million on research and commercial activities. However, after evaluating all relevant considerations, the business decision was made many years ago not to continue to actively pursue these energy alternatives, but to concentrate on our core energy and petrochemical businesses.

The timing and advisability of entering into any new business, such as renewables, including associated research and marketing decisions, require the judgment of experienced management and scientists. The corporation continues to follow technical and commercial developments in renewable energy, though, at this time, we do not believe that they offer a substantive business opportunity for ExxonMobil. Today, energy sources such as wind and solar comprise less than 0.5% of total global energy supply. Renewables are not currently competitive with abundant, affordable fossil fuels, nor are they expected to become competitive in the near term. Typically, renewables occupy only specialized niche markets because they are more costly and less reliable than conventional energy. For example, in a recent public webcast, one competitor cited by proponents stated that "one of the problems with solar is that the profitability is questionable, if it is there at all. This is true for all the players."

We feel that proponents are mistaken in several respects in their belief that the corporation should "wean itself from pollution causing fossil fuels" in favor of "more non-polluting, environmentally friendly approaches to energy sources." First, customers continue to demand products from petroleum. Second, research, development and investment in fossil fuels have resulted in processes and products with fewer environmental impacts. Finally, renewable energy sources produce environmental impacts.

The corporation shapes its business to respond to consumers' actual and projected needs for products. Customers want and need increasingly sophisticated and technologically demanding products. ExxonMobil is committed to meeting our customers' demand for abundant, affordable, environmentally acceptable products. We provide them through continuous research, technology development and investment. The board continues to be confident that traditional energy sources will continue to play a critical role in the increasing demand for energy for many years to come.

As demonstrated in respected projections from private, national, and international agencies, global demand for fossil fuels far outstrips projected demand for renewable energy. In supplying these demands, ExxonMobil actively works to promote the development of new and improved products with reduced environmental impacts. We are proud that the oil and auto industries

EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

have succeeded in reducing tailpipe emissions from new cars by 95% since the 1970s. Further enhancements to fuels and engines are planned that will provide additional reductions. ExxonMobil is actively engaged in forefront research with General Motors and Toyota to develop sophisticated, advanced vehicles based on fuel cells that offer the prospect of dramatically lower emissions in the future.

However, it is also important to recognize that all energy sources impact the environment; none are truly "non-polluting." Though citing environmental concerns as the basis for their proposal, proponents fail to acknowledge the environmental challenges inherent in renewable energy sources, particularly if they are deployed on a scale necessary to make an appreciable contribution to global energy demands. Solar panels must be manufactured, installed and maintained. Wind turbines face increasing pressures because of their impacts on wildlife and noise. Bioenergy creates land-use issues especially impacting on biodiversity and, moreover, uses considerable amounts of energy in the planting, cultivation, and harvesting of crops. To characterize renewable energy sources as non-polluting is inaccurate and misleading. Such considerations play an important role in deciding whether renewable energy sources provide sufficient commercial opportunity or true benefit to the environment.

While proponents cite climate change as the basis for their proposal, they offer renewable energy sources as though they were the best and only way to respond to concerns about climate change. They fail to demonstrate in what way public or private efforts to advance renewables would make a meaningful contribution to reducing projected greenhouse gas emissions in the future.

Society needs options to respond to long-term environmental, economic, and social concerns, such as climate change. We believe that the development of advanced technology offers several promising options that could provide solutions over the long time periods available to address these concerns. At ExxonMobil, we participate in research and development on a range of technologies related to our business that address these long-term issues. When, in our judgement, business opportunities occur that provide value to our shareholders, we will pursue them. This approach, based on the role of R&D and markets as an appropriate response to climate change, is widely shared by others in industry, academia, government and the public.

In conclusion, the board believes that the proponents' recommendation that the corporation should pursue a business activity in renewables is unwarranted by consumer demand, technical and environmental concerns, and by economic factors. Such business activity at this time is not in the best interests of shareholders. ExxonMobil remains committed and engaged in research, innovation, technology development and investment to meet consumers' demands for new, affordable, environmentally acceptable products.

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                                  PROXY STATEMENT 2001 - EXXON MOBIL CORPORATION

ADDITIONAL INFORMATION

CONDUCT OF MEETING

We are currently not aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

The Chairman has broad authority to conduct the annual meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. Rules of conduct are stated in the ANNUAL MEETING PROGRAM available at the meeting. The Chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

PEOPLE WITH DISABILITIES

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address listed under "Contact information" on page 44.

OUTSTANDING SHARES

On February 28, 2001, 3,456,242,044 shares of common stock were outstanding. Each common share has one vote.

HOW WE SOLICIT PROXIES

In addition to this mailing, ExxonMobil employees may solicit proxies personally, electronically, or by telephone. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $25,000 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposal for the annual meeting in 2002 must be sent to the Secretary at the address of ExxonMobil's principal executive office listed under "Contact information" on page 44. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is December 19, 2001. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is March 4, 2002. On request, the Secretary will provide instructions for submitting proposals.

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EXXON MOBIL CORPORATION - PROXY STATEMENT 2001

DUPLICATE ANNUAL REPORTS

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra summary annual reports by marking the "discontinue duplicate summary annual report" box on the proxy card. If you vote by telephone or via the Internet, you will also have the opportunity to indicate that you wish to discontinue receiving extra summary annual reports. At least one account must continue to receive a summary annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may write or call ExxonMobil Shareholder Services at the toll-free 800 number listed below at any time during the year to discontinue duplicate mailings.

CONTACT INFORMATION

If you have questions or need more information about the annual meeting, write to:

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

or call us at (972) 444-1157.

For information about your record holdings or Shareholder Investment Program account, call ExxonMobil Shareholder Services at 1-800-252-1800 or access your account via the Internet at www.equiserve.com. We also invite you to visit ExxonMobil's Web site at www.exxonmobil.com. Web site materials are not part of this proxy solicitation.

FINANCIAL STATEMENTS

The year 2000 consolidated financial statements and auditor's report, management's discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years and other information are provided in Appendix B.

SEC FORM 10-K

Shareholders may obtain a copy of the company's annual report to the Securities and Exchange Commission on Form 10-K without charge by writing to the Secretary at the address listed above or by visiting ExxonMobil's Web site at www.exxonmobil.com.

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                                   APPENDIX A

BOARD AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the Board Audit Committee (the "Committee") is oversight. The Committee shall assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Corporation's financial reporting process, the financial reports and other financial information provided by the Corporation to the Securities and Exchange Commission and the public, the Corporation's system of internal accounting and financial controls, and the annual independent audit of the Corporation's financial statements.

The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select (subject to shareholder ratification), evaluate and, where appropriate, replace the independent auditor.

The Corporation's management is responsible for preparing the Corporation's financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors have more time, knowledge and detailed information about the Corporation than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any professional certification as to the independent auditors' work or any expert or special assurance as to the Corporation's financial statements, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding information technology and other non-audit services provided by the independent auditor.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation and the authority to retain outside counsel, auditors or other experts for this purpose.

II. MEMBERSHIP

The Committee's composition shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

Accordingly, each member of the Committee shall:

    have no relationship to the Corporation that may interfere with the exercise of his or her independence from management and the Corporation; and

    be financially literate or become financially literate within a reasonable period of time after appointment to the Committee.

    In addition, at least one member of the Committee shall have accounting or related financial management expertise.

                                                                              A1

III. ACTIVITIES

The following shall be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

     1. The Committee shall make a recommendation to the Board prior to the end of each year with respect to the appointment of independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the coming year.

     2. The Committee shall review from time to time, at least annually,
        (a) the results of the audits by the Corporation's independent auditors of the Corporation's consolidated financial statements, (b) the costs of such audits including the fees paid to the independent auditors,
        (c) any significant deficiency in the design or the operation of internal accounting controls identified by the independent auditors and any resulting recommendations, and (d) the arrangements for and the scope of the independent auditors' audits of the Corporation's consolidated financial statements. The Committee shall report the foregoing to the Board with such recommendations as it may deem appropriate.

     3. The Committee shall confer with the Controller, the General Auditor, management and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality and adequacy of programs for compliance with the Corporation's policies and procedures regarding business ethics, financial controls and internal auditing, including information regarding violations or probable violations of such policies. The Committee shall report the foregoing to the Board with such recommendations as it may deem appropriate.

     4. The Committee shall review with the Controller and the General Auditor, at least annually, the activities, budget, staffing and structure of the internal auditing function of the Corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem which has not resulted in corrective action or has not otherwise been resolved to the auditor's satisfaction at any intermediate level of audit management.

     5. The Committee, along with the other members of the Board, shall review with management and the independent auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K. The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the Corporation's accounting practices.

A2

     6. As a whole, or through the Committee Chairman, the Committee shall review with the independent auditors and management the Corporation's interim financial results to be included in each quarterly report on Form 10-Q. Each such review shall include any matters required to be discussed by SAS No. 61 and shall occur prior to the Corporation's filing of the related Form 10-Q, with the Securities and Exchange Commission.

     7. The Committee shall: (a) request annually from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard Number 1; (b) consider, with a view to auditor independence, the fees payable to the independent auditor for audit services, information technology services, and all other services, for such periods, in such categories and on such bases as the Committee may request; (c) discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors' independence; and (d) recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

     8. The Committee shall deliver any report or other disclosure by the Committee required to be included in any proxy statement for the election of the Corporation's directors under the rules of the Securities and Exchange Commission.

     9. The Committee shall review the adequacy of this Charter on an annual basis.

    10. The Committee shall review major changes to the Corporation's auditing and accounting principles and practices based on advice of the independent auditor, the Controller, the General Auditor or management.

    11. The Committee shall evaluate, along with the other members of the Board, the performance of the independent auditor.

    12. The Committee shall review the expenses of officers of the Corporation who are also members of the Board and such other officers as it may deem appropriate.

    13. The Committee shall take such other actions and do such other things as may be referred to it from time to time by the Board.

                                                                              A3

                                   APPENDIX B

FINANCIAL SECTION

TABLE OF CONTENTS

Business Profile ........................................................................ B2
Financial Summary ....................................................................... B3
Management's Discussion and Analysis of Financial Condition and Results of Operations ... B4-B10
Report of Independent Accountants ....................................................... B11
Consolidated Financial Statements
         Statement of Income ............................................................ B12
         Balance Sheet .................................................................. B13
         Statement of Shareholders' Equity .............................................. B14
         Statement of Cash Flows ........................................................ B15
Notes to Consolidated Financial Statements
         1. Summary of Accounting Policies .............................................. B16
         2. Extraordinary Item and Accounting Change .................................... B17
         3. Merger of Exxon Corporation and Mobil Corporation ........................... B17
         4. Reorganization Costs ........................................................ B17
         5. Miscellaneous Financial Information ......................................... B18
         6. Cash Flow Information ....................................................... B18
         7. Additional Working Capital Data ............................................. B18
         8. Equity Company Information .................................................. B19
         9. Investments and Advances .................................................... B19
        10. Investment in Property, Plant and Equipment ................................. B20
        11. Leased Facilities ........................................................... B20
        12. Capital ..................................................................... B20
        13. Employee Stock Ownership Plans .............................................. B22
        14. Financial Instruments ....................................................... B22
        15. Long-Term Debt .............................................................. B23
        16. Incentive Program ........................................................... B24
        17. Litigation and Other Contingencies .......................................... B25
        18. Annuity Benefits and Other Postretirement Benefits .......................... B26
        19. Income, Excise and Other Taxes .............................................. B28
        20. Disclosures about Segments and Related Information .......................... B29
Supplemental Information on Oil and Gas Exploration and Production Activities ........... B30-B34
Quarterly Information ................................................................... B35
Operating Summary ....................................................................... B36

                                                                              B1

BUSINESS PROFILE

                                                                                  Return on      Capital and
                                        Earnings After       Average Capital   Average Capital   Exploration
                                         Income Taxes            Employed         Employed       Expenditures
                                        -----------------------------------------------------------------------
Financial                               2000       1999       2000       1999    2000  1999     2000     1999
---------------------------------------------------------------------------------------------------------------
                                                (millions of dollars)            (percent)  (millions of dollars)
Petroleum and natural gas
   Upstream
      United States                    $  4,545   $  1,842   $ 12,804  $ 12,660  35.5  14.5  $  1,859  $  1,729
      Non-U.S                             7,824      4,044     26,235    26,203  29.8  15.4     5,040     6,661
                                       ----------------------------------------              ------------------
         Total                         $ 12,369   $  5,886   $ 39,039  $ 38,863  31.7  15.1  $  6,899  $  8,390
                                       ----------------------------------------              ------------------
   Downstream
      United States                    $  1,561   $    577   $  7,976  $  8,354  19.6   6.9  $  1,077  $    905
      Non-U.S                             1,857        650     19,756    19,679   9.4   3.3     1,541     1,496
                                       ----------------------------------------              ------------------
         Total                         $  3,418   $  1,227   $ 27,732  $ 28,033  12.3   4.4  $  2,618  $  2,401
                                       ----------------------------------------              ------------------
   Total petroleum and natural gas     $ 15,787   $  7,113   $ 66,771  $ 66,896  23.6  10.6  $  9,517  $ 10,791
                                       ----------------------------------------              ------------------
   Chemicals
      United States                    $    644   $    738   $  5,644  $  5,471  11.4  13.5  $    351  $    663
      Non-U.S.                              517        616      8,170     6,991   6.3   8.8     1,117     1,580
                                       ----------------------------------------              ------------------
         Total                         $  1,161   $  1,354   $ 13,814  $ 12,462   8.4  10.9  $  1,468  $  2,243
Other operations                            551        426      3,992     4,242  13.8  10.0       163       249
Corporate and financing                    (589)      (514)     2,886       236     -     -        20        24
Merger expenses                            (920)      (469)         -         -     -     -         -         -
Gain from required asset divestitures     1,730          -          -         -     -     -         -         -
                                       ----------------------------------------              ------------------
         Net income                    $ 17,720   $  7,910   $ 87,463  $ 83,836  20.6  10.3  $ 11,168  $ 13,307
                                       ========================================              ==================

Operating                                2000       1999                                        2000     1999
---------------------------------------------------------------------------------------------------------------
                               (thousands of barrels daily)                         (thousands of barrels daily)
Net liquids production                                       Refinery throughput
   United States                            733        729      United States                   1,862     1,930
   Non-U.S                                1,820      1,788      Non-U.S                         3,780     4,047
                                          ----------------                                      ---------------
   Total                                  2,553      2,517      Total                           5,642     5,977

                             (millions of cubic feet daily)                            (thousands of metric tons)
Natural gas production available for sale
   United States                          2,856      2,871   Chemical prime product sales      25,637    25,283
   Non-U.S                                7,487      7,437
                                          ----------------                              (millions of metric tons)
   Total                                 10,343     10,308   Coal production
                                                                 United States                      2         3
                               (thousands of barrels daily)     Non-U.S.                           15        14
Petroleum product sales                                                                         ---------------
   United States                          2,669      2,918      Total                              17        17
   Non-U.S                                5,324      5,969
                                          ----------------                            (thousands of metric tons)
   Total                                  7,993      8,887   Copper production                    254       248

B2

FINANCIAL SUMMARY

                                                                       2000           1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------
                                                                        (millions of dollars, except per share amounts)
Sales and other operating revenue
   Petroleum and natural gas                                        $  210,006     $  167,802     $  151,109     $  179,137
   Chemicals                                                            17,501         13,777         13,589         16,190
   Other                                                                   932            950            929          2,408
                                                                    -------------------------------------------------------
      Sales and other operating revenue, including excise taxes     $  228,439     $  182,529     $  165,627     $  197,735
Earnings from equity interests and other revenue                         4,309          2,998          4,015          4,011
                                                                    -------------------------------------------------------
Total revenue                                                       $  232,748     $  185,527     $  169,642     $  201,746
                                                                    =======================================================
Earnings
   Petroleum and natural gas
      Upstream                                                      $   12,369     $    5,886     $    3,352     $    6,905
      Downstream                                                         3,418          1,227          3,474          3,088
                                                                    -------------------------------------------------------
         Total petroleum and natural gas                            $   15,787     $    7,113     $    6,826     $    9,993
   Chemicals                                                             1,161          1,354          1,394          1,771
   Other operations                                                        551            426            384            434
   Corporate and financing                                                (589)          (514)          (460)          (466)
   Merger expenses                                                        (920)          (469)             -              -
   Gain from required asset divestitures                                 1,730              -              -              -
         Accounting change                                                   -              -            (70)             -
                                                                    -------------------------------------------------------
Net income                                                          $   17,720     $    7,910     $    8,074     $   11,732
                                                                    =======================================================

Net income per common share                                         $     5.10     $     2.28     $     2.31     $     3.32
Net income per common share - assuming dilution                     $     5.04     $     2.25     $     2.28     $     3.28

Cash dividends per common share                                     $    1.760     $    1.687     $    1.666     $    1.619

Net income to average shareholders' equity (percent)                      26.4           12.6           12.9           18.7
Net income to total revenue (percent)                                      7.6            4.3            4.8            5.8

Working capital                                                     $    2,208     $   (7,592)    $   (5,187)    $     (377)
Ratio of current assets to current liabilities                            1.06           0.80           0.85           0.99

Total additions to property, plant and equipment                    $    8,446     $   10,849     $   12,730     $   11,652
Property, plant and equipment, less allowances                      $   89,829     $   94,043     $   92,583     $   93,527
Total assets                                                        $  149,000     $  144,521     $  139,335     $  143,751

Exploration expenses, including dry holes                           $      936     $    1,246     $    1,506     $    1,252
Research and development costs                                      $      564     $      630     $      753     $      763

Long-term debt                                                      $    7,280     $    8,402     $    8,532     $   10,868
Total debt                                                          $   13,441     $   18,972     $   17,016     $   17,182
Fixed charge coverage ratio                                               15.7            6.6            6.9            9.9
Debt to capital (percent)                                                 15.4           22.0           20.6           20.3

Shareholders' equity at year-end                                    $   70,757     $   63,466     $   62,120     $   63,121
Shareholders' equity per common share                               $    20.42     $    18.25     $    17.96     $    18.08
Average number of common shares outstanding (millions)                   3,477          3,453          3,468          3,511

Number of regular employees at year-end (thousands)                       99.6          106.9          111.6          114.5


                                                                                                                         B3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FUNCTIONAL EARNINGS                                             2000        1999         1998
------------------------------------------------------------------------------------------------
                                                                    (millions of dollars)
EARNINGS INCLUDING MERGER EFFECTS AND SPECIAL ITEMS
Upstream
   United States                                             $  4,545     $  1,842     $    850
   Non-U.S                                                      7,824        4,044        2,502
Downstream
   United States                                                1,561          577        1,199
   Non-U.S                                                      1,857          650        2,275
Chemicals
   United States                                                  644          738          792
   Non-U.S                                                        517          616          602
Other operations                                                  551          426          384
Corporate and financing                                          (589)        (514)        (460)
Merger expenses                                                  (920)        (469)           -
Gain from required asset divestitures                           1,730            -            -
Accounting change                                                   -            -          (70)
                                                             ----------------------------------
                  Net income                                 $ 17,720     $  7,910     $  8,074
                                                             ==================================

Net income per common share (dollars)                        $   5.10     $   2.28     $   2.31
Net income per common share - assuming dilution (dollars)    $   5.04     $   2.25     $   2.28
-----------------------------------------------------------------------------------------------

MERGER EFFECTS AND SPECIAL ITEMS
Upstream
   United States                                             $      -     $      -     $   (185)
   Non-U.S                                                          -          119         (176)
Downstream
   United States                                                    -            -            8
   Non-U.S                                                          -         (120)        (412)
Chemicals
   United States                                                    -            -           (8)
   Non-U.S                                                          -            -           (1)
Corporate and financing                                             -            -          112
Merger expenses                                                  (920)        (469)           -
Gain from required asset divestitures                           1,730            -            -
Accounting change                                                   -            -          (70)
                                                             ----------------------------------
                  Total                                      $    810     $   (470)    $   (732)
                                                             ==================================
-----------------------------------------------------------------------------------------------

EARNINGS EXCLUDING MERGER EFFECTS AND SPECIAL ITEMS
Upstream
   United States                                             $  4,545     $  1,842     $  1,035
   Non-U.S                                                      7,824        3,925        2,678
Downstream
   United States                                                1,561          577        1,191
   Non-U.S                                                      1,857          770        2,687
Chemicals
   United States                                                  644          738          800
   Non-U.S                                                        517          616          603
Other operations                                                  551          426          384
Corporate and financing                                          (589)        (514)        (572)
                                                             ----------------------------------
   Total                                                     $ 16,910     $  8,380     $  8,806
                                                             ==================================
Earnings per common share (dollars)                          $   4.87     $   2.41     $   2.52
Earnings per common share - assuming dilution (dollars)      $   4.81     $   2.38     $   2.49
-----------------------------------------------------------------------------------------------

B4

REVIEW OF 2000 RESULTS

Earnings excluding merger effects and special items were $16,910 million, an increase of $8,530 million from 1999. Net income in 2000 of $17,720 million, including net favorable merger effects of $810 million, increased $9,810 million from 1999. Upstream (Exploration and Production) earnings benefited from higher crude oil and natural gas realizations, which on average were up about 60 percent and 45 percent, respectively, versus 1999. Excluding the effects of lower entitlements caused by higher crude prices, liquids production was 3 percent higher than 1999. Downstream (Refining and Marketing) earnings improved from the very depressed results in 1999, driven by stronger worldwide refining margins and better refining operations. However, downstream profitability was restrained by difficulties in recovering the significant increases in raw material costs that occurred over much of the year. Merger implementation activities in 2000 added a net $810 million to net income, reflecting $1,730 million of gains from asset divestitures that were a condition of regulatory approval of the merger. These gains more than offset merger implementation expenses of $920 million. Results in 1999 included $470 million of net charges for special items, primarily merger expenses with other special items essentially offsetting. Revenue for 2000 totaled $233 billion, up 25 percent from 1999, and the cost of crude oil and product purchases increased by 41 percent, both influenced by higher prices.

         Excluding merger expenses, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 2000 were $43.6 billion, down about $700 million from 1999. The impact of efficiency initiatives, including the capture of merger synergies, reduced operating costs by $1.6 billion. Interest expense in 2000 was $589 million compared to $695 million in 1999 as the effect of lower debt levels was partly offset by higher interest rates.

UPSTREAM

Upstream earnings of $12,369 million increased due to higher crude oil and natural gas realizations, up about 60 percent and 45 percent, respectively. Liquids production of 2,553 kbd (thousands of barrels daily) increased from 2,517 kbd in 1999. Excluding the effects of lower entitlements caused by higher crude prices, liquids production was 3 percent higher than 1999, mainly reflecting new production from fields in the North Sea and Venezuela and increased production from eastern Canada and Alaska. These increases more than offset the effects of natural field declines. Natural gas production of 10,343 mcfd (millions of cubic feet daily) was about the same as 1999 reflecting higher production in eastern Canada, Europe and Qatar, offset by lower production in Indonesia. Excluding entitlement impacts, natural gas production increased about 1 percent. Lower exploration expenses also benefited 2000 upstream earnings. Earnings from U.S. upstream operations were $4,545 million, an increase of $2,703 million from 1999. Earnings outside the U.S. were $7,824 million, $3,899 million higher than last year, excluding a $141 million deferred tax benefit and a $22 million property write-off in 1999.

DOWNSTREAM

Downstream earnings of $3,418 million improved over $2 billion from the very depressed results in 1999, driven by stronger worldwide refining margins and better refining operations. Earnings also benefited from a planned reduction in inventories as a result of merging Exxon and Mobil operations around the world. Petroleum product sales of 7,993 kbd compared with 8,887 kbd in 1999. The decrease reflected the effects of the required divestiture of Mobil's European fuels joint venture and of U.S. marketing and refining assets, as well as lower supply sales in Asia-Pacific resulting from the low margin environment. Refinery throughput was 5,642 kbd compared with 5,977 kbd in 1999. Excluding the effects of the divestments, refinery throughput in 2000 was at the same level as 1999 and petroleum product sales were down about 4 percent. Earnings from U.S. downstream operations were $1,561 million, up $984 million from the depressed results of 1999, reflecting stronger refining margins and improved operations, partly offset by weaker marketing margins. Earnings outside the U.S. of $1,857 million were $1,087 million higher than 1999 after excluding special charges in 1999 in Japan of $80 million for non-merger related restructuring of downstream operations and a $40 million write-off associated with the cancellation of a power project. The improvement was driven by stronger European and to a much lesser extent Southeast Asian refining margins and improved refining operations, partly offset by weaker marketing margins.

CHEMICALS

Chemicals earnings totaled $1,161 million compared with $1,354 million in 1999. Record prime product sales volumes of 25,637 kt (thousands of metric tons) were up 354 kt. The decline in earnings was driven by higher feedstock and energy costs and unfavorable foreign exchange effects.

OTHER OPERATIONS

Earnings from other operating segments totaled $551 million, an increase of $125 million from 1999, reflecting record copper, coal and electricity sales, higher copper prices, lower operating expenses and favorable foreign exchange effects, partly offset by lower coal prices.

CORPORATE AND FINANCING

Corporate and financing expenses of $589 million compared with $514 million in 1999. The increase resulted from unfavorable foreign


                                                                              B5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

exchange effects and lower tax-related benefits. Partly offsetting was a reduction in administrative expenses as a result of combining Exxon and Mobil headquarters operations. The effect of lower debt levels was partly offset by higher interest rates during the year.

REVIEW OF 1999 RESULTS

Earnings excluding merger expenses and special items were $8,380 million, down $426 million or 5 percent from 1998. Net income was $7,910 million, down from $8,074 million in 1998. The decline was primarily in the downstream where steeply rising crude oil costs could not be recovered in the marketplace. Crude oil prices rose about $14 per barrel from January to December 1999, depressing downstream margins in all geographic areas. Weaker chemicals margins and lower coal prices also adversely affected earnings. However, upstream results benefited from the increase in crude oil prices and partly offset the weakness in downstream business conditions. Record chemicals, coal and copper volumes and reduced expenses in every operating segment also benefited earnings. Results in 1999 included $470 million of net charges for special items -- $469 million of merger expenses with other special items essentially offsetting. Results in 1998 included $732 million of net special charges. Revenue for 1999 totaled $186 billion, up 9 percent from 1998, and the cost of crude oil and product purchases increased 24 percent.

        Excluding merger expenses, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 1999 was $44.3 billion, down about $400 million from 1998. The impact of efficiency initiatives, including the capture of early merger synergies, reduced operating costs by $1.2 billion. Interest expense in 1999 was $695 million, $127 million higher than 1998, mainly due to a higher debt level and unfavorable foreign exchange effects.

UPSTREAM

Upstream earnings of $5,886 million increased significantly from 1998 reflecting higher average crude oil prices, up over $5 per barrel from 1998. Average U.S. natural gas prices were 9 percent higher than the prior year, while European gas prices, which are tied to petroleum product prices on a lagged basis, were about 17 percent lower. Liquids production of 2,517 kbd was up 1 percent from 2,502 kbd in 1998 as production from new developments in the North Sea, the Gulf of Mexico, West Africa and the Caspian offset natural field declines in North America and lower liftings in Indonesia and Malaysia. Natural gas production of 10,308 mcfd compared with 10,617 mcfd in 1998. Upstream expenses were reduced from 1998 levels. Earnings from the U.S. upstream were $1,842 million, up $807 million after excluding $185 million of special charges related mainly to property write-downs in 1998. Outside the U.S. upstream earnings were $3,925 million, up $1,247 million after excluding a $141 million deferred tax benefit and a $22 million property write-off in 1999 and $176 million of other net special charges in 1998.

DOWNSTREAM

Downstream earnings of $1,227 million declined from 1998's strong results primarily reflecting escalating crude oil costs and weaker downstream margins in all geographic areas. Unfavorable foreign exchange and inventory effects also reduced earnings. Higher volumes, mainly in the U.S., and lower operating expenses provided a partial offset. Petroleum product sales were 8,887 kbd compared with 8,873 kbd in 1998. Refinery throughput was 5,977 kbd compared with 6,093 kbd in 1998. In the U.S., downstream earnings were $577 million, down $614 million from 1998 after excluding $8 million of special credits related to inventory adjustments in 1998. Downstream operations outside of the U.S. earned $770 million, down $1,917 million from 1998 after excluding special charges from both years. Results in 1999 included $80 million of charges for non-merger related restructuring of Japanese downstream operations and a $40 million write-off associated with the cancellation of a power project in Japan, while 1998 results included $412 million of special charges largely related to the impact of lower prices on inventories and Mobil-British Petroleum (BP) alliance implementation costs.

CHEMICALS

Earnings from chemicals operations totaled $1,354 million, down $40 million or 3 percent from 1998. Industry margins declined due to lower product prices and higher feedstock costs. Prime product sales volumes of 25,283 kt were a record. Earnings also benefited from lower operating expenses. Chemicals' results included $9 million of special charges related to the impact of lower prices on inventories in 1998.

OTHER OPERATIONS

Earnings from other operating segments totaled $426 million, an increase of $42 million from 1998. The increase reflects record copper and coal production, lower operating expenses and favorable foreign exchange effects, partly offset by depressed coal prices.

CORPORATE AND FINANCING

Corporate and financing expenses were $514 million, $54 million higher than 1998 which included a net special credit of $112 million related to settlement of prior years' tax disputes. Excluding special items, expenses were $58 million lower reflecting lower tax-related charges.

MERGER OF EXXON CORPORATION AND MOBIL CORPORATION

On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil). Under the terms of the agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all the outstanding shares of Mobil common stock based upon an exchange ratio of 1.32015. Following the exchange, former shareholders of Exxon owned approximately 70 percent of the corporation, while former Mobil shareholders owned approximately 30 percent of the corporation. Each outstanding share of Mobil preferred stock was converted into one share of a new class of ExxonMobil preferred stock.

        As a result of the Merger, the accounts of certain downstream and chemicals operations jointly controlled by the combining companies have been included in the consolidated financial statements. These operations were previously accounted for by Exxon and Mobil as separate companies using the equity method of accounting.


B6

         The Merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements give retroactive effect to the merger, with all periods presented as if Exxon and Mobil had always been combined.

         As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property
-- primarily downstream, pipeline and natural gas distribution assets -- be divested. These assets, with a carrying value of approximately $3 billion, were sold in the year 2000. Before-tax proceeds for these assets were approximately $5 billion. The net after-tax gain of $1,730 million was reported as an extraordinary item consistent with pooling of interests accounting requirements. The properties have historically earned approximately $200 million per year.

REORGANIZATION COSTS

In association with the merger between Exxon and Mobil, $1,406 million pre-tax ($920 million after-tax) and $625 million pre-tax ($469 million after-tax) of costs were recorded as merger related expenses in 2000 and 1999, respectively. Cumulative charges included separation expenses related to workforce reductions (approximately 6,000 employees at year-end 2000) and merger closing and implementation costs. The separation reserve balance at year-end 2000 of approximately $320 million is expected to be expended in 2001. Merger related expenses are expected to grow to approximately $2.5 billion pre-tax on a cumulative basis by 2002. Pre-tax operating synergies associated with the Merger, which are on track with expectations, including cost savings, efficiency gains, and revenue enhancements, are expected to reach $4.6 billion per year by 2002.

         In the first quarter of 1999 the corporation recorded a $120 million after-tax charge for the reorganization of Japanese downstream operations in its wholly-owned Esso Sekiyu K.K. and 50.1 percent owned General Sekiyu K.K. affiliates. The reorganization resulted in the reduction of approximately 700 administrative, financial, logistics and marketing service employee positions. The Japanese affiliates recorded a combined charge of $216 million (before-tax) to selling, general and administrative expenses for the employee related costs. Substantially all cash expenditures anticipated in the restructuring provision have been paid as of the end of 1999. General Sekiyu also recorded a $211 million (before-tax) charge to depreciation and depletion for the write-off of costs associated with the cancellation of a power plant project at the Kawasaki terminal. Manpower reduction savings associated with this reorganization are approximately $50 million per year after-tax in 2000.

         As indicated in note 4, during 1998 Mobil implemented reorganization programs in Australia, New Zealand and Latin America to integrate regional fuels and lubes operations. In 1997, Mobil and BP announced that their European downstream alliance would implement a major reorganization of its lubricant base oil refining business. Also in 1997, Mobil commenced two major cost savings initiatives in Asia-Pacific: one in Japan in response to the deregulated business environment and the other in Australia. After-tax costs for programs initiated in 1998 were $41 million and for the 1997 programs were $189 million. Benefits associated with these undertakings are estimated at $140 million per year after-tax.

         The following table summarizes the activity in the reorganization reserves. The 1998 opening balance represents accruals for provisions taken in prior years.

                 Opening                          Balance at
                 Balance  Additions Deductions     Year End
------------------------------------------------------------
                         (millions of dollars)
         1998     $300     $ 50        $181          $169
         1999      169      563         351           381
         2000      381      738         780           339

CAPITAL AND EXPLORATION EXPENDITURES

Capital and exploration expenditures in 2000 were $11.2 billion, down from $13.3 billion in 1999, primarily reflecting timing of completion of major project expenditures.

         Upstream spending was down 18 percent to $6.9 billion in 2000, from $8.4 billion in 1999, as a result of the completion of major projects in the North Sea, Canada and South America, and lower exploration expenses. Capital investments in the downstream totaled $2.6 billion in 2000, up $0.2 billion from 1999, primarily reflecting increased investments in China and higher spending at U.S. refineries. The increase was largely offset by lower spending in the European Fuels Joint Venture with BP which was divested in 2000 as a condition of regulatory approval of the merger, and lower spending in the retail businesses. Chemicals capital expenditures were $1.5 billion in 2000, down from $2.2 billion in 1999, due to the completion of major projects in the United States, Singapore, Saudi Arabia, and Thailand.

         Capital and exploration expenditures in the U.S. totaled $3.3 billion in 2000, a decrease of $0.1 billion from 1999, reflecting higher spending in both the upstream and downstream, offset by lower spending in chemicals. Spending outside the U.S. of $7.9 billion in 2000 compared with $9.9 billion in 1999, reflecting lower expenditures in the upstream and chemicals.

         Firm commitments related to capital projects totaled approximately $4.6 billion at the end of 2000, the same as at year-end 1999. The largest single commitment in 2000 was $2.3 billion associated with the development of crude oil and natural gas resources in Malaysia. The corporation expects to fund the majority of these commitments through internally generated funds.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES

In the past, crude, product and chemical prices have fluctuated widely in response to changing market forces. The impacts of these price fluctuations on earnings from upstream operations, downstream operations and chemical operations have been varied, tending at times to be offsetting.

         The markets for crude oil and natural gas have a history of significant price volatility. Although prices will occasionally drop precipitously, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Accordingly, the corporation tests the viability of its oil and gas operations based on long-term price projections. The corporation's assessment is that its operations will

                                                                              B7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs.

         Investment opportunities are tested against a variety of market conditions, including low price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan. In addition, the corporation has had an aggressive asset management program in which under-performing assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the corporation's strategic and financial objectives. The result has been the creation of a very efficient capital base.

RISK MANAGEMENT

The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

         Interest rate, foreign exchange rate and commodity price exposures from the contracts undertaken in accordance with the corporation's policies have not been significant. Derivative instruments are not held for trading purposes nor do they have leveraged features.

DEBT-RELATED INSTRUMENTS

The corporation is exposed to changes in interest rates, primarily as a result of its short-term and long-term debt with both fixed and floating interest rates. The corporation makes limited use of interest rate swap agreements to adjust the ratio of fixed and floating rates in the debt portfolio. The impact of a 100 basis point change in interest rates affecting the corporation's debt would not be material to earnings, cash flow or fair value.

FOREIGN CURRENCY EXCHANGE RATE INSTRUMENTS

The corporation conducts business in many foreign currencies and is subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in foreign currency exchange rates on ExxonMobil's geographically diverse operations are varied and often offsetting in amount. The corporation makes limited use of currency exchange contracts to reduce the risk of adverse foreign currency movements related to certain foreign currency debt obligations. Exposure from market rate fluctuations related to these contracts is not material. Aggregate foreign exchange transaction gains and losses included in net income are discussed in note 5 to the consolidated financial statements.

COMMODITY INSTRUMENTS

The corporation makes limited use of commodity forwards, swaps and futures contracts of short duration to mitigate the risk of unfavorable price movements on certain crude, natural gas and petroleum product purchases and sales. Commodity price exposure related to these contracts is not material.

INFLATION AND OTHER UNCERTAINTIES

The general rate of inflation in most major countries of operation has been relatively low in recent years, and the associated impact on operating costs has been countered by cost reductions from efficiency and productivity improvements.

         The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

RECENTLY ISSUED STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board released Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 133, as amended by Statements No. 137 and 138, must be adopted by the corporation no later than January 1, 2001. The statement establishes accounting and reporting standards for derivative instruments. It requires that all derivatives be recognized as either assets or liabilities in the financial statements and measured at fair value. It establishes the accounting for changes in the fair value of the derivatives depending on their intended use. Since the corporation makes very limited use of derivatives, the effect of adoption on the corporation's operations or financial condition will be negligible.

SITE RESTORATION AND OTHER ENVIRONMENTAL COSTS

Over the years the corporation has accrued provisions for estimated site restoration costs to be incurred at the end of the operating life of certain of its facilities and properties. In addition, the corporation accrues provisions for environmental liabilities in the many countries in which it does business when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed.

         The corporation has accrued provisions for probable environmental remediation obligations at various sites, including multi-party sites where ExxonMobil has been identified as one of the potentially responsible parties by the U.S. Environmental Protection Agency. The involvement of other financially responsible companies at these multi-party sites mitigates ExxonMobil's actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil's operations, financial condition or liquidity.

         Charges made against income for site restoration and environmental liabilities were $311 million in 2000, $219 million in 1999 and $240 million in 1998. At the end of 2000, accumulated site restoration and environmental provisions, after reduction for amounts paid, amounted to $3.7 billion. ExxonMobil believes that any cost in excess of the amounts already provided for in the financial statements would not have a materially adverse effect upon the corporation's operations, financial condition or liquidity.


B8

         In 2000, the corporation spent $1,529 million (of which $393 million were capital expenditures) on environmental projects and expenses worldwide, mostly dealing with air and water conservation. Total expenditures for such activities are expected to be about $1.8 billion in both 2001 and 2002 (with capital expenditures representing about 25 percent of the total).

TAXES

Income, excise and all other taxes and duties totaled $68.4 billion in 2000, an increase of $6.9 billion or 11 percent from 1999. Income tax expense, both current and deferred, was $11.1 billion compared to $3.2 billion in 1999, reflecting higher pre-tax income in 2000. The effective tax rate increased from 31.8 percent in 1999 to 42.4 percent in 2000 as a result of a larger share of total earnings coming from the more highly taxed non-U.S. upstream segment and lower benefits from resolution of tax-related issues. Excise and all other taxes and duties decreased $1.0 billion to $57.3 billion.

         Income, excise and all other taxes and duties totaled $61.5 billion in 1999, an increase of $1.6 billion or 3 percent from 1998. Income tax expense, both current and deferred, was $3.2 billion compared to $3.9 billion in 1998, reflecting lower pre-tax income in 1999, the impact of lower foreign tax rates and favorable resolution of tax-related issues. The effective tax rate was 31.8 percent in 1999 versus 35.2 percent in 1998. Excise and all other taxes and duties increased $2.3 billion to $58.3 billion, reflecting higher prices.

LIQUIDITY AND CAPITAL RESOURCES

In 2000, cash provided by operating activities totaled $22.9 billion, up $7.9 billion from 1999. Major sources of funds were net income of $17.7 billion and non-cash provisions of $8.1 billion for depreciation and depletion.

         Cash used in investing activities totaled $3.3 billion, down $7.7 billion from 1999 due to higher proceeds from sales of subsidiaries, investments and property, plant and equipment resulting from asset divestitures that were required as a condition of the regulatory approval of the merger, and due to lower additions to property, plant and equipment.

         Cash used in financing activities was $14.2 billion, up $9.4 billion, driven by debt reductions in the current year versus debt increases in 1999, along with higher purchases of common shares. Dividend payments on common shares increased from $1.687 per share to $1.760 per share and totaled $6.1 billion, a payout of 35 percent. Total consolidated debt declined by $5.6 billion to $13.4 billion.

         Shareholders' equity increased by $7.3 billion to $70.8 billion. The ratio of debt to capital decreased to 15 percent, reflecting lower debt levels and the higher shareholders' equity balance.

         Prior to the merger, the corporation purchased shares of its common stock for the treasury. Consistent with pooling accounting requirements, this repurchase program was terminated effective with the close of the ExxonMobil merger on November 30, 1999. On August 1, 2000, the corporation announced its intention to purchase shares of its common stock. During 2000, Exxon Mobil Corporation purchased 27.0 million shares of its common stock for the treasury at a gross cost of $2,352 million. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 3,477 million at the end of 1999 to 3,465 million at the end of 2000. Purchases were made in both the open market and through negotiated transactions, and may be discontinued at any time.

         In 1999, cash provided by operating activities totaled $15.0 billion, down $1.4 billion from 1998. Major sources of funds were net income of $7.9 billion and non-cash provisions of $8.3 billion for depreciation and depletion.

         Cash used in investing activities totaled $11.0 billion, down $1.0 billion from 1998 primarily as a result of lower additions to property, plant and equipment, partly offset by lower sales of subsidiaries and property, plant and equipment.

         Cash used in financing activities was $4.8 billion, down $2.4 billion, primarily due to fewer common share purchases. Dividend payments on common shares increased from $1.666 per share to $1.687 per share and totaled $5.8 billion, a payout of 74 percent. Total consolidated debt increased by $2.0 billion to $19.0 billion.

         Shareholders' equity increased by $1.3 billion to $63.5 billion. The ratio of debt to capital increased to 22 percent, reflecting higher debt levels. During 1999, Exxon purchased 8.3 million shares of its common stock for the treasury at a cost of $648 million. These purchases were used to offset shares issued in conjunction with the company's benefit plans and programs. Purchases were made both in the open market and through negotiated transactions. Consistent with pooling of interest accounting requirements, these repurchases were terminated effective with the close of the ExxonMobil merger on November 30, 1999. Previously, as a consequence of the then proposed merger of Exxon and Mobil announced on December 1, 1998, both companies' repurchase programs to reduce the number of shares outstanding were discontinued.

         Although the corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements.

         As discussed in note 14 to the consolidated financial statements, the corporation's financial derivative activities are limited to simple risk management strategies. The corporation does not trade in financial derivatives nor does it use financial derivatives with leveraged features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting, and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity.

LITIGATION AND OTHER CONTINGENCIES

         As discussed in note 17 to the consolidated financial statements, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. Essentially all of these lawsuits have now been resolved or are subject to appeal.

                                                                              B9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         On September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5.058 billion in the Exxon Valdez civil trial that began in May 1994. The District Court awarded approximately $19.6 million in compensatory damages to fisher plaintiffs, $38 million in prejudgment interest on the compensatory damages and $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. The District Court also ordered that these awards shall bear interest from and after entry of the judgment. The District Court stayed execution on the judgment pending appeal based on a $6.75 billion letter of credit posted by the corporation. ExxonMobil has appealed the judgment. The United States Court of Appeals for the Ninth Circuit heard oral arguments on the appeal on May 3, 1999. The corporation continues to believe that the punitive damages in this case are unwarranted and that the judgment should be set aside or substantially reduced by the appellate courts. The ultimate cost to the corporation from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

         On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. ExxonMobil will challenge the verdict and believes that the verdict is unwarranted and that the judgment should be set aside or substantially reduced. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

         The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. Ultimate resolution of these issues and several other tax and legal issues, notably final resolution of royalty recovery and tax issues related to the gas lifting imbalance in the Common Area (along the German/Dutch border), is not expected to have a materially adverse effect upon the corporation's operations, financial condition or liquidity.

         There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

THE EURO

On January 1, 1999, eleven European countries established fixed conversion rates between their existing sovereign currencies ("legacy currencies") and adopted the euro as their common legal currency. The euro and the legacy currencies are each legal tender for transactions now. Beginning January 1, 2002, the participating countries will issue euro-denominated bills and coins. By July 1, 2002 each country will withdraw its sovereign currency and transactions thereafter will be conducted solely in euros. Based on work to date, the conversion to the euro is not expected to have a material effect on the corporation's operations, financial condition or liquidity.

FORWARD-LOOKING STATEMENTS

Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including merger related expenses; synergy benefits from the merger (including cost savings, efficiency gains and revenue enhancements); financing sources; the resolution of contingencies; the effect of changes in prices, interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors. These factors include management's ability to implement merger plans successfully and on schedule; the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products; and other factors discussed above and under the caption "Factors Affecting Future Results" in Item 1 of ExxonMobil's 2000 Form 10-K.



B10

REPORT OF INDEPENDENT ACCOUNTANTS


[PRICEWATERHOUSECOOPERS LOGO]
                                                           Dallas, Texas
                                                           February 28, 2001

To the Shareholders of Exxon Mobil Corporation

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements appearing on pages B12 through B29 present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiary companies at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Mobil Corporation on November 30, 1999 in a transaction accounted for as a pooling of interests, as described in note 3 to the consolidated financial statements. We did not audit the financial statements of Mobil Corporation, which statements reflect total revenues of $53,531 million for the year ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Mobil Corporation, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

As discussed in note 2 to the consolidated financial statements, the corporation changed its method of accounting for the cost of start-up activities in 1998.

                                                  /s/ PricewaterhouseCoopers LLP



                                                                             B11

CONSOLIDATED STATEMENT OF INCOME

                                                                                   2000          1999          1998
---------------------------------------------------------------------------------------------------------------------
                                                                                        (millions of dollars)
Revenue
   Sales and other operating revenue, including excise taxes                   $  228,439    $  182,529    $  165,627
   Earnings from equity interests and other revenue                                 4,309         2,998         4,015
                                                                               --------------------------------------
      Total revenue                                                            $  232,748    $  185,527    $  169,642
                                                                               --------------------------------------
Costs and other deductions
   Crude oil and product purchases                                             $  108,951    $   77,011    $   62,145
   Operating expenses                                                              18,135        16,806        17,666
   Selling, general and administrative expenses                                    12,044        13,134        12,925
   Depreciation and depletion                                                       8,130         8,304         8,355
   Exploration expenses, including dry holes                                          936         1,246         1,506
   Merger related expenses                                                          1,406           625             -
   Interest expense                                                                   589           695           568
   Excise taxes                                                                    22,356        21,646        20,926
   Other taxes and duties                                                          32,708        34,765        33,203
   Income applicable to minority and preferred interests                              412           145           265
                                                                               --------------------------------------
      Total costs and other deductions                                         $  205,667    $  174,377    $  157,559
                                                                               --------------------------------------
Income before income taxes                                                     $   27,081    $   11,150    $   12,083
   Income taxes                                                                    11,091         3,240         3,939
                                                                               --------------------------------------
Income before extraordinary item and cumulative effect of accounting change    $   15,990    $    7,910    $    8,144
   Extraordinary gain from required asset divestitures, net of income tax           1,730             -             -
   Cumulative effect of accounting change                                               -             -           (70)
                                                                               --------------------------------------
Net income                                                                     $   17,720    $    7,910    $    8,074
                                                                               ======================================
Net income per common share (dollars)
   Before extraordinary item and cumulative effect of accounting change        $     4.60    $     2.28    $     2.33
   Extraordinary gain, net of income tax                                             0.50             -             -
   Cumulative effect of accounting change                                               -             -         (0.02)
                                                                               --------------------------------------
   Net income                                                                  $     5.10    $     2.28    $     2.31
                                                                               --------------------------------------

Net income per common share - assuming dilution (dollars)
   Before extraordinary item and cumulative effect of accounting change        $     4.55    $     2.25    $     2.30
   Extraordinary gain, net of income tax                                             0.49             -             -
   Cumulative effect of accounting change                                               -             -         (0.02)
                                                                               --------------------------------------
   Net income                                                                  $     5.04    $     2.25    $     2.28
                                                                               --------------------------------------

The information on pages B16 through B29 is an integral part of these statements.


B12

CONSOLIDATED BALANCE SHEET

                                                                                                  Dec. 31        Dec. 31
                                                                                                   2000           1999
-------------------------------------------------------------------------------------------------------------------------
                                                                                                  (millions of dollars)
Assets
   Current assets
      Cash and cash equivalents                                                                 $    7,080     $    1,688
      Other marketable securities                                                                        1             73
      Notes and accounts receivable, less estimated doubtful amounts                                22,996         19,155
      Inventories
         Crude oil, products and merchandise                                                         7,244          7,370
         Materials and supplies                                                                      1,060          1,122
      Prepaid taxes and expenses                                                                     2,018          1,733
                                                                                                -------------------------
            Total current assets                                                                $   40,399     $   31,141
   Investments and advances                                                                         12,618         14,544
   Property, plant and equipment, at cost, less accumulated depreciation and depletion              89,829         94,043
   Other assets, including intangibles, net                                                          6,154          4,793
                                                                                                -------------------------
            Total assets                                                                        $  149,000     $  144,521
                                                                                                =========================
Liabilities
   Current liabilities
      Notes and loans payable                                                                   $    6,161     $   10,570
      Accounts payable and accrued liabilities                                                      26,755         25,492
      Income taxes payable                                                                           5,275          2,671
                                                                                                -------------------------
            Total current liabilities                                                           $   38,191     $   38,733
   Long-term debt                                                                                    7,280          8,402
   Annuity reserves and accrued liabilities                                                         11,934         12,902
   Deferred income tax liabilities                                                                  16,442         16,251
   Deferred credits                                                                                  1,166          1,079
   Equity of minority and preferred shareholders in affiliated companies                             3,230          3,688
                                                                                                -------------------------
            Total liabilities                                                                   $   78,243     $   81,055
                                                                                                -------------------------
Shareholders' equity
   Benefit plan related balances                                                                $     (235)    $     (298)
   Common stock without par value (4,500 million shares authorized)                                  3,661          3,403
   Earnings reinvested                                                                              86,652         75,055
   Accumulated other nonowner changes in equity
      Cumulative foreign exchange translation adjustment                                            (4,862)        (2,300)
      Minimum pension liability adjustment                                                            (310)          (299)
      Unrealized gains/(losses) on stock investments                                                   (17)            31
   Common stock held in treasury (545 million shares in 2000 and 533 million shares in 1999)       (14,132)       (12,126)
                                                                                                -------------------------
            Total shareholders' equity                                                          $   70,757     $   63,466
                                                                                                -------------------------
            Total liabilities and shareholders' equity                                          $  149,000     $  144,521
                                                                                                =========================


The information on pages B16 through B29 is an integral part of these statements.

                                                                            B13

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                               2000                      1999                      1998
                                                    ----------------------------------------------------------------------------
                                                                   Nonowner                  Nonowner                  Nonowner
                                                    Shareholders' Changes in  Shareholders' Changes in  Shareholders' Changes in
                                                       Equity       Equity       Equity       Equity       Equity       Equity
                                                    ----------------------------------------------------------------------------
                                                                                (millions of dollars)
Class A preferred stock outstanding at end of year    $      -                $      -                 $    105
Class B preferred stock outstanding at end of year           -                       -                      641
Benefit plan related balances                             (235)                   (298)                    (793)
Common stock (see note 12)
   At beginning of year                                  3,403                   4,870                    4,766
      Issued                                                 -                      92                      104
      Other                                                258                     303                        -
      Cancellation of common stock held in treasury          -                  (1,862)                       -
                                                      --------                --------                 --------
   At end of year                                     $  3,661                $  3,403                 $  4,870
                                                      --------                --------                 --------
Earnings reinvested
   At beginning of year                                 75,055                  75,109                   72,875
      Net income for the year                           17,720     $ 17,720      7,910      $  7,910      8,074        $  8,074
      Dividends - common and preferred shares           (6,123)                 (5,872)                  (5,840)
      Cancellation of common stock held in treasury          -                  (2,092)                       -
                                                      --------                --------                 --------
   At end of year                                     $ 86,652                $ 75,055                 $ 75,109
                                                      --------                --------                 --------
Accumulated other nonowner changes in equity
   At beginning of year                                 (2,568)                 (1,981)                  (1,940)
      Foreign exchange translation adjustment           (2,562)      (2,562)      (727)         (727)       367             367
      Minimum pension liability adjustment                 (11)         (11)       109           109       (408)           (408)
      Unrealized gains/(losses) on stock investments       (48)         (48)        31            31          -               -
                                                      --------                --------                 --------
   At end of year                                     $ (5,189)               $ (2,568)                $ (1,981)
                                                      --------     --------   --------      --------   --------        --------
      Total                                                        $ 15,099                 $  7,323                   $  8,033
                                                                   ========                 ========                   ========
Common stock held in treasury
   At beginning of year                                (12,126)                (15,831)                 (12,881)
      Acquisitions, at cost                             (2,352)                   (976)                  (3,523)
      Dispositions                                         346                     727                      573
      Cancellation, returned to unissued                     -                   3,954                        -
                                                      --------                --------                 --------
   At end of year                                     $(14,132)               $(12,126)                $(15,831)
                                                      --------                --------                 --------
Shareholders' equity at end of year                   $ 70,757                $ 63,466                 $ 62,120
                                                      ========                ========                 ========

                                                                          Share Activity
                                                      ----------------------------------------------------------
                                                         2000                   1999                    1998
                                                      ----------------------------------------------------------
                                                                       (millions of shares)
Class A preferred stock                                      -                       -                        2
Class B preferred stock                                      -                       -                      0.2
Common stock
   Issued (see note 12)
      At beginning of year                               4,010                   4,169                    4,164
         Issued                                              -                       4                        5
         Cancelled                                           -                    (163)                       -
                                                       -------                 -------                  -------
      At end of year                                     4,010                   4,010                    4,169
                                                       -------                 -------                  -------
Held in treasury (see note 12)
      At beginning of year                                (533)                   (711)                    (674)
         Acquisitions, at cost                             (27)                    (17)                     (53)
         Dispositions                                       15                      32                       16
         Cancellation, returned to unissued                  -                     163                        -
                                                       -------                 -------                  -------
      At end of year                                      (545)                   (533)                    (711)
                                                       -------                 -------                  -------
Common shares outstanding at end of year                 3,465                   3,477                    3,458
                                                       =======                 =======                  =======

The information on pages B16 through B29 is an integral part of these statements.


B14

CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                                                  2000        1999        1998
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (millions of dollars)
Cash flows from operating activities
   Net income

      Accruing to ExxonMobil shareholders                                                       $ 17,720    $  7,910    $  8,074
      Accruing to minority and preferred interests                                                   412         145         265
   Adjustments for non-cash transactions
      Depreciation and depletion                                                                   8,130       8,304       8,355
      Deferred income tax charges/(credits)                                                           10      (1,439)        318
      Annuity and accrued liability provisions                                                      (662)        412        (251)
   Dividends received greater than/(less than) equity in current earnings of equity companies       (387)        146         328
   Extraordinary gain from required asset divestitures, before income tax                         (2,038)          -           -
   Changes in operational working capital, excluding cash and debt
      Reduction/(increase) - Notes and accounts receivable                                        (4,832)     (3,478)      2,170
                           - Inventories                                                            (297)         50         438
                           - Prepaid taxes and expenses                                             (204)        177           8
      Increase/(reduction) - Accounts and other payables                                           5,411       3,046      (3,010)
   All other items - net                                                                            (326)       (260)       (259)
                                                                                                ---------------------------------
      Net cash provided by operating activities                                                 $ 22,937    $ 15,013    $ 16,436
                                                                                                ---------------------------------
Cash flows from investing activities
   Additions to property, plant and equipment                                                   $ (8,446)   $(10,849)   $(12,730)
   Sales of subsidiaries, investments and property, plant and equipment                            5,770         972       1,884
   Additional investments and advances                                                            (1,648)     (1,476)     (1,469)
   Collection of advances                                                                            985         387         336
   Additions to other marketable securities                                                          (41)        (61)        (61)
   Sales of other marketable securities                                                               82          42          58
                                                                                                ---------------------------------
      Net cash used in investing activities                                                     $ (3,298)   $(10,985)   $(11,982)
                                                                                                ---------------------------------
Net cash generation before financing activities                                                 $ 19,639    $  4,028    $  4,454
                                                                                                ---------------------------------
Cash flows from financing activities
   Additions to long-term debt                                                                  $    238    $    454    $  1,384
   Reductions in long-term debt                                                                     (901)       (341)       (305)
   Additions to short-term debt                                                                      500       1,870         930
   Reductions in short-term debt                                                                  (2,413)     (2,359)     (2,175)
   Additions/(reductions) in debt with less than 90 day maturity                                  (3,129)      2,210       2,384
   Cash dividends to ExxonMobil shareholders                                                      (6,123)     (5,872)     (5,843)
   Cash dividends to minority interests                                                             (251)       (219)       (387)
   Changes in minority interests and sales/(purchases) of affiliate stock                           (227)       (200)        (84)
   Common stock acquired                                                                          (2,352)       (670)     (3,547)
   Common stock sold                                                                                 493         348         507
                                                                                                ---------------------------------
      Net cash used in financing activities                                                     $(14,165)   $ (4,779)   $ (7,136)
                                                                                                ---------------------------------
Effects of exchange rate changes on cash                                                        $    (82)   $     53    $     23
                                                                                                ---------------------------------
Increase/(decrease) in cash and cash equivalents                                                $  5,392    $   (698)   $ (2,659)
Cash and cash equivalents at beginning of year                                                     1,688       2,386       5,045
                                                                                                ---------------------------------
Cash and cash equivalents at end of year                                                        $  7,080    $  1,688    $  2,386
                                                                                                =================================
The information on pages B16 through B29 is an integral part of these statements.

                                                                             B15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The corporation's principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (upstream) and the manufacture, transportation and sale of petroleum products (downstream). The corporation is also a major worldwide manufacturer and marketer of petrochemicals and participates in coal and minerals mining and electric power generation.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

         The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

1. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the corporation, and for which other shareholders do not possess the right to participate in significant management decisions. Amounts representing the corporation's percentage interest in the underlying net assets of other significant subsidiaries and less than majority owned companies in which a significant equity ownership interest is held, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Earnings from equity interests and other revenue."

         Investments in other companies, none of which is significant, are generally included in "Investments and advances" at cost or less. Dividends from these companies are included in income as received.

REVENUE RECOGNITION. Revenues associated with sales of crude oil, natural gas, petroleum and chemical products and all other items are recorded when title passes to the customer.

         Revenues from the production of natural gas properties in which the corporation has an interest with the other producers are recognized on the basis of the company's net working interest. Differences between actual production and net working interest volumes are not significant.

DERIVATIVE INSTRUMENTS. As discussed in footnote 14, the corporation makes limited use of derivative instruments to hedge its exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices. Gains and losses on hedging contracts are recognized concurrent with the recognition of the economic impact of the underlying exposures using either the accrual or deferral method of accounting. In order to qualify for hedge accounting, the derivative instrument must be designated and effective as a hedge.

         The accrual method is used for interest rate swaps, cross-currency interest rate swaps and commodity swaps. Under the accrual method, differentials in the swapped amounts are recorded as adjustments of the underlying periodic cash flows that are being hedged. If these swaps are terminated, the gains and losses are amortized over the original lives of such contracts. The deferral method is used for futures exchange contracts, forward contracts and commodity swaps. Gains and losses resulting from changes in value of derivative instruments are deferred and recognized in the same period as the gains and losses of the items being hedged.

         Cash flow from derivative instruments that qualify for hedge accounting is included in the same category for cash flow purposes as the item being hedged.

INVENTORIES. Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method-LIFO). Costs include applicable purchase costs and operating expenses but not general and administrative expenses or research and development costs. Inventories of materials and supplies are valued at cost or less.

PROPERTY, PLANT AND EQUIPMENT. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method. Unit-of-production rates are based on oil, gas and other mineral reserves estimated to be recoverable from existing facilities. The straight-line method of depreciation is based on estimated asset service life taking obsolescence into consideration.

         Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

         The corporation's upstream activities are accounted for under the "successful efforts" method. Under this method, costs of productive wells and development dry holes, both tangible and intangible, as well as productive acreage are capitalized and amortized on the unit-of-production method. Costs of that portion of undeveloped acreage likely to be unproductive, based largely on historical experience, are amortized over the period of exploration. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred. Exploratory wells that find oil and gas in an area requiring a major capital expenditure before production could begin are evaluated annually to assure that commercial quantities of reserves have been found or that additional exploration work is underway or planned. Exploratory well costs not meeting either of these tests are charged to expense.

         Oil, gas and other properties held and used by the corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves, except in circumstances where it is probable that additional resources will be developed and contribute to cash flows in the future.

ENVIRONMENTAL CONSERVATION AND SITE RESTORATION COSTS. Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

         Site restoration costs that may be incurred by the corporation at the end of the operating life of certain of its facilities and properties are reserved ratably over the asset's productive life.


B16

FOREIGN CURRENCY TRANSLATION. The "functional currency" for translating the accounts of the majority of downstream and chemical operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country, such as in Canada, the United Kingdom, Norway and Continental Europe. The U.S. dollar is used for operations in highly inflationary economies, in Singapore which is predominantly export oriented and for some upstream operations, primarily in Malaysia, Indonesia, Nigeria, Equatorial Guinea and the Middle East. For all operations, gains or losses on remeasuring foreign currency transactions into functional currency are included in income.

2. EXTRAORDINARY ITEM AND ACCOUNTING CHANGE

Net income for 2000 included a net after-tax gain of $1,730 million (net of $308 million of income taxes), or $0.49 per common share - assuming dilution, from asset divestments that were required as a condition of the regulatory approval of the Merger. The net after-tax gain on required divestments was reported as an extraordinary item according to accounting requirements for business combinations accounted for as a pooling of interests.

         Effective as of January 1, 1998, the corporation adopted the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." This statement requires that costs of start-up activities and organizational costs be expensed as incurred. The cumulative effect of this accounting change on years prior to 1998 was a charge of $70 million (net of $70 million income tax effect), or $0.02 per common share.

3. MERGER OF EXXON CORPORATION AND MOBIL CORPORATION

On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil). Under the terms of the agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all the outstanding shares of Mobil common stock based upon an exchange ratio of 1.32015. Following the exchange, former shareholders of Exxon owned approximately 70 percent of the corporation, while former Mobil shareholders owned approximately 30 percent of the corporation. Each outstanding share of Mobil preferred stock was converted into one share of a new class of ExxonMobil preferred stock.

         As a result of the Merger, the accounts of certain downstream and chemicals operations jointly controlled by the combining companies have been included in the consolidated financial statements. These operations were previously accounted for by Exxon and Mobil as separate companies using the equity method of accounting.

         The Merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements give retroactive effect to the Merger, with all periods presented as if Exxon and Mobil had always been combined. Certain reclassifications have been made to conform the presentation of Exxon and Mobil.

The following table sets forth summary data for the separate companies and the combined amounts for periods prior to the Merger.

                        Nine Months      Year
                           Ended         Ended
                         Sept. 30       Dec. 31
                           1999          1998
------------------------------------------------
                        (millions of dollars)
Revenues

   Exxon               $  89,378      $ 117,772
   Mobil                  42,782         53,531
   Adjustments (1)         6,033          7,987
   Eliminations           (7,248)        (9,648)
                       -------------------------
ExxonMobil             $ 130,945      $ 169,642
                       =========================
Net Income
   Exxon               $   3,725      $   6,370
   Mobil                   1,901          1,704
                       ------------------------
ExxonMobil             $   5,626      $   8,074
                       ========================

(1) Consolidation of activities previously accounted for using the equity method of accounting.

As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property -- primarily downstream, pipeline and natural gas distribution assets -- be divested. These assets, with a carrying value of approximately $3 billion, were sold in the year 2000. The net after-tax gain of $1,730 million was reported as an extraordinary item. The properties have historically earned approximately $200 million per year.

4. REORGANIZATION COSTS

In association with the Merger, $1,406 million pre-tax ($920 million after-tax) and $625 million pre-tax ($469 million after-tax) of costs were recorded as merger related expenses in 2000 and 1999, respectively. Cumulative charges included separation expenses of approximately $1,125 million related to workforce reductions (approximately 6,000 employees at year-end 2000), plus implementation and merger closing costs. The separation reserve balance at year end 2000 of approximately $320 million, is expected to be expended in 2001.

         In the first quarter of 1999, the corporation recorded a $120 million after-tax charge for the non-merger related reorganization of Japanese downstream operations in its wholly-owned Esso Sekiyu K.K. and 50.1 percent owned General Sekiyu K.K. affiliates. The reorganization resulted in the reduction of approximately 700 administrative, financial, logistics and marketing service employee positions. The Japanese affiliates recorded a combined charge of $216 million (before-tax) to selling, general and administrative expenses for the employee related costs. Substantially all cash expenditures anticipated in the restructuring provision have been paid as of the end of 1999. General Sekiyu also recorded a $211 million (before-tax) charge to


                                                                             B17
depreciation and depletion for the write-off of costs associated with the cancellation of a power plant project at the Kawasaki terminal.

         In 1998, Mobil implemented new reorganization programs in Australia and New Zealand and in Latin America to integrate regional fuels and lubes operations. These programs resulted in the elimination of approximately 500 positions as well as asset write-downs in Australia and New Zealand. A provision of $50 million ($41 million after-tax) was recorded in selling, general and administrative expenses and depreciation and depletion for these programs. In 1998 and 1999, a combination of cash for employee separation benefits and exit costs and noncash costs for the closure of facilities essentially depleted the reserve.

         In 1997, Mobil and BP announced that their alliance would implement a major restructuring of its lubricant base oil refining business. This program resulted in the elimination of approximately 460 positions and in write-downs and closure of certain facilities and was completed by the end of 1999. Reserves were recorded in 1997 of about $86 million ($82 million after-tax) mainly for employee severance costs associated with workforce reductions and for write-downs and closure of certain facilities. These costs were recorded in earnings from equity interests and selling, general and administrative expenses. Cash outlays have been approximately $70 million and non-cash costs about $20 million. There was no amount remaining in this reserve at December 31, 2000, for this program.

         Also in 1997, Mobil commenced two major cost savings initiatives in Asia-Pacific -- one in Japan in response to the deregulated business environment and the other in Australia. These programs resulted in the elimination of approximately 400 positions and the impairment of certain assets. In 1997, reserves were recorded in the amount of $172 million ($107 million after-tax) primarily for separation costs related to workforce reductions and for closure of certain facilities. The provisions were recorded in selling, general and administrative expenses; operating expenses; earnings from equity interests and other revenue and depreciation and depletion. At the end of 2000 the reserve was essentially depleted.

         The following table summarizes the activity in the reorganization reserves. The 1998 opening balance represents accruals for provisions taken in prior years.

                 Opening                              Balance at
                 Balance    Additions    Deductions    Year End
----------------------------------------------------------------
                             (millions of dollars)
         1998     $300        $ 50          $181        $169
         1999      169         563           351         381
         2000      381         738           780         339

5. MISCELLANEOUS FINANCIAL INFORMATION

Research and development costs totaled $564 million in 2000, $630 million in 1999 and $753 million in 1998.

         Net income included aggregate foreign exchange transaction losses of $236 million in 2000 and $5 million in 1999, and gains of $20 million in 1998.

         In 2000, 1999, and 1998, net income included gains of $175 million, and losses of $7 million and $8 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $6,706 million and $5,898 million at December 31, 2000 and 1999, respectively.

         In 1998, Mobil recorded a charge of $325 million before-tax ($270 million after-tax) to adjust certain inventories to their market value. Also in 1998, a charge of $491 million before-tax ($387 million after-tax) was recorded by Mobil to write down certain oil and gas properties to fair value.

6. CASH FLOW INFORMATION

The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

         Cash payments for interest were: 2000 - $729 million, 1999 - $882 million and 1998 - $1,066 million. Cash payments for income taxes were: 2000 -$8,671 million, 1999 - $3,805 million and 1998 - $4,629 million.

7. ADDITIONAL WORKING CAPITAL DATA

                                              Dec. 31      Dec. 31
                                               2000         1999
-------------------------------------------------------------------
                                             (millions of dollars)
Notes and accounts receivable
   Trade, less reserves of $258 million
      and $231 million                       $ 17,568     $ 14,605
   Other, less reserves of $48 million
      and $10 million                           5,428        4,550
                                             ---------------------
                                             $ 22,996     $ 19,155
                                             =====================
Notes and loans payable
   Bank loans                                $  1,244     $  2,223
   Commercial paper                             3,761        7,231
   Long-term debt due within one year             650          407
   Other                                          506          709
                                             ---------------------
                                             $  6,161     $ 10,570
                                             =====================
Accounts payable and accrued liabilities
   Trade payables                            $ 15,357     $ 13,524
   Obligations to equity companies                586          608
   Accrued taxes other than income taxes        5,423        6,005
   Other                                        5,389        5,355
                                             ---------------------
                                             $ 26,755     $ 25,492
                                             =====================

On December 31, 2000, unused credit lines for short-term financing totaled approximately $6.7 billion. Of this total, $3.3 billion support commercial paper programs under terms negotiated when drawn. The weighted average interest rate on short-term borrowings outstanding at December 31, 2000 and 1999 was 6.4 percent and 5.6 percent, respectively.

B18

8. EQUITY COMPANY INFORMATION

The summarized financial information below includes amounts related to certain less than majority owned companies and majority owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution, and downstream operations in Europe and crude production in Kazakhstan and the Middle East. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures; 1998 and 1999 included amounts related to Mobil's European Fuels joint venture which was divested as a condition of the Merger approval.


                                                                          2000                   1999                1998
                                                                   ---------------------------------------------------------------
                                                                             ExxonMobil             ExxonMobil          ExxonMobil
Equity Company Financial Summary                                     Total     Share       Total      Share     Total     Share
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (millions of dollars)
Total revenues
   Percent of revenues from companies included in the ExxonMobil
      consolidation was 7% in 1998, 8% in 1999 and 11% in 2000     $ 81,371   $ 32,452   $ 94,534   $ 32,124   $ 76,552   $ 24,740
                                                                   ---------------------------------------------------------------
Income before income taxes                                         $  7,632   $  3,092   $  4,100   $  2,095   $  4,104   $  2,002
Less: Related income taxes                                           (1,382)      (658)      (734)      (449)    (1,071)      (492)
                                                                   ---------------------------------------------------------------
         Net income                                                $  6,250   $  2,434   $  3,366   $  1,646   $  3,033   $  1,510
                                                                   ===============================================================
Current assets                                                     $ 28,784   $ 11,479   $ 21,518   $  7,739   $ 19,037   $  6,645
Property, plant and equipment, less accumulated depreciation         36,553     13,733     44,213     15,509     40,268     15,221
Other long-term assets                                                6,656      2,979      4,806      2,106      3,529      1,449
                                                                   ---------------------------------------------------------------
         Total assets                                              $ 71,993   $ 28,191   $ 70,537   $ 25,354   $ 62,834   $ 23,315
                                                                   ---------------------------------------------------------------
Short-term debt                                                    $  2,636   $  1,093   $  2,856   $  1,129   $  2,628   $  1,048
Other current liabilities                                            25,377     10,357     18,129      6,324     16,367      5,574
Long-term debt                                                       11,116      4,094     13,486      3,978     11,316      3,488
Other long-term liabilities                                           7,054      3,273      5,372      2,598      4,974      2,362
Advances from shareholders                                            8,485      2,510      3,636      1,919      3,734      2,017
                                                                   ---------------------------------------------------------------
         Net assets                                                $ 17,325   $  6,864   $ 27,058   $  9,406   $ 23,815   $  8,826
                                                                   ===============================================================

9. INVESTMENTS AND ADVANCES

                                                                                                               Dec. 31    Dec. 31
                                                                                                                 2000       1999
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              (millions of dollars)
Companies carried at equity in underlying assets
   Investments                                                                                                 $  6,864   $  9,406
   Advances                                                                                                       2,510      1,919
                                                                                                               -------------------
                                                                                                               $  9,374   $ 11,325
Companies carried at cost or less and stock investments carried at fair value                                     1,230        964
                                                                                                               -------------------
                                                                                                               $ 10,604   $ 12,289
Long-term receivables and miscellaneous investments at cost or less                                               2,014      2,255
                                                                                                               -------------------
      Total                                                                                                    $ 12,618   $ 14,544
                                                                                                               ===================



                                                                             B19

10. INVESTMENT IN PROPERTY, PLANT AND EQUIPMENT

                                              Dec. 31, 2000         Dec. 31, 1999
                                           -----------------------------------------
                                             Cost        Net       Cost        Net
------------------------------------------------------------------------------------
                                                     (millions of dollars)
Petroleum and natural gas
   Upstream                                $106,287   $ 45,731   $106,067   $ 48,100
   Downstream                                51,862     26,730     54,772     28,974
                                           -----------------------------------------
         Total petroleum and natural gas   $158,149   $ 72,461   $160,839   $ 77,074
Chemicals                                    17,860      9,935     17,564      9,969
Other                                        11,737      7,433     10,809      7,000
                                           -----------------------------------------
         Total                             $187,746   $ 89,829   $189,212   $ 94,043
                                           =========================================

Accumulated depreciation and depletion totaled $97,917 million at the end of 2000 and $95,169 million at the end of 1999. Interest capitalized in 2000, 1999 and 1998 was $641 million, $595 million and $545 million, respectively.

--------------------------------------------------------------------------------

11. LEASED FACILITIES

At December 31, 2000, the corporation and its consolidated subsidiaries held non-cancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum lease commitments as indicated in the table.

         Net rental expenditures for 2000, 1999 and 1998 totaled $1,935 million, $2,172 million and $2,760 million, respectively, after being reduced by related rental income of $195 million, $317 million and $331 million, respectively. Minimum rental expenditures totaled $1,992 million in 2000, $2,311 million in 1999 and $2,910 million in 1998.

                       Minimum             Related
                      commitment        rental income
-----------------------------------------------------
                          (millions of dollars)
2001                   $ 1,219            $    76
2002                       814                 65
2003                       604                 44
2004                       462                 29
2005                       347                 22
2006 and beyond          1,959                104

--------------------------------------------------------------------------------

12. CAPITAL

At the effective time of the merger of Exxon and Mobil, the authorized common stock of ExxonMobil was increased from three billion shares to 4.5 billion shares. Under the terms of the merger agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all of the outstanding shares of Mobil's common stock based upon an exchange ratio of
1.32015 ExxonMobil shares for each Mobil share. Mobil's common stock accounted for as treasury stock was cancelled at the effective time of the merger.

         In 1989, Mobil sold 206 thousand shares of a new issue of Series B Convertible Preferred Stock to its employee stock ownership plan (Mobil ESOP) trust for $3,887.50 per share. Each preferred share was convertible into 100 shares of Mobil common stock. The proceeds of the issuance were used by Mobil for general corporate purposes. Dividends were cumulative and payable in an amount per share equal to $300 per annum. In connection with the merger, each outstanding share of Mobil's Series B Convertible Preferred Stock was converted into one share of ExxonMobil Class B Preferred Stock with similar terms. Each share of ExxonMobil Class B Preferred Stock was convertible into
132.015 shares of ExxonMobil common stock. In 1999 and 1998, Mobil Series B Convertible Preferred Stock totaling 6 thousand shares in each year were redeemed. In 1999, after the merger, 159 thousand shares of ExxonMobil Class B Preferred Stock totaling $618 million were converted to ExxonMobil common stock. No shares of Class B Preferred Stock remain outstanding.



B20

In 1989, Exxon sold 16.3 million shares of a new issue of convertible Class A Preferred Stock to its leveraged employee stock ownership plan (Exxon LESOP) trust for $61.50 per share. The proceeds of the issuance were used by Exxon for general corporate purposes. If the common share price exceeded $30.75, one share of Exxon Class A Preferred Stock was convertible into two shares of common stock. If the price was $30.75 or less, one share of preferred stock was convertible into common shares having a value of $61.50. Dividends were cumulative and payable in an amount per share equal to $4.680 per annum. In 1999 and 1998, 1.7 million and 1.4 million shares of Exxon Class A Preferred Stock totaling $105 million and $85 million, respectively, were converted to common stock. At year-end 1999, no shares of Class A Preferred Stock remained outstanding.

         In 1989, $1,800 million of benefit plan related balances were recorded as debt and as a reduction to shareholders' equity, representing Exxon and Mobil guaranteed borrowings by the Mobil ESOP and Exxon LESOP trusts to purchase preferred stock. As the debt is repaid and common shares are earned by employees, the benefit plan related balances are being extinguished. Preferred dividends of $36 million and $60 million were paid during 1999 and 1998, respectively.

         The table below summarizes the earnings per share calculations.

                                                                                                       2000       1999       1998
                                                                                                    ------------------------------
NET INCOME PER COMMON SHARE
Income before extraordinary item and cumulative effect of accounting change (millions of dollars)   $ 15,990   $  7,910   $  8,144
   Less: Preferred stock dividends                                                                         -        (36)       (60)
                                                                                                    ------------------------------
Income available to common shares                                                                   $ 15,990   $  7,874   $  8,084
                                                                                                    ==============================
Weighted average number of common shares outstanding (millions of shares)                              3,477      3,453      3,468

Net income per common share
   Before extraordinary item and cumulative effect of accounting change                             $   4.60   $   2.28   $   2.33
   Extraordinary gain, net of income tax                                                                0.50          -          -
   Cumulative effect of accounting change                                                                  -          -      (0.02)
                                                                                                    ------------------------------
   Net income                                                                                       $   5.10   $   2.28   $   2.31
                                                                                                    ==============================
NET INCOME PER COMMON SHARE - ASSUMING DILUTION
Income before extraordinary item and cumulative effect of accounting change (millions of dollars)   $ 15,990   $  7,910   $  8,144
   Adjustment for assumed dilution                                                                        (8)         1         (7)
                                                                                                    ------------------------------
Income available to common shares                                                                   $ 15,982   $  7,911   $  8,137
                                                                                                    ==============================
Weighted average number of common shares outstanding (millions of shares)                              3,477      3,453      3,468
   Plus: Issued on assumed exercise of stock options                                                      40         44         39
   Plus: Assumed conversion of preferred stock                                                             -         21         26
                                                                                                    ------------------------------
Weighted average number of common shares outstanding                                                   3,517      3,518      3,533
                                                                                                    ==============================
Net income per common share
   Before extraordinary item and cumulative effect of accounting change                             $   4.55   $   2.25   $   2.30
   Extraordinary gain, net of income tax                                                                0.49          -          -
   Cumulative effect of accounting change                                                                  -          -      (0.02)
                                                                                                    ------------------------------
   Net income                                                                                       $   5.04   $   2.25   $   2.28
                                                                                                    ==============================
Dividends paid per common share                                                                     $  1.760   $  1.687   $  1.666



                                                                             B21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. EMPLOYEE STOCK OWNERSHIP PLANS

In 1989, the Exxon leveraged employee stock ownership plan (Exxon LESOP) trust borrowed $1,000 million under the terms of notes guaranteed by Exxon maturing between 1990 and 1999. As further described in note 12, the Exxon LESOP trust used the proceeds of the borrowing to purchase shares of Exxon's convertible Class A Preferred Stock. The final Exxon LESOP note matured in 1999 with the final principal payment of the outstanding debt. All remaining shares of Exxon Class A Preferred Stock were converted to ExxonMobil common shares.

         In 1989, the Mobil Oil Corporation employee stock ownership plan (Mobil ESOP) trust borrowed $800 million under the terms of notes and debentures guaranteed by Mobil. As further described in note 12, the trust used the proceeds of the borrowing to purchase shares of Mobil's Series B Convertible Preferred Stock which upon the Merger were converted into shares of ExxonMobil Class B Preferred Stock with similar terms. By year-end 1999, all outstanding shares of Class B Preferred Stock were converted to ExxonMobil common shares.

         The Exxon LESOP and Mobil ESOP were merged in late 1999 to create the ExxonMobil ESOP. Employees eligible to participate in ExxonMobil's Savings Plan may elect to participate in the ExxonMobil ESOP. Corporate contributions to the plan and dividends are used to make principal and interest payments on the notes and debentures. As contributions and dividends are credited, common shares are allocated to participants' accounts. When debt service exceeded dividends, ExxonMobil funded the excess. The excess for the ExxonMobil ESOP was $15 million, $19 million, and $15 million in 2000, 1999, and 1998, respectively.

         Accounting for the plans has followed the principles which were in effect for the respective plans when they were established. The amount of compensation expense related to the plans and recorded by the corporation during the periods was not significant. The ExxonMobil ESOP trust held 59.9 million shares of ExxonMobil common stock at the end of 1999 and 54.6 million shares at the end of 2000.

14. FINANCIAL INSTRUMENTS

The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2000 and 1999, was $8.0 billion and $8.9 billion, respectively, as compared to recorded book values of $7.3 billion and $8.4 billion.

         The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rate, foreign currency rate and commodity prices. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions. Derivative instruments are not held for trading purposes nor do they have leveraged features. In addition, they are either purchased or sold over authorized exchanges or with counterparties of high credit standing. As a result of the above factors, the corporation's exposure to credit risks and market risks from derivative activities is negligible.

The notional principal amounts of derivative financial instruments at December 31, are as follows:


AT DECEMBER 31:                             2000        1999
                                            ----        ----
                                         (millions of dollars)
   Debt-related instruments                $  970      $2,111
   Nondebt-related foreign currency
            exchange rate instruments          63       4,245
   Commodity financial instruments
            requiring cash settlement       1,367       1,988
                                           ------------------
   Total                                   $2,400      $8,344
                                           ==================



B22

15. LONG-TERM DEBT

At December 31, 2000, long-term debt consisted of $6,630 million due in U.S. dollars and $650 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $650 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2001, in millions of dollars, are:
2002 - $368, 2003 - $832, 2004 - $2,245 and 2005 - $359. Certain of the
borrowings described may from time to time be assigned to other ExxonMobil affiliates. At December 31, 2000, the corporation's unused long-term credit lines were not material.

         The total outstanding balance of defeased debt at year-end 2000 was $480 million. Summarized long-term borrowings at year-end 2000 and 1999 were as follows:


                                                    2000     1999
--------------------------------------------------------------------
                                                (millions of dollars)
Exxon Mobil Corporation
   7.45% Guaranteed notes due 2001                $    -   $  246
   Guaranteed zero coupon notes due 2004
      - Face value ($1,146) net of
         unamortized discount                        749      671

   Exxon Capital Corporation
   6.0% Guaranteed notes due 2005                    106      246
   6.125% Guaranteed notes due 2008                  175      250

   SeaRiver Maritime Financial Holdings, Inc.
   Guaranteed debt securities due 2002-2011(1)       115      122
   Guaranteed deferred interest
      debentures due 2012
         - Face value ($771) net of unamortized
            discount plus accrued interest           811      728

   Imperial Oil Limited
   8.3% notes due 2001                                 -      200
   Variable rate notes due 2004(2)                   600      600

   Mobil Oil Canada, Ltd.
   3.0% Swiss franc debentures due 2003(3)           331      331
   5.0% U.S. dollar Eurobonds due 2004(4)            274      300

   Mobil Producing Nigeria Unlimited
   8.625% notes due 2002-2006                        188      229

   Mobil Corporation
   8.625% debentures due 2021                        247      247
   7.625% debentures due 2033                        203      213

   Industrial revenue bonds due 2003-2033(5)       1,469    1,429
   ESOP Trust notes due 2002-2003                    100      351
   Other U.S. dollar obligations(6)                1,062    1,045
   Other foreign currency obligations                598      924
   Capitalized lease obligations(7)                  252      270
                                                  ---------------
      Total long-term debt                        $7,280   $8,402
                                                  ===============

1. Average effective interest rate of 6.4% in 2000 and 5.3% in 1999.
2. Average effective interest rate of 6.6% in 2000 and 5.3% in 1999.
3. Swapped into floating rate U.S.$ debt.
4. Swapped principally into floating rate debt.
5. Average effective interest rate of 4.5% in 2000 and 4.0% in 1999.
6. Average effective interest rate of 7.8% in 2000 and 7.6% in 1999.
7. Average imputed interest rate of 7.2% in 2000 and 7.2% in 1999.



                                                                             B23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. INCENTIVE PROGRAM

The 1993 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted over a 10-year period to eligible employees of the corporation and those affiliates at least 50 percent owned. The number of shares of stock which may be awarded each year under the 1993 Incentive Program may not exceed seven tenths of one percent (0.7%), of the total number of shares of common stock of the corporation outstanding (excluding shares held by the corporation) on December 31 of the preceding year. If the total number of shares effectively granted in any year is less than the maximum number of shares allowable, the balance may be carried over thereafter. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument.

         Options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant.

         On the closing of the merger on November 30, 1999, outstanding options and SARs granted by Mobil under its 1995 Incentive Compensation and Stock Ownership Plan and prior plans were assumed by ExxonMobil and converted into rights to acquire ExxonMobil common stock with adjustments to reflect the exchange ratio. No further awards may be granted under the former Mobil plans.

         Shares available for granting under the 1993 Incentive Program were 59,536 thousand at the beginning of 2000 and 42,303 thousand at the end of 2000. At December 31, 1999 and 2000, respectively, 1,077 thousand and 1,219 thousand shares of restricted common stock were outstanding.

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was implemented in January 1996. As permitted by the Standard, ExxonMobil retained its prior method of accounting for stock compensation. If the provisions of Statement No. 123 had been adopted, net income and earnings per share (on both a basic and diluted basis) would have been reduced by $296 million, or $0.08 per share in 2000; $149 million, or $0.04 per share in 1999 and $134 million, or $0.04 per share in 1998. For the ExxonMobil plan, the average fair value of each option granted during 2000, 1999, and 1998 was $20.36, $19.70 and $12.80, respectively. The fair value was estimated at the grant date using an option-pricing model with the following weighted average assumptions for 2000, 1999 and 1998, respectively: risk-free interest rates of 5.5 percent, 6.2 percent and 4.8 percent; expected life of 6 years for all years; volatility of 16 percent, 15 percent and 13 percent and a dividend yield of 2.0 percent, 2.1 percent and 2.3 percent. For the Mobil plans, the average fair value of each Mobil option granted during 1999 and 1998 was $17.02 and $13.05, respectively. The fair value was estimated at the grant date using an option-pricing model with the following weighted average assumptions for 1999 and 1998, respectively: risk-free interest rates of 5.2 percent and 5.7 percent; expected life of 5 years for both years; volatility of 20 percent and 18 percent and a dividend yield of 2.7 percent and 3.2 percent.

         Changes that occurred in options outstanding in 2000, 1999 and 1998 (including the former Mobil plans) are summarized below (shares in thousands):

                                             2000                 1999                 1998
                                       ------------------------------------------------------------
                                                    Avg.                 Avg.                 Avg.
                                                 Exercise             Exercise             Exercise
                                        Shares     Price    Shares      Price    Shares      Price
                                       ------------------------------------------------------------
   Outstanding at beginning of year    121,116    $49.62    110,609    $42.03    112,341    $36.42
   Granted                              18,112     90.37     22,099     78.00     16,646     65.89
   Exercised                           (14,357)    32.70    (11,250)    30.31    (17,907)    28.65
   Expired/Canceled                       (531)    74.25       (342)    66.18       (471)    55.41
                                       -------              -------              -------
   Outstanding at end of year          124,340     57.40    121,116     49.62    110,609     42.03

   Exercisable at end of year           97,572     51.89     87,472     42.16     83,258     36.76


The following table summarizes information about stock options outstanding, including those from former Mobil plans, at December 31, 2000 (shares in thousands):

                   Options Outstanding                          Options Exercisable
----------------------------------------------------------      -------------------
                                     Avg.           Avg.                   Avg.
Exercise Price                    Remaining       Exercise               Exercise
    Range             Shares   Contractual Life    Price         Shares   Price
----------------------------------------------------------       ----------------
 $23.27-33.07         30,800      3.2 years        $29.77        30,800   $29.77
  38.12-55.42         33,329      6.2 years         45.80        29,819    44.84
  58.36-90.44         60,211      8.7 years         77.96        36,953    76.02
                     -------                                     ------
Total                124,340      6.7 years         57.40        97,572    51.89



B24

17. LITIGATION AND OTHER CONTINGENCIES

A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. Essentially all of these lawsuits have now been resolved or are subject to appeal.

         On September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5.058 billion in the Exxon Valdez civil trial that began in May 1994. The District Court awarded approximately $19.6 million in compensatory damages to fisher plaintiffs, $38 million in prejudgment interest on the compensatory damages and $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. The District Court also ordered that these awards shall bear interest from and after entry of the judgment. The District Court stayed execution on the judgment pending appeal based on a $6.75 billion letter of credit posted by the corporation. ExxonMobil has appealed the judgment. The United States Court of Appeals for the Ninth Circuit heard oral arguments on the appeal on May 3, 1999. The corporation continues to believe that the punitive damages in this case are unwarranted and that the judgment should be set aside or substantially reduced by the appellate courts.

         On January 29, 1997, a settlement agreement was concluded resolving all remaining matters between the corporation and various insurers arising from the Valdez accident. Under terms of this settlement, ExxonMobil received $480 million. Final income statement recognition of this settlement continues to be deferred in view of uncertainty regarding the ultimate cost to the corporation of the Valdez accident.

         The ultimate cost to ExxonMobil from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

         Under the October 8, 1991, civil agreement and consent decrees with the U.S. and Alaska governments, the corporation will make a final payment of $70 million in 2001. This payment, along with prior payments will be charged against the provision that was previously established to cover the costs of the settlement.

         German and Dutch affiliated companies are the concessionaires of a natural gas field subject to a treaty between the governments of Germany and the Netherlands under which the gas reserves in an undefined border or common area are to be shared equally. Entitlement to the reserves is determined by calculating the amount of gas which can be recovered from this area. Based on the final reserve determination, the German affiliate has received more gas than its entitlement. Arbitration proceedings, as provided in the agreements, were conducted to resolve issues concerning the compensation for the overlifted gas.

         By final award dated July 2, 1999, preceded by an interim award in 1996, an arbitral tribunal established the full amount of the compensation for the excess gas. This amount has now been paid and a petition to set the award aside has now been dismissed, rendering the award final in all respects. Other substantive matters remain outstanding, including recovery of royalties paid on such excess gas and the taxes payable on the final compensation amount. The net financial impact on the corporation is not possible to predict at this time. However, the ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

         On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. ExxonMobil will challenge the verdict and believes that the verdict is unwarranted and that the judgement should be set aside or substantially reduced. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

         The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

         Claims for substantial amounts have been made against ExxonMobil and certain of its consolidated subsidiaries in other pending lawsuits, the outcome of which is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

         The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2000, for $2,184 million, primarily relating to guarantees for notes, loans and performance under contracts. This includes $770 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Not included in this figure are guarantees by consolidated affiliates of $1,715 million, representing ExxonMobil's share of obligations of certain equity companies.

         Additionally, the corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the corporation's operations or financial condition.

         The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.



                                                                             B25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. ANNUITY BENEFITS AND OTHER POSTRETIREMENT BENEFITS

                                                               Annuity Benefits
                                           --------------------------------------------------      Other Postretirement
                                                      U.S.                     Non-U.S.                  Benefits
                                           -----------------------------------------------------------------------------
                                            2000     1999     1998     2000     1999     1998     2000     1999     1998
                                           -----------------------------------------------------------------------------
                                                                       (millions of dollars)
Components of net benefit cost
   Service cost                            $ 214    $ 249    $ 229    $ 245    $ 312    $ 297    $  24    $  36    $  34
   Interest cost                             592      555      549      603      608      625      201      190      191
   Expected return on plan assets           (726)    (601)    (622)    (641)    (599)    (564)     (51)     (48)     (41)
   Amortization of actuarial loss/(gain)
      and prior service cost                (168)     (36)     (24)      55      167      111        -       14       12
   Net pension enhancement and
      curtailment/settlement expense        (175)       1        1       77       50       (1)      (5)       -        -
                                           -----------------------------------------------------------------------------
   Net benefit cost                        $(263)   $ 168    $ 133    $ 339    $ 538    $ 468    $ 169    $ 192    $ 196
                                           =============================================================================

Costs for defined contribution plans were $67 million, $69 million and $121 million in 2000, 1999 and 1998, respectively.

                                                                          Annuity Benefits
                                                            -------------------------------------------      Other Postretirement
                                                                     U.S.                  Non-U.S.                Benefits
                                                            --------------------    --------------------    --------------------
                                                              2000        1999        2000         1999        2000        1999
                                                            --------------------------------------------------------------------
                                                                                    (millions of dollars)
Change in benefit obligation
   Benefit obligation at January 1                          $  8,032    $  8,708    $ 11,628    $ 12,572    $  2,620    $  2,932
   Service cost                                                  214         249         245         312          24          36
   Interest cost                                                 592         555         603         608         201         190
   Actuarial loss/(gain)                                         179        (746)        429        (948)        144        (333)
   Benefits paid                                              (1,534)       (859)       (815)       (814)       (233)       (259)
   Foreign exchange rate changes                                   -           -        (811)       (171)         (8)         14
   Other                                                         168         125        (216)         69         194          40
                                                            --------------------------------------------------------------------
Benefit obligation at December 31                           $  7,651    $  8,032    $ 11,063    $ 11,628    $  2,942    $  2,620
                                                            ====================================================================
Change in plan assets
   Fair value at January 1                                  $  7,965    $  6,604    $  8,689    $  7,577    $    568    $    512
   Actual return on plan assets                                  208       2,083         (12)      1,467         (30)        104
   Foreign exchange rate changes                                   -           -        (612)         14           -           -
   Payments directly to participants                             156         138         311         305         166         172
   Company contribution                                            -           -         232         167          38          42
   Benefits paid                                              (1,534)       (859)       (815)       (814)       (233)       (259)
   Other                                                           -          (1)        (13)        (27)        (63)         (3)
                                                            --------------------------------------------------------------------
Fair value at December 31                                   $  6,795    $  7,965    $  7,780    $  8,689    $    446    $    568
                                                            ====================================================================
Assets in excess of/(less than) benefit obligation
   Balance at December 31                                   $   (856)   $    (67)   $ (3,283)   $ (2,939)   $ (2,496)   $ (2,052)
   Unrecognized net transition liability/(asset)                 (31)       (102)         49          42           -           -
   Unrecognized net actuarial loss/(gain)                       (788)     (1,960)        507        (368)         35        (217)
   Unrecognized prior service cost                               281         338         297         310         180           5
   Intangible asset                                              (12)        (33)        (82)        (81)          -           -
   Equity of minority shareholders                                 -           -         (36)        (23)          -           -
   Minimum pension liability adjustment                         (163)       (103)       (422)       (444)          -           -
                                                            --------------------------------------------------------------------
Prepaid/(accrued) benefit cost                              $ (1,569)   $ (1,927)   $ (2,970)   $ (3,503)   $ (2,281)   $ (2,264)
                                                            ====================================================================
Annuity assets and reserves in excess of accumulated
   benefit obligation                                       $  1,422    $  2,833    $    710    $  1,760           -           -
Assumptions as of December 31 (percent)
                                                            --------------------------------------------------------------------
   Discount rate                                                 7.5        7.75     3.0-7.0     3.0-7.3         7.5        7.75
   Long-term rate of compensation increase                       3.5         3.5     3.0-5.0     3.0-4.0         3.5         3.5
   Long-term rate of return on funded assets                     9.5         9.5    6.5-10.0    5.5-10.0         9.5         9.5



B26

The data shown on the previous page are reported as required by current accounting standards which specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate stipulated for use in calculating year-end postretirement liabilities is based on the year-end rate of interest on high quality bonds. For determining the funding requirements of U.S. annuity plans in accordance with applicable federal government regulations, ExxonMobil uses the expected long-term rate of return of the annuity fund's actual portfolio as the discount rate. This rate has historically been higher than bonds as the majority of pension assets are invested in equities. In fact, the actual rate earned over the past decade has been 15 percent. On this basis, all funded U.S. plans meet the full funding requirements of the Department of Labor and the Internal Revenue Service as detailed in the table below. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because of local tax conventions and regulatory practices which do not encourage funding of these plans. Book reserves have been established for these plans to provide for future benefit payments.


Status of U.S. annuity plans subject to federal government funding requirements       2000       1999
-------------------------------------------------------------------------------------------------------
                                                                                   (millions of dollars)
Funded assets at market value less total projected benefit obligation               $  (856)   $   (67)
Differences between accounting and funding basis:
   Certain smaller plans unfunded due to lack of tax and regulatory incentives          884        874
   Use of long-term rate of return on fund assets as the discount rate                  981      1,061
   Use of government required assumptions and other actuarial adjustments               364     (1,086)
                                                                                    ------------------
Funded assets in excess of obligations under government regulations                 $ 1,373    $   782
                                                                                    ------------------




                                                                             B27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. INCOME, EXCISE AND OTHER TAXES

                                                2000                            1999                            1998
--------------------------------------------------------------------------------------------------------------------------------
                                    United      Non-               United       Non-                United      Non-
                                    States      U.S.      Total    States       U.S.      Total     States      U.S.     Total
                                   ---------------------------------------------------------------------------------------------
                                                                       (millions of dollars)
Income taxes
   Federal or non-U.S
      Current                       $  2,635  $  7,972   $ 10,607  $    369   $  3,973   $  4,342   $    801  $  2,753  $  3,554
      Deferred - net                     433      (322)       111       214     (1,489)    (1,275)       196         5       201
   U.S. tax on non-U.S. operations        64         -         64        25          -         25         43         -        43
                                   ---------------------------------------------------------------------------------------------
                                    $  3,132  $  7,650   $ 10,782  $    608   $  2,484   $  3,092   $  1,040  $  2,758  $  3,798
         State                           309         -        309       148          -        148        141         -       141
                                   ---------------------------------------------------------------------------------------------
         Total income taxes         $  3,441  $  7,650   $ 11,091  $    756   $  2,484   $  3,240   $  1,181  $  2,758  $  3,939
Excise taxes                           6,997    15,359     22,356     7,795     13,851     21,646      7,459    13,467    20,926
All other taxes and duties             1,253    33,685     34,938     1,021     35,616     36,637        967    34,084    35,051
                                   ---------------------------------------------------------------------------------------------
         Total                      $ 11,691  $ 56,694   $ 68,385  $  9,572   $ 51,951   $ 61,523   $  9,607  $ 50,309  $ 59,916
                                   =============================================================================================

All other taxes and duties include taxes reported in operating and selling, general and administrative expenses. The above provisions for deferred income taxes include net credits for the effect of changes in tax laws and rates of $84 million in 2000, $205 million in 1999 and $153 million in 1998. Income taxes (charged)/credited directly to shareholders' equity were:

                                                      2000     1999     1998
----------------------------------------------------------------------------
                                                      (millions of dollars)
Cumulative foreign exchange translation adjustment   $ 221   $ (84)   $ (21)
Minimum pension liability adjustment                    27    (127)     375
Unrealized gains and losses on stock investments        57     (45)       -
Other components of shareholders' equity               111      50       88

         The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2000, 1999 and 1998, is as follows:

                                                      2000         1999         1998
--------------------------------------------------------------------------------------
                                                         (millions of dollars)
Earnings before Federal and non-U.S. income taxes
      United States                                 $  9,016     $  3,187     $  3,451
      Non-U.S                                         17,756        7,815        8,491
                                                    -----------------------------------
         Total                                      $ 26,772     $ 11,002     $ 11,942
                                                    -----------------------------------
Theoretical tax                                     $  9,370     $  3,851     $  4,180
Effect of equity method accounting                      (852)        (576)        (529)
Non-U.S. taxes in excess of theoretical U.S. tax       1,986          201          256
U.S. tax on non-U.S. operations                           64           25           43
Other U.S.                                               214         (409)        (152)
                                                    -----------------------------------
Federal and non-U.S. income tax expense             $ 10,782     $  3,092     $  3,798
                                                    ===================================
         Total effective tax rate                       42.4%        31.8%        35.2%

         The effective income tax rate includes state income taxes and the corporation's share of income taxes of equity companies. Equity company taxes totaled $658 million in 2000, $449 million in 1999 and $492 million in 1998, primarily all outside the U.S.

         Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

         Deferred tax liabilities/(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:     2000        1999
-----------------------------------------------------------------
                                            (millions of dollars)
Depreciation                                $ 13,358    $ 14,118
Intangible development costs                   3,282       3,371
Capitalized interest                           1,891       1,500
Other liabilities                              2,935       2,028
                                            --------------------
         Total deferred tax liabilities     $ 21,466    $ 21,017
                                            --------------------
Pension and other postretirement benefits   $ (1,923)   $ (2,070)
Tax loss carryforwards                        (1,763)     (1,701)
Other assets                                  (3,465)     (2,195)
                                            --------------------
         Total deferred tax assets          $ (7,151)   $ (5,966)
                                            --------------------
Asset valuation allowances                       380         651
                                            --------------------
         Net deferred tax liabilities       $ 14,695    $ 15,702
                                            ====================

         The corporation had $14 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

B28

20. DISCLOSURES ABOUT SEGMENTS AND RELATED INFORMATION

The functional segmentation of operations reflected below is consistent with ExxonMobil's internal reporting. Earnings are before the cumulative effect of accounting changes and include special items. Transfers are at estimated market prices. The interest revenue amount relates to interest earned on cash deposits and marketable securities. Interest expense includes non-debt related interest expense of $142 million, $123 million and $81 million in 2000, 1999 and 1998, respectively. All Other includes smaller operating segments, corporate and financing activities, merger expenses, and extraordinary gains from required asset divestitures of $1,730 million.

                                                  Upstream              Downstream              Chemicals
                                            --------------------     -----------------     ------------------     All      Corporate
                                                U.S.    Non-U.S.     U.S.    Non-U.S.      U.S.      Non-U.S.    Other       Total
                                            ----------------------------------------------------------------------------------------
                                                                               (millions of dollars)
As of December 31, 2000
Earnings after income tax                   $   4,545  $   7,824  $   1,561  $   1,857   $     644  $     517  $     772   $  17,720
Earnings of equity companies included above       753      1,400         71         74          35        139        (38)      2,434
Sales and other operating revenue               5,669     15,774     56,080    132,483       8,198      9,303        932     228,439
Intersegment revenue                            6,557     15,654      8,631     11,684       2,905      2,398        181           -
Depreciation and depletion expense              1,417      3,469        594      1,489         397        281        483       8,130
Interest revenue                                    -          -          -          -           -          -        258         258
Interest expense                                    -          -          -          -           -          -        589         589
Income taxes                                    2,489      7,137        889        850         344        210       (828)     11,091
Additions to property, plant and equipment      1,513      3,501        966        926         288        458        794       8,446
Investments in equity companies                 1,261      1,971        264      1,456         492      1,395         25       6,864
Total assets                                   18,825     39,626     13,516     42,422       8,047     10,234     16,330     149,000
                                            ========================================================================================
As of December 31, 1999
Earnings after income tax                   $   1,842  $   4,044  $     577  $     650   $     738  $     616  $    (557)  $   7,910
Earnings of equity companies included above       299        881          8        148          49         83        178       1,646
Sales and other operating revenue               3,104     11,353     43,376    109,969       6,554      7,223        950     182,529
Intersegment revenue                            3,925      9,093      2,867      5,387       1,624      1,317        796           -
Depreciation and depletion expense              1,330      3,497        697      1,670         402        274        434       8,304
Interest revenue                                    -          -          -          -           -          -        153         153
Interest expense                                    -          -          -          -           -          -        695         695
Income taxes                                    1,008      2,703        343        (22)        338         63     (1,193)      3,240
Additions to property, plant and equipment      1,440      5,025        830      1,201         600      1,093        660      10,849
Investments in equity companies                 1,171      2,647        280      3,304         429      1,537         38       9,406
Total assets                                   18,211     40,906     13,699     43,718       7,605      9,831     10,551     144,521
                                            ========================================================================================
As of December 31, 1998
Earnings after income tax                   $     850  $   2,502  $   1,199  $   2,275   $     792  $     602  $     (76)  $   8,144
Earnings of equity companies included above        92        955         69        126           7         67        194       1,510
Sales and other operating revenue               3,017     10,493     36,642    100,957       5,940      7,649        929     165,627
Intersegment revenue                            2,957      6,313      2,124      4,828       2,101      1,250        798           -
Depreciation and depletion expense              1,682      3,330        706      1,516         402        338        381       8,355
Interest revenue                                    -          -          -          -           -          -        185         185
Interest expense                                    -          -          -          -           -          -        568         568
Income taxes                                      476      1,490        666      1,204         329        132       (358)      3,939
Additions to property, plant and equipment      1,836      5,646      1,035      1,718         622      1,121        752      12,730
Investments in equity companies                 1,161      2,523        313      3,345         365      1,058         61       8,826
Total assets                                   18,130     39,094     12,585     42,790       7,224      8,898     10,614     139,335
                                            ========================================================================================

Geographic
Sales and other operating revenue                   2000       1999       1998
--------------------------------------------------------------------------------
                                                       (millions of dollars)
United States                                     $ 70,036   $ 53,214   $ 45,783
Non-U.S                                            158,403    129,315    119,844
                                                  ------------------------------
Total                                             $228,439   $182,529   $165,627

Significant non-U.S. revenue sources include:
   Japan                                          $ 24,520   $ 19,727   $ 22,982
   United Kingdom                                   19,904     16,305     16,012
   Canada                                           16,059     11,576      9,995

Long-lived assets                                   2000       1999       1998
--------------------------------------------------------------------------------
                                                       (millions of dollars)
United States                                     $ 33,087   $ 33,913   $ 33,597
Non-U.S                                             56,742     60,130     58,986
                                                  ------------------------------
Total                                             $ 89,829   $ 94,043   $ 92,583

Significant non-U.S. long-lived assets include:
   United Kingdom                                 $  9,024   $ 10,293   $ 11,112
   Canada                                            7,922      8,404      7,526
   Japan                                             5,532      6,545      6,055


                                                                            B29

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

                                                                 Consolidated Subsidiaries
                                          -------------------------------------------------------------------
                                                                                                                   Non-
                                                                                                                Consoli-
                                          United                                                                  dated      Total
Results of Operations                     States    Canada   Europe   Asia-Pacific  Africa   Other     Total    Interests  Worldwide
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (millions of dollars)
2000 - Revenue
         Sales to third parties           $ 4,060  $ 2,423   $ 4,387    $ 2,167    $    20   $ 366   $ 13,423    $ 3,055    $ 16,478
         Transfers                          5,420      771     5,491      2,130      3,212     324     17,348      1,532      18,880
                                          ------------------------------------------------------------------------------------------
                                          $ 9,480  $ 3,194   $ 9,878    $ 4,297    $ 3,232   $ 690   $ 30,771    $ 4,587    $ 35,358
       Production costs excluding taxes     1,231      595     1,627        543        400     181      4,577        621       5,198
       Exploration expenses                   145       81       135        164        196     211        932         22         954
       Depreciation and depletion           1,373      586     1,906        556        340     141      4,902        399       5,301
       Taxes other than income                637       33       358        506        446       4      1,984        997       2,981
       Related income tax                   2,419      736     3,274      1,005      1,093      97      8,624        975       9,599
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $ 3,675  $ 1,163   $ 2,578    $ 1,523    $   757   $  56   $  9,752    $ 1,573    $ 11,325
       Other earnings*                        117      (36)      521        144         31     (31)       746        298       1,044
                                          ------------------------------------------------------------------------------------------
            Total earnings                $ 3,792  $ 1,127   $ 3,099    $ 1,667    $   788   $  25   $ 10,498    $ 1,871    $ 12,369
                                          ==========================================================================================
1999 - Revenue

         Sales to third parties           $ 2,419  $   925   $ 3,287    $ 2,160    $    13   $ 178   $  8,982    $ 2,123    $ 11,105
         Transfers                          3,237      848     2,965      1,250      1,986     204     10,490        867      11,357
                                          ------------------------------------------------------------------------------------------
                                          $ 5,656  $ 1,773   $ 6,252    $ 3,410    $ 1,999   $ 382   $ 19,472    $ 2,990    $ 22,462
       Production costs excluding taxes     1,347      504     1,499        566        394     157      4,467        617       5,084
       Exploration expenses                   232       93       280        144        236     261      1,246         29       1,275
       Depreciation and depletion           1,260      486     1,932        678        318     173      4,847        443       5,290
       Taxes other than income                425       31       246        288        309       2      1,301        591       1,892
       Related income tax                     893      252       929        521        534      (5)     3,124        546       3,670
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $ 1,499  $   407   $ 1,366    $ 1,213    $   208   $(206)  $  4,487    $   764    $  5,251
       Other earnings*                         42       32       391          6         17     (36)       452        183         635
                                          ------------------------------------------------------------------------------------------
            Total earnings                $ 1,541  $   439   $ 1,757    $ 1,219    $   225   $(242)  $  4,939    $   947    $  5,886
                                          ==========================================================================================
1998 - Revenue

         Sales to third parties           $ 2,297  $   603   $ 3,427    $ 1,893    $    (8)  $  40   $  8,252    $ 2,385    $ 10,637
         Transfers                          2,343      526     1,956        928      1,362     182      7,297        537       7,834
                                          ------------------------------------------------------------------------------------------
                                          $ 4,640  $ 1,129   $ 5,383    $ 2,821    $ 1,354   $ 222   $ 15,549    $ 2,922    $ 18,471
       Production costs excluding taxes     1,505      501     1,731        514        284     241      4,776        542       5,318
       Exploration expenses                   317       74       299        210        248     352      1,500         69       1,569
       Depreciation and depletion           1,649      423     1,726        813        254     197      5,062        388       5,450
       Taxes other than income                343       40       195        164        225       6        973        595       1,568
       Related income tax                     313      (49)      499        509        196      30      1,498        513       2,011
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $   513  $   140   $   933    $   611    $   147   $(604)  $  1,740    $   815    $  2,555
       Other earnings*                        269       51       556          5        (19)     17        879        (82)        797
                                          ------------------------------------------------------------------------------------------
            Total earnings                $   782  $   191   $ 1,489    $   616    $   128   $(587)  $  2,619    $   733    $  3,352
                                          ==========================================================================================


Average sales prices and production costs per unit of production
------------------------------------------------------------------------------------------------------------------------------------
During 2000
   Average sales prices
      Crude oil and NGL, per barrel        $23.94   $21.60    $26.96     $28.74     $28.17  $24.57     $25.77     $24.17     $25.59
      Natural gas, per thousand cubic feet   3.85     3.58      2.69       2.59          -    1.29       3.12       3.11       3.12
   Average production costs, per barrel**    3.08     4.04      3.72       2.72       3.39    5.50       3.43       2.90       3.35
During 1999
   Average sales prices

      Crude oil and NGL, per barrel        $14.96   $14.47    $16.59     $17.96     $16.81  $18.57     $16.16     $14.52     $15.97
      Natural gas, per thousand cubic feet   2.21     1.61      2.25       1.88          -    1.21       2.08       2.47       2.15
   Average production costs, per barrel**    3.42     3.69      3.64       2.40       3.31    6.20       3.38       3.02       3.33
During 1998
   Average sales prices

      Crude oil and NGL, per barrel        $ 9.87   $ 8.29    $12.59     $13.10     $12.42  $10.90     $11.29     $10.72     $11.23
      Natural gas, per thousand cubic feet   2.01     1.27      2.62       1.50          -    1.24       1.99       3.03       2.16
   Average production costs, per barrel**    3.55     3.60      4.48       1.97       2.61   10.67       3.56       2.73       3.45

* Includes earnings from transportation operations, tar sands operations, LNG operations, technical services agreements, other non-operating activities and adjustments for minority interests.

**Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil equivalent.



B30

OIL AND GAS EXPLORATION AND PRODUCTION COSTS

The amounts shown for net capitalized costs of consolidated subsidiaries are $4,852 million less at year-end 2000 and $4,593 million less at year-end 1999 than the amounts reported as investments in property, plant and equipment for the upstream in note 10. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the tar sands and LNG operations, and to the inclusion of accumulated provisions for site restoration costs, all as required in Statement of Financial Accounting Standards No. 19.

         The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Total worldwide costs incurred in 2000 were $6,063 million, down $1,696 million from 1999, due primarily to lower development costs. 1999 costs were $7,759 million, down $1,616 million from 1998, due primarily to lower development costs.

                                                                   Consolidated Subsidiaries
                                           -------------------------------------------------------------------
                                                                                                                  Non-
                                                                                                                Consoli-
                                             United                                                               dated      Total
Capitalized costs                            States    Canada   Europe  Asia-Pacific  Africa    Other    Total  Interests  Worldwide
------------------------------------------------------------------------------------------------------------------------------------
                                                                              (millions of dollars)
As of December 31, 2000
   Property (acreage) costs - Proved       $  4,686  $  2,784  $    161  $    729  $     54  $  1,187  $  9,601  $     11  $  9,612
                            - Unproved          700       236        50     1,044       641       314     2,985         3     2,988
                                           ----------------------------------------------------------------------------------------
         Total property costs              $  5,386  $  3,020  $    211  $  1,773  $    695  $  1,501  $ 12,586  $     14  $ 12,600
   Producing assets                          31,843     5,958    27,794    11,359     3,920     1,592    82,466     5,528    87,994
   Support facilities                           860       105       447       950        41       119     2,522       260     2,782
   Incomplete construction                      877       682     1,050       678     1,001       497     4,785       430     5,215
                                           ----------------------------------------------------------------------------------------
         Total capitalized costs           $ 38,966  $  9,765  $ 29,502  $ 14,760  $  5,657  $  3,709  $102,359  $  6,232  $108,591
   Accumulated depreciation and depletion    25,129     4,607    18,666     9,486     1,946     1,646    61,480     2,858    64,338
                                           ----------------------------------------------------------------------------------------
   Net capitalized costs                   $ 13,837  $  5,158  $ 10,836  $  5,274  $  3,711  $  2,063  $ 40,879  $  3,374  $ 44,253
                                           ========================================================================================
As of December 31, 1999
   Property (acreage) costs - Proved       $  4,606  $  2,952  $    207  $    931  $    105  $  1,246  $ 10,047  $     14  $ 10,061
                            - Unproved          664       214        59       926       662       254     2,779         3     2,782
                                           ----------------------------------------------------------------------------------------
   Total property costs                    $  5,270  $  3,166  $    266  $  1,857  $    767  $  1,500  $ 12,826  $     17  $ 12,843
   Producing assets                          30,708     4,499    28,669    11,526     3,161     1,281    79,844     5,294    85,138
   Support facilities                           795       115       580     1,007       767       399     3,663       145     3,808
   Incomplete construction                    1,093     2,226     1,828       651       582       182     6,562       695     7,257
                                           ----------------------------------------------------------------------------------------
         Total capitalized costs           $ 37,866  $ 10,006  $ 31,343  $ 15,041  $  5,277  $  3,362  $102,895  $  6,151  $109,046
   Accumulated depreciation and depletion    23,953     4,401    18,680     9,248     1,575     1,531    59,388     2,872    62,260
                                           ----------------------------------------------------------------------------------------
   Net capitalized costs                   $ 13,913  $  5,605  $ 12,663  $  5,793  $  3,702  $  1,831  $ 43,507  $  3,279  $ 46,786
                                           ========================================================================================


Costs incurred in property acquisitions, exploration and development activities
------------------------------------------------------------------------------------------------------------------------------------
During 2000
   Property acquisition costs - Proved     $      1  $      1  $      -  $      1  $      -  $      -  $      3  $      -  $      3
                              - Unproved         72        15         4        96         2        49       238         -       238
   Exploration costs                            219       145       187       145       272       297     1,265        23     1,288
   Development costs                          1,236       525     1,262       502       402       224     4,151       383     4,534
                                           -----------------------------------------------------------------------------------------
      Total                                $  1,528  $    686  $  1,453  $    744  $    676  $    570  $  5,657  $    406  $  6,063
                                           =========================================================================================
During 1999
   Property acquisition costs - Proved     $      -  $      -  $      1  $     18  $      -  $      -  $     19  $      -  $     19
                              - Unproved          8         5         8         -       459        70       550         -       550
   Exploration costs                            263       106       248       152       304       267     1,340        38     1,378
   Development costs                          1,263       787     1,822       576       547       408     5,403       409     5,812
                                           -----------------------------------------------------------------------------------------
      Total                                $  1,534  $    898  $  2,079  $    746  $  1,310  $    745  $  7,312  $    447  $  7,759
                                           =========================================================================================
During 1998
   Property acquisition costs - Proved     $     21  $      2  $      -  $      1  $      -  $      -  $     24  $      -  $     24
                              - Unproved        100         9        13         4        87        78       291         -       291
   Exploration costs                            409        79       392       258       329       380     1,847       127     1,974
   Development costs                          1,469       731     2,596       757       584       286     6,423       663     7,086
                                           -----------------------------------------------------------------------------------------
      Total                                $  1,999  $    821  $  3,001  $  1,020  $  1,000  $    744  $  8,585  $    790  $  9,375
                                           =========================================================================================



B31

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

OIL AND GAS RESERVES

The following information describes changes during the years and balances of proved oil and gas reserves at year-end 1998, 1999 and 2000.

         The definitions used are in accordance with applicable Securities and Exchange Commission regulations.

         Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

         Proved reserves include 100 percent of each majority owned affiliate's participation in proved reserves and ExxonMobil's ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

                                                                    Consolidated Subsidiaries
                                               ---------------------------------------------------------------
                                                                                                                   Non-
                                                                                                                 Consoli-
                                               United                                                             dated      Total
Crude Oil and Natural Gas Liquids              States    Canada   Europe  Asia-Pacific  Africa  Other    Total  Interests  Worldwide
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 (millions of barrels)
Net proved developed and undeveloped reserves
   January 1, 1998                              2,916    1,228     1,875       838      1,341     241     8,439     1,840    10,279
      Revisions                                    73      (23)       13        41        230      11       345       117       462
      Purchases                                     -        -         -         -          -       -         -         -         -
      Sales                                        (5)      (5)        -         -          -       -       (10)       (3)      (13)
      Improved recovery                            17        9        21         -          1       -        48        85       133
      Extensions and discoveries                   37       43        27        24        358     474       963        23       986
      Production                                 (234)     (98)     (228)     (117)      (109)    (16)     (802)      (92)     (894)
                                                -----------------------------------------------------------------------------------

   December 31, 1998                            2,804    1,154     1,708       786      1,821     710     8,983     1,970    10,953
      Revisions                                    96       19        96        23        128       6       368        25       393
      Purchases                                     -        -         -         -          -       -         -         -         -
      Sales                                        (3)       -         -         -          -       -        (3)       (9)      (12)
      Improved recovery                             7        1        15         -          3       -        26        72        98
      Extensions and discoveries                   58      277       174        18        191       2       720         -       720
      Production                                 (213)     (96)     (232)     (112)      (119)    (18)     (790)     (102)     (892)
                                                -----------------------------------------------------------------------------------

   December 31, 1999                            2,749    1,355     1,761       715      2,024     700     9,304     1,956    11,260
      Revisions                                   410        9        25        29         50      24       547        33       580
      Purchases                                     -        -         -         -          -       -         -         -         -
      Sales                                        (1)      (5)        -         -          -       -        (6)        -        (6)
      Improved recovery                            40       34        20         -          3       -        97        26       123
      Extensions and discoveries                    8       33         5        39        425       4       514         3       517
      Production                                 (220)     (96)     (253)      (93)      (118)    (26)     (806)     (107)     (913)
                                                -----------------------------------------------------------------------------------

   December 31, 2000                            2,986    1,330     1,558       690      2,384     702     9,650     1,911    11,561

   Developed reserves, included above
      At December 31, 1998                      2,470      594       884       673      1,032      57     5,710     1,383     7,093
      At December 31, 1999                      2,383      608     1,086       615      1,048     186     5,926     1,333     7,259
      At December 31, 2000                      2,661      630       978       504        989     245     6,007     1,331     7,338


B32

         Net proved developed reserves are those volumes which are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes which are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

         Reserves attributable to certain oil and gas discoveries were not considered proved as of year-end 2000 due to geological, technological or economic uncertainties and therefore are not included in the tabulation.

         Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil's oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported on page B36 due to volumes consumed or flared and inventory changes. Such quantities amounted to approximately 242 billion cubic feet in 1998, 391 billion cubic feet in 1999 and 392 billion cubic feet in 2000.

                                                                    Consolidated Subsidiaries
                                               --------------------------------------------------------------
                                                                                                                 Non-
                                                                                                               Consoli-
                                                United                                                          idated     Total
Natural Gas                                     States  Canada   Europe  Asia-Pacific  Africa  Other   Total  Interests  Worldwide
----------------------------------------------------------------------------------------------------------------------------------
                                                                                (billions of cubic feet)
Net proved developed and undeveloped reserves
   January 1, 1998                             13,481    3,352    11,747    10,311        2     504    39,397    19,688    59,085
      Revisions                                   643      (87)      456       245        -      99     1,356       184     1,540
      Purchases                                     -       10         -         -        -       -        10         -        10
      Sales                                       (52)     (47)      (10)       (4)       -       -      (113)      (34)     (147)
      Improved recovery                             3       57        20         -        -       -        80        34       114
      Extensions and discoveries                  195      503       191       362      111      60     1,422        99     1,521
      Production                               (1,213)    (299)   (1,003)     (916)       -     (48)   (3,479)     (638)   (4,117)
                                               ----------------------------------------------------------------------------------
   December 31, 1998                           13,057    3,489    11,401     9,998      113     615    38,673    19,333    58,006
      Revisions                                   781       31       680       131        -      42     1,665       142     1,807
      Purchases                                     -        -         -         -        -       -         -         -         -
      Sales                                       (18)      (1)        -         -        -       -       (19)        -       (19)
      Improved recovery                             2       14       105         -        -       -       121       161       282
      Extensions and discoveries                  305      207       192        44       58       6       812        61       873
      Production                               (1,126)    (353)   (1,150)     (815)       -     (55)   (3,499)     (654)   (4,153)
                                               ----------------------------------------------------------------------------------
   December 31, 1999                           13,001    3,387    11,228     9,358      171     608    37,753    19,043    56,796
      Revisions                                   987       69       970      (113)     147      62     2,122        85     2,207
      Purchases                                     -       10         -         -        -       -        10         -        10
      Sales                                        (3)      (5)        -         -        -       -        (8)        -        (8)
      Improved recovery                            22       24        46         -        -      24       116        50       166
      Extensions and discoveries                  195      430        96        11       70      26       828        45       873
      Production                               (1,157)    (399)   (1,170)     (710)     (13)    (53)   (3,502)     (676)   (4,178)
                                               ----------------------------------------------------------------------------------
   December 31, 2000                           13,045    3,516    11,170     8,546      375     667    37,319    18,547    55,866

   Developed reserves, included above
      At December 31, 1998                     10,690    2,254     7,939     6,871        2     389    28,145     7,967    36,112
      At December 31, 1999                     10,820    2,475     7,764     6,471        2     426    27,958     8,643    36,601
      At December 31, 2000                     10,956    2,850     8,222     6,300      125     477    28,930     9,087    38,017

================================================================================

INFORMATION ON CANADIAN TAR SANDS PROVEN RESERVES NOT INCLUDED ABOVE

In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven tar sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total Upstream operations. However, U.S. Securities and Exchange Commission regulations define these reserves as mining related and not a part of conventional oil and gas reserves.

         The tar sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is found on page B34.

Tar Sands Reserves                    Canada
---------------------------------------------
                        (millions of barrels)
At December 31, 1998                     597
At December 31, 1999                     577
At December 31, 2000                     610


                                                                             B33

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

STANDARDIZED MEASURE OF DISCOUNTED FUTURE CASH FLOWS

As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The corporation believes the standardized measure is not meaningful and may be misleading.

                                                            Consolidated Subsidiaries
                                      --------------------------------------------------------------------
                                                                                                              Non-
                                       United                                                             Consolidated   Total
                                       States     Canada    Europe Asia-Pacific  Africa    Other    Total   Interests  Worldwide
--------------------------------------------------------------------------------------------------------------------------------
                                                                     (millions of dollars)
As of December 31, 1998
   Future cash inflows from sales of
   oil and gas                         $ 45,618  $ 13,255  $ 42,408  $ 21,640  $ 16,889  $  6,539  $146,349  $ 62,642  $208,991
   Future production costs               18,946     4,567    14,926     8,679     6,298     2,530    55,946    28,343    84,289
   Future development costs               4,066     2,012     5,668     3,490     4,141       975    20,352     3,393    23,745
   Future income tax expenses             7,359     2,411     8,290     2,725     2,585       667    24,037    11,734    35,771
                                       -----------------------------------------------------------------------------------------
   Future net cash flows               $ 15,247  $  4,265  $ 13,524  $  6,746  $  3,865  $  2,367  $ 46,014  $ 19,172  $ 65,186
   Effect of discounting net cash
   flows at 10%                           7,395     2,011     4,951     3,060     2,058     1,541    21,016    12,207    33,223
                                       -----------------------------------------------------------------------------------------
   Discounted future net cash flows    $  7,852  $  2,254  $  8,573  $  3,686  $  1,807  $    826  $ 24,998  $  6,965  $ 31,963
                                       =========================================================================================
As of December 31, 1999
   Future cash inflows from sales of
   oil and gas                         $ 82,674  $ 29,360  $ 64,192  $ 34,771  $ 49,247  $ 13,780  $274,024  $ 94,767  $368,791
   Future production costs               21,219     6,618    13,660     9,754    11,784     2,548    65,583    33,006    98,589
   Future development costs               4,131     2,116     4,904     3,516     4,779       605    20,051     3,104    23,155
   Future income tax expenses            20,103     8,096    23,396     7,680    20,405     2,493    82,173    26,573   108,746
                                       -----------------------------------------------------------------------------------------
   Future net cash flows               $ 37,221  $ 12,530  $ 22,232  $ 13,821  $ 12,279  $  8,134  $106,217  $ 32,084  $138,301
   Effect of discounting net cash
   flows at 10%                          20,139     5,884     7,351     5,918     6,275     4,694    50,261    19,473    69,734
                                       -----------------------------------------------------------------------------------------
   Discounted future net cash flows    $ 17,082  $  6,646  $ 14,881  $  7,903  $  6,004  $  3,440  $ 55,956  $ 12,611  $ 68,567
                                       =========================================================================================
As of December 31, 2000
   Future cash inflows from sales of
   oil and gas                         $177,178  $ 41,275  $ 70,208  $ 34,658  $ 52,651  $ 10,317  $386,287  $ 93,597  $479,884
   Future production costs               26,417     7,857    15,979     9,977    10,953     3,467    74,650    38,011   112,661
   Future development costs               3,977     2,806     5,552     3,405     7,516       798    24,054     3,901    27,955
   Future income tax expenses            55,192    12,731    26,078     7,382    18,949     1,830   122,162    21,333   143,495
                                       -----------------------------------------------------------------------------------------
   Future net cash flows               $ 91,592  $ 17,881  $ 22,599  $ 13,894  $ 15,233  $  4,222  $165,421  $ 30,352  $195,773
   Effect of discounting net cash
   flows at 10%                          48,876     6,795     7,779     5,638     8,158     2,450    79,696    18,825    98,521
                                       -----------------------------------------------------------------------------------------
   Discounted future net cash flows    $ 42,716  $ 11,086  $ 14,820  $  8,256  $  7,075  $  1,772  $ 85,725  $ 11,527  $ 97,252
                                       =========================================================================================

CHANGE IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

Consolidated Subsidiaries                                      2000      1999      1998
-----------------------------------------------------------------------------------------
                                                                 (millions of dollars)
Value of reserves added during the year due to
   extensions, discoveries, improved recovery
   and net purchases less related costs                     $  6,029   $  4,245   $  1,329
Changes in value of previous-year reserves due to:
   Sales and transfers of oil and gas produced during
   the year, net of production (lifting) costs               (24,498)   (13,395)   (10,300)
   Development costs incurred during the year                  4,194      5,313      6,104
   Net change in prices, lifting and development costs        44,702     59,466    (34,611)
   Revisions of previous reserves estimates                   12,537      3,106      1,281
   Accretion of discount                                       7,694      3,056      5,865
Net change in income taxes                                   (20,889)   (30,833)    15,989
                                                            ------------------------------
         Total change in the standardized measure
         during the year                                    $ 29,769   $ 30,958   $(14,343)
                                                            ==============================


B34

QUARTERLY INFORMATION
                                                     2000                                         1999
                                   -----------------------------------------------------------------------------------------
                                    First   Second   Third    Fourth            First    Second   Third    Fourth
                                    Quarter Quarter  Quarter  Quarter    Year   Quarter  Quarter  Quarter  Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
Volumes
Production of crude oil                                                    (thousands of barrels daily)
   and natural gas liquids           2,602    2,514    2,497    2,600    2,553    2,540    2,473    2,477    2,579    2,517
Refinery throughput                  5,528    5,572    5,736    5,732    5,642    6,068    5,950    5,899    5,991    5,977
Petroleum product sales              7,796    8,035    8,069    8,068    7,993    8,974    8,842    8,879    8,857    8,887

Natural gas production                                                     (millions of cubic feet daily)
   available for sale               12,146    9,247    8,735   11,252   10,343   11,516    9,178    8,700   11,851   10,308

                                                                             (thousands of metric tons)
Chemical prime product sales         6,519    6,596    6,038    6,484   25,637    6,076    6,262    6,288    6,657   25,283

Summarized financial data
Sales and other operating                                                  (millions of dollars)
   revenue                         $53,273   54,936   57,497   62,733  228,439  $37,982   42,458   48,415   53,674  182,529
Gross profit*                      $21,896   22,201   23,620   25,506   93,223  $17,850   19,229   20,379   22,950   80,408
Net income before
   extraordinary item              $ 3,025    4,000    4,060    4,905   15,990  $ 1,484    1,954    2,188    2,284    7,910
Extraordinary gain from
   required asset divestitures     $   455      530      430      315    1,730        -        -        -        -        -
Net income                         $ 3,480    4,530    4,490    5,220   17,720  $ 1,484    1,954    2,188    2,284    7,910

Per share data
Net income per common share                                                    (dollars per share)
   before extraordinary item       $  0.87     1.15     1.17     1.41     4.60  $  0.42     0.57     0.63     0.66     2.28
Extraordinary gain from
   required asset divestitures     $  0.13     0.15     0.12     0.10     0.50  $     -        -        -        -        -
Net income per common share        $  1.00     1.30     1.29     1.51     5.10  $  0.42     0.57     0.63     0.66     2.28
Net income per common share
         - assuming dilution       $  0.99     1.28     1.28     1.49     5.04  $  0.42     0.56     0.62     0.65     2.25
Dividends per common share         $0.4400   0.4400   0.4400   0.4400   1.7600  $0.4165   0.4165   0.4165   0.4375   1.6870

Common stock prices
   High                            $86.313   84.750   90.750   95.438   95.438  $76.375   87.250   83.000   86.563   87.250
   Low                             $69.875   75.000   75.125   84.063   69.875  $64.313   69.438   72.125   70.063   64.313

 * Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

The price range of ExxonMobil Common Stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil Common Stock is traded. The principal market where ExxonMobil Common Stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States. Through December 1, 1999, the Common Stock traded under the name of Exxon Corporation (XON).

         There were 718,881 registered shareholders of ExxonMobil common stock at December 31, 2000. At January 31, 2001, the registered shareholders of ExxonMobil common stock numbered 715,020.

         On January 31, 2001, the corporation declared a $0.44 dividend per common share, payable March 9, 2001.

                                                                             B35

OPERATING SUMMARY

                                                      2000       1999       1998      1997
--------------------------------------------------------------------------------------------
                                                          (thousands of barrels daily)
Production of crude oil and natural gas liquids
   Net production
      United States                                    733        729        745        803
      Canada                                           304        315        322        287
      Europe                                           704        650        635        641
      Asia-Pacific                                     253        307        322        347
      Africa                                           323        326        301        294
      Other Non-U.S                                    236        190        177        155
                                                    ---------------------------------------
   Worldwide                                         2,553      2,517      2,502      2,527
                                                    =======================================
                                                         (millions of cubic feet daily)
Natural gas production available for sale
   Net production
      United States                                  2,856      2,871      3,140      3,223
      Canada                                           844        683        667        600
      Europe                                         4,463      4,438      4,245      4,283
      Asia-Pacific                                   1,755      2,027      2,352      2,632
      Other Non-U.S                                    425        289        213        156
                                                    ---------------------------------------
   Worldwide                                        10,343     10,308     10,617     10,894
                                                    =======================================
                                                        (thousands of barrels daily)
Refinery throughput
      United States                                  1,862      1,930      1,919      2,026
      Canada                                           451        441        445        448
      Europe                                         1,578      1,782      1,888      1,899
      Asia-Pacific                                   1,462      1,537      1,554      1,559
      Other Non-U.S                                    289        287        287        302
                                                    ---------------------------------------
   Worldwide                                         5,642      5,977      6,093      6,234
                                                    =======================================
Petroleum product sales
      United States                                  2,669      2,918      2,804      2,777
      Canada                                           577        587        579        574
      Europe                                         2,129      2,597      2,646      2,609
      Asia-Pacific and other Eastern Hemisphere      2,090      2,223      2,266      2,249
      Latin America                                    528        562        578        564
                                                    ---------------------------------------
   Worldwide                                         7,993      8,887      8,873      8,773
                                                    =======================================
   Gasoline, naphthas                                3,122      3,428      3,417      3,317
   Heating oils, kerosene, diesel oils               2,373      2,658      2,689      2,725
   Aviation fuels                                      749        813        774        753
   Heavy fuels                                         694        706        765        744
   Specialty petroleum products                      1,055      1,282      1,228      1,234
                                                    ---------------------------------------
   Worldwide                                         7,993      8,887      8,873      8,773
                                                    =======================================
                                                            (thousands of metric tons)
Chemical prime product sales                        25,637     25,283     23,628     23,838
                                                    =======================================
                                                            (millions of metric tons)
Coal production                                         17         17         15         15
                                                    =======================================
                                                            (thousands of metric tons)
Copper production                                      254        248        216        205
                                                    =======================================

Operating statistics include 100 percent of operations of majority owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil's ownership percentage, and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.


B36

[LOGO]                  PRINTED ON RECYCLED PAPER                       3300-ps-0401


EXXONMOBIL                                                                                                       2001 ANNUAL MEETING
                                                                                                                    ADMISSION TICKET
c/o EquiServe                                                                      This ticket will admit shareholder and one guest.
P.O. Box 9398
Boston, MA 02205-9398


ANNUAL MEETING OF SHAREHOLDERS

TIME:        Wednesday, May 30, 2001, 9:30 A.M. (PLEASE NOTE EARLIER START TIME)
PLACE:       Morton H. Meyerson Symphony Center
             Dallas, Texas (MAP ON BACK)
AUDIOCAST:   Live on the Internet at www.exxonmobil.com. Instructions
             on the Web site one week prior to the event.


------------------------------------------------------------------------------------------------------------------------------------
                                                 ---------------------------------
                                                   VOTE BY TELEPHONE OR INTERNET
                                                            QUICK  EASY
                                                 ---------------------------------

VOTE BY PHONE       Call toll-free on a touch-tone phone 1-877-779-8683 anytime.

VOTE BY INTERNET:   The Web address is WWW.EPROXYVOTE.COM/XOM
                    IF YOU VOTE BY PHONE OR INTERNET, YOU WILL BE ASKED TO ENTER YOUR 14-DIGIT CONTROL
                    NUMBER LOCATED ABOVE YOUR NAME ON THE PROXY CARD.

VOTE BY CARD:       Complete, sign, date, and return your proxy card in the enclosed envelope.
                    Check the box below to discontinue duplicate summary annual report mailings.

     To access the Summary Annual Report and Proxy Statement on the Internet, visit our Web site at
                                     WWW.EXXONMOBIL.COM

                        IF YOU VOTE BY PHONE OR INTERNET -- DO NOT MAIL THE PROXY CARD
                                          DETACH CARD BEFORE MAILING
------------------------------------------------------------------------------------------------------------------------------------

       PLEASE MARK
   [X] VOTES AS IN
       THIS EXAMPLE.

   THE BOARD OF DIRECTORS RECOMMENDS
       A VOTE FOR ITEMS 1 AND 2.                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 THROUGH 10.
------------------------------------------------------------------------------------------------------------------------------------
                       FOR ALL WITHHELD FROM ALL                 FOR AGAINST ABSTAIN                             FOR AGAINST ABSTAIN
1. ELECTION OF                                    3. GOVERNMENT  [ ]   [ ]     [ ]    7. EXECUTIVE PAY AND       [ ]   [ ]     [ ]
   DIRECTORS (PAGE 3).   [ ]         [ ]             SERVICE                             DOWNSIZING (PAGE 33).
                                                     (PAGE 27).
                                                                                      8. EXECUTIVE COMPENSATION  [ ]   [ ]     [ ]
                                                  4. TWO DIRECTOR                        FACTORS (PAGE 35).
                                                     NOMINEES
                                                     (PAGE 28).  [ ]   [ ]     [ ]    9. ADDITIONAL REPORT ON
                                                                                         ANWR DRILLING (PAGE 37).[ ]   [ ]     [ ]
   For all nominees except as noted above         5. POLICY ON
------------------------------------------------     BOARD                           10. RENEWABLE ENERGY
                                                     DIVERSITY                           SOURCES (PAGE 39).      [ ]   [ ]     [ ]
2. RATIFICATION                                      (PAGE 30).  [ ]   [ ]     [ ]
   OF INDEPENDENT       FOR AGAINST ABSTAIN
   AUDITORS (PAGE 26).  [ ]   [ ]     [ ]         6. AMENDMENT
                                                     OF EEO
                                                     POLICY
                                                     (PAGE 31).  [ ]   [ ]     [ ]
------------------------------------------------------------------------------------------------------------------------------------

                                                                                     I HAVE MADE COMMENTS ON THIS CARD OR AN
                                                                                     ATTACHMENT. THIS BOX MUST BE MARKED FOR
                                                                                     COMMENTS TO BE READ.                      [ ]

                                                                                     DISCONTINUE DUPLICATE SUMMARY ANNUAL
                                                                                     REPORT                                    [ ]
                                                                                   -------------------------------------------------

                                                                                     THIS CARD COVERS REGISTERED SHARED INCLUDING
                                                                                     ANY SHAREHOLDER INVESTMENT PROGRAM SHARES.



Signature:_____________________________ Date:_____________ 2001      Signature:_____________________________ Date:_____________ 2001
   NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.


                                                  EXXONMOBIL 2001 ANNUAL MEETING
                                                MORTON H. MEYERSON SYMPHONY CENTER
                                                         2301 FLORA STREET
                                                        DALLAS, TEXAS 75201


                                                               [MAP]


              Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.



------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   PROXY
EXXONMOBIL                                                                                           SOLICITED BY BOARD OF DIRECTORS

c/o Proxy Services                                                                                     ANNUAL MEETING, MAY 30, 2001
P.O. Box 9157                                                                                                DALLAS, TEXAS
Boston, MA 02205-9157


The undersigned hereby appoints J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and L.R. Raymond, or each or any of them, with power of substitution, proxies for the undersigned to act and vote shares of common stock of the undersigned at the
2001 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

              Election of Directors(1)
              NOMINEES:
              (01) M.J. Boskin            (05) C.A. Heimbold, Jr.    (09) R.C. King          (13) L.R. Raymond
              (02) R. Dahan               (06) J.R. Houghton         (10) P.E. Lippincott    (14) E.A. Renna
              (03) W.T. Esrey             (07) W.R. Howell           (11) H.J. Longwell      (15) W.V. Shipley
              (04) D.V. Fites             (08) H.L. Kaplan           (12) M.C. Nelson

This proxy covers shares of common stock registered in the name of the undersigned and shares held in the name of the undersigned in the ExxonMobil Shareholder Investment Program.

IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE (a) FOR THE ELECTION OF THE DIRECTOR NOMINEES AND (b) IN ACCORDANCE WITH
THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE.

(1) See item 1 on reverse side. The numbers in front of the nominees' names are provided to assist in telephone and Internet
voting.                                                                                                                       (OVER)
------------------------------------------------------------------------------------------------------------------------------------
